Exhibit 99.1

TABLE OF CONTENTS

COMMUNITY HEALTH SYSTEMS, INC.

Year ended December 31, 2013

		Page
	PART I

Item 1.	Business	1

	PART II

Item 6.	Selected Financial Data	23
Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	24
Item 8.	Financial Statements and Supplementary Data	48

	PART III

	PART IV

Item 15.	Exhibits and Financial Statement Schedules	106

Explanatory Note: During the six months ended June 30, 2014, we made the decision to sell several of our smaller hospitals and entered into a definitive agreement to sell one additional hospital. As a result, the information related to these hospitals contained in this Part I, Item 1 and the other Items in our Annual Report on Form 10-K for the year ended December 31, 2013 (the “2013 Form 10-K”) included in this Exhibit 99.1 has been updated, where applicable, to present the operating results and statistical information with respect to those hospitals in discontinued operations, and the related assets and liabilities classified as being held for sale, for all periods presented. Other than as required to reflect the discontinued operations changes described above, the Items from the 2013 10-K included in this Exhibit 99.1 have not been modified or updated to reflect any developments, activities, events, trends or risks related to the Company subsequent to the filing of the 2013 Form 10-K.

The Items from the 2013 Form 10-K included in this Exhibit 99.1 contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All statements in this Exhibit 99.1, other than statements of historical fact, were and are forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our results and performance to be materially different from any results or performance expressed or implied by these forward-looking statements, including, but not limited to, the risk factors included in Part 1, Item 1A of the 2013 Form 10-K. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

PART I

Item 1. Business of Community Health Systems, Inc.

Overview of Our Company

We are one of the largest publicly-traded operators of hospitals in the United States in terms of number of facilities and net operating revenues. We were originally founded in 1986 and were reincorporated in 1996 as a Delaware corporation. We provide healthcare services through the hospitals that we own and operate in non-urban and selected urban markets throughout the United States. As of December 31, 2013, we owned or leased 129 hospitals, included in continuing operations, comprised of 125 general acute care hospitals and four stand-alone rehabilitation or psychiatric hospitals. These hospitals are geographically diversified across 28 states, with an aggregate of 19,632 licensed beds. We generate revenues by providing a broad range of general and specialized hospital healthcare services and other outpatient services to patients in the communities in which we are located. Services provided through our hospitals and affiliated businesses include general acute care, emergency room, general and specialty surgery, critical care, internal medicine, obstetrics, diagnostic, psychiatric and rehabilitation services. We also provide additional outpatient services at urgent care centers, occupational medicine clinics, imaging centers, cancer centers, ambulatory surgery centers and home health and hospice agencies. An integral part of providing these services is our relationship and network of affiliated physicians at our hospitals and affiliated businesses. As of December 31, 2013, we employed approximately 2,500 physicians and an additional 650 licensed healthcare practitioners. Through our management and operation of these businesses, we provide standardization and centralization of operations across key business areas; strategic assistance to expand and improve services and facilities; implementation of patient safety and quality of care improvement programs and assistance in the recruitment of additional physicians and licensed healthcare practitioners to the markets in which our hospitals are located. In a number of our markets, we have partnered with local physicians or not-for-profit providers, or both, in the ownership of our facilities. In addition to our hospitals and related businesses, we also owned and operated 63 licensed home care agencies and 28 licensed hospice agencies as of December 31, 2013, located primarily in markets where we also operate a hospital. Also, through our wholly-owned subsidiary, Quorum Health Resources, LLC, or QHR, we provide management and consulting services to non-affiliated general acute care hospitals located throughout the United States. For the hospitals and home care agencies that we own and operate, we are paid for our services by governmental agencies, private insurers and directly by the patients we serve. For our management and consulting services, we are paid by the non-affiliated hospitals utilizing our services. The financial information for our reportable operating segments is presented in Note 14 of the Notes to our Consolidated Financial Statements included under Item 8 of this Report.

Our strategy has also included growth by acquisition. We generally target hospitals in growing, non-urban and selected urban healthcare markets for acquisition because of their favorable demographic and economic trends and competitive conditions. Because non-urban and suburban service areas have smaller populations, there are generally fewer hospitals and other healthcare service providers in these communities and generally a lower level of managed care presence in these markets. We believe that smaller populations support less direct competition for hospital-based services and these communities generally view the local hospital as an integral part of the community. We believe opportunities exist for skilled, disciplined operators in selected urban markets to create networks between urban hospitals and non-urban hospitals while improving physician alignment in those markets and making it more attractive to managed care. In recent years, our acquisition strategy has also included acquiring selective physician practices and physician-owned ancillary service providers. Such acquisitions are executed in markets where we already have a hospital presence and provide an opportunity to increase the number of affiliated physicians or expand the range of specialized healthcare services provided by our hospitals.

Throughout this Form 10-K, we refer to Community Health Systems, Inc., or the Parent Company, and its consolidated subsidiaries in a simplified manner and on a collective basis, using words like “we,” “our,” “us” and the “Company.” This drafting style is suggested by the Securities and Exchange Commission, or SEC, and is not meant to indicate that the publicly-traded Parent Company or any other subsidiary of the Parent Company owns or operates any asset, business or property. The hospitals, operations and businesses described in this filing are owned and operated, and management services provided, by distinct and indirect subsidiaries of Community Health Systems, Inc.

On January 27, 2014, we completed the previously announced acquisition of Health Management Associates, Inc., or HMA, for approximately $7.6 billion, including the assumption of approximately $3.7 billion of indebtedness, which is referred to in this report as the HMA merger. The discussion in this report relates to a period prior to the HMA merger and, except as otherwise noted, does not give effect to it. After the HMA merger, we will operate 206 facilities in 29 states.

Available Information

Our website address is www.chs.net and the investor relations section of our website is located at www.chs.net/investor/index.html. We make available free of charge, through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K as well as amendments to those reports, as soon as reasonably practical after they are filed with the SEC. Our filings are also available to the public at the website maintained by the SEC, www.sec.gov.

We also make available free of charge, through the investor relations section of our website, our Governance Principles, our Code of Conduct and the charters of our Audit and Compliance Committee, Compensation Committee and Governance and Nominating Committee.

We have included the Chief Executive Officer and the Chief Financial Officer certifications regarding the public disclosure required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 as Exhibits 31.1, 31.2, 32.1 and 32.2 of this report.

Our Business Strategy

Our objective is to increase shareholder value by providing high-quality patient care using cost effective and efficient operations while pursuing selective growth opportunities. The key elements of our business strategy to achieve this objective are to:

•	increase revenue at our facilities,

•	improve profitability,

•	improve patient safety and quality of care and

•	grow through selective acquisitions.

Increase Revenue at Our Facilities

Overview. We seek to increase revenue at our facilities by providing a broader range of services in a more attractive care setting, as well as by supporting, recruiting and employing physicians. We identify the healthcare needs of the community by analyzing demographic data and patient referral trends. We also work with local hospital boards, management teams and medical staffs to determine the number and type of additional physician specialties needed. Our initiatives to increase revenue include:

•	recruiting and/or employing additional primary care physicians and specialists,

•	expanding the breadth of services offered at our hospitals and in the communities in which we operate through targeted capital expenditures and physician alignment to support the addition of more complex services, including orthopedics, cardiovascular services and urology,

•	providing the capital to invest in technology and the physical plant at our facilities, particularly in our emergency rooms, surgery departments, critical care departments and diagnostic services and

•	executing select managed care contracts through a centrally managed review process.

Physician Recruiting. The primary method of adding or expanding medical services is the recruitment of new physicians into the community. A core group of primary care physicians is necessary as an initial contact point for all local healthcare. The addition of specialists who offer services, including general surgery, obstetrics and gynecology, cardiovascular services, orthopedics and urology, completes the full range of medical and surgical services required to meet a community’s core healthcare needs. At the time we acquire a hospital and from time to time thereafter, we identify the healthcare needs of the community by analyzing demographic data and patient referral trends. As a result of this analysis, we are able to determine what we believe to be the optimum mix of primary care physicians and specialists. We employ recruiters at the corporate level to support the local hospital managers in their recruitment efforts. Additionally, in response to the recent trend in physicians seeking employment, we have begun employing more physicians, including, in many instances, acquiring physician practices. We have increased the number of physicians affiliated with us through our recruiting and employment efforts, net of turnover, by approximately 1,030 in 2013, 1,147 in 2012 and 869 in 2011. The percentage of recruited or other physicians commencing practice with us that were specialists was over 50% in 2013. However, most of the physicians in our communities remain in private practice and are not our employees. We believe we have been successful in recruiting physicians because of the practice opportunities afforded physicians in our markets, as well as lower managed care penetration as compared to larger urban areas.

Expansion of Services and Capital Investment. In an effort to better meet the healthcare needs of the communities we serve and to capture a greater portion of the healthcare spending in our markets, we have added a broad range of services to our facilities and, in certain markets, acquired physician practices to broaden our service offerings. These services range from various types of diagnostic equipment capabilities to additional and renovated emergency rooms, surgical and critical care suites and specialty services. For example, we spent approximately $166.1 million on 44 major construction projects that were completed in 2013. The 2013 projects included new emergency rooms, cardiac catheterization laboratories, cancer centers, hospital additions and surgical suites. These projects improved various diagnostic and other inpatient and outpatient service capabilities. We believe that appropriate capital investments in our facilities, combined with the development of our service capabilities, will reduce the migration of patients to competing providers while providing an attractive return on investment. We also employ a small group of clinical consultants at our corporate headquarters to assist the hospitals in their development of surgery, emergency, critical care, cardiovascular and hospitalist services. In addition to spending capital on expanding services at our existing hospitals, we also build replacement facilities in certain markets to better meet the healthcare needs in those communities. In 2013, we spent $61.3 million on construction projects related to the York and Birmingham replacement hospitals discussed below. In 2012, we spent $96.0 million on construction projects related to three replacement hospitals that we were required to build pursuant to either a hospital purchase agreement or an amendment to a lease agreement. All three of these hospitals were completed and opened in 2012. As part of an acquisition in 2012, we agreed to build a replacement hospital in York, Pennsylvania by July 2017. In addition, in September 2010, we received approval of our request for a certificate of need, or CON, from the Alabama Certificate of Need Review Board. This CON was challenged in the Alabama state circuit and appellate courts, but the CON was upheld by the Supreme Court of Alabama in May 2013, eliminating any further appeals. We expect to complete the replacement hospital in Birmingham by the end of 2015. The total cost of these remaining two replacement hospitals is estimated to be $380.0 million.

Managed Care Strategy. Managed care has seen growth across the U.S. as health plans expand service areas and membership in an attempt to control rising medical costs. As we service primarily non-urban markets, we do not have significant relationships with individual managed care organizations, including Medicare Advantage. We have responded with a proactive and carefully considered strategy developed specifically for each of our facilities. Our experienced corporate managed care department reviews and approves all managed care contracts, which are organized and monitored using a central database. The primary mission of this department is to select and evaluate appropriate managed care opportunities, manage existing reimbursement arrangements and negotiate increases. Generally, we do not intend to enter into capitated or risk sharing contracts. However, some purchased hospitals have risk sharing contracts at the time we acquire them. We seek to discontinue these contracts to eliminate risk retention related to payment for patient care. We do not believe that we have, at the present time, any risk sharing contracts that would have a material impact on our results of operations.

Improve Profitability

Overview. To improve efficiencies and increase operating margins, we implement cost containment programs and adhere to operating philosophies that include:

•	standardizing and centralizing our methods of operation and management, including:

•	monitoring and enhancing productivity of our human resources,

•	capitalizing on purchasing efficiencies through the use of company-wide standardized purchasing contracts and terminating or renegotiating specified vendor contracts and

•	installing standardized management information systems, resulting in more streamlined clinical operations and more efficient billing and collection procedures; and

•	improving patient safety and optimizing resource allocation through our case and resource management program, which assists in improving clinical care and containing costs.

In addition, each of our hospital management teams is supported by our centralized operational, reimbursement, regulatory and compliance expertise, as well as by our senior management team, a seasoned group of executives with an average of over 25 years of experience in the healthcare industry.

Standardization and Centralization. Our standardization and centralization initiatives encompass nearly every aspect of our business, from developing standard policies and procedures with respect to patient accounting and physician practice management to implementing standard processes to initiate, evaluate and complete construction projects. Our standardization and centralization initiatives are a key element in improving our operating results.

•	Billing and Collections. We have adopted standard policies and procedures with respect to billing and collections. We have also automated and standardized various components of the collection cycle, including statement and collection letters and the movement of accounts through the collection cycle. Upon completion of an acquisition, our management information systems team converts the hospital’s existing information system to our standardized system. This enables us to quickly implement our business controls and cost containment initiatives.

•	Physician Support. We support our newly recruited physicians to enhance their transition into our communities. All newly recruited physicians who enter into contracts with us are required to attend a three-day introductory seminar that covers issues involved in starting up a practice. We have also implemented physician practice management seminars, webinars and other training. We host these seminars monthly.

•	Procurement and Materials Management. We have standardized and centralized our operations with respect to medical supplies, equipment and pharmaceuticals used in our hospitals. We have a participation agreement with HealthTrust Purchasing Group, L.P., or HealthTrust, a group purchasing organization, or GPO. HealthTrust contracts with certain vendors who supply a substantial portion of our medical supplies, equipment and pharmaceuticals. Our agreement with HealthTrust extends to January 2015, with automatic renewal terms of one year unless either party terminates by giving notice of non-renewal.

•	Facilities Management. We have standardized interiors, lighting and furniture programs. We have also implemented a standard process to initiate, evaluate and complete construction projects. Our corporate staff monitors all construction projects, and reviews and pays all construction project invoices. Our initiatives in this area have reduced our construction costs while maintaining the same level of quality and have shortened the time it takes us to complete these projects.

•	Other Initiatives. We have also improved margins by implementing standard programs with respect to ancillary services in areas, including emergency rooms, pharmacy, laboratory, imaging, home care, skilled nursing, centralized outpatient scheduling and health information management. We have improved quality and reduced costs associated with these services by improving contract terms and standardizing information systems. We work to identify and communicate best practices and monitor these improvements throughout the Company.

•	Internal Controls Over Financial Reporting. We have centralized many of our significant internal controls over financial reporting and standardized those other controls that are performed at our hospital locations. We continuously monitor compliance with and evaluate the effectiveness of our internal controls over financial reporting.

Case and Resource Management. The primary goal of our case management program is to ensure the delivery of safe, high quality care in an efficient and cost effective manner. The program focuses on:

•	appropriate management of length of stay consistent with national standards and benchmarks,

•	reducing unnecessary utilization,

•	discharge planning,

•	developing and implementing operational best practices and

•	compliance with all regulatory standards.

Our case management program integrates the functions of utilization review, discharge planning, assessment of medical necessity and resource management. Patients are assessed upon presentation to the hospital with ongoing reviews throughout their course of care. Industry standard criteria are utilized in patient assessments, and discharge plans are adjusted according to patient needs. Cases are monitored to prevent delays in service or unnecessary utilization of resources. When a patient is ready for discharge, a case manager works with the patient’s attending physician to evaluate and coordinate the patient’s needs for continued care in the post-acute setting. Each hospital has the support of a physician advisor to act as a liaison to the medical staff and assist with all the activities of the program.

Improve Patient Safety and Quality of Care

Each of our hospitals has a board of trustees, which includes members of the hospital’s medical staff. The board of trustees establishes policies concerning the hospital’s medical, professional, and ethical practices, monitors these practices, and is responsible for ensuring that these practices conform to legally required standards. We maintain quality assurance programs to support and monitor quality of care standards and to meet Medicare and Medicaid accreditation and regulatory requirements. Patient care evaluations and other quality of care assessment activities are reviewed and monitored continuously with comparison to regional and national benchmarks when available.

We have implemented various programs to support our hospitals in an effort to ensure continuous improvement in patient safety and the quality of care provided. We have developed high reliability/safety and quality training programs for all senior hospital management, chief nursing officers, quality directors, physicians and other clinical staff. We share information among our hospital management to implement best practices and assist in complying with regulatory requirements. We have standardized many of our processes for documenting compliance with accreditation requirements and clinical practices proven to lead to improved patient outcomes. All hospitals conduct patient, physician and staff satisfaction surveys to help identify methods of improving patient safety and the quality of care.

To ensure the experience of our emergency room patients meets our service and quality expectations, we have implemented a program to contact selected patients as a follow-up to the services they received. We verify that patients were able to obtain any prescriptions and outpatient appointments recommended at discharge. We also ensure that their symptoms have abated and that they understood the discharge instructions given at the hospital. Through this program, we placed over 1.5 million follow-up calls in 2013.

In 2011, we established a component patient safety organization, or PSO, which was listed by the U.S. Department of Health and Human Services Agency for Healthcare Research and Quality on January 11, 2012. We believe our PSO will assist us in improving patient safety at our hospitals.

Grow Through Selective Acquisitions

Acquisition Criteria. Each year we intend to acquire, on a selective basis, approximately two to four hospitals that fit our acquisition criteria. Generally, we pursue acquisition candidates that:

•	have a stable or growing population base,

•	are the sole or primary provider of acute care services in the community,

•	are located in an area with the potential for service expansion,

•	are not located in an area that is dependent upon a single employer or industry and

•	have financial performance that we believe will benefit from our management’s operating skills.

Occasionally, we have pursued acquisition opportunities outside of our specified criteria when such opportunities have had uniquely favorable characteristics. In addition, in recent years, we have been successful in acquiring multi-hospital systems in larger metropolitan areas. We believe the acquisition of certain hospitals located in select urban or other geographic regions can provide additional opportunities for increased services and leveraging of our existing presence in some regions as well as reduced costs through shared resources.

In 2011, we acquired four hospitals located in Scranton, Pennsylvania; Tunkhannock, Pennsylvania; Nanticoke, Pennsylvania and Tomball, Texas. In 2012, we acquired four hospitals located in Scranton, Pennsylvania; Peckville, Pennsylvania; Blue Island, Illinois and York, Pennsylvania and a large physician practice located in Longview, Texas. In July 2013, we announced that we, one of our wholly-owned subsidiaries, and HMA entered into an Agreement and Plan of Merger (which was subsequently amended on September 24, 2013), pursuant to which we agreed to acquire all the outstanding shares of common stock of HMA, or HMA Common Stock, for approximately $7.6 billion, including the assumption of approximately $3.7 billion of indebtedness, consisting of a combination of cash and Parent Company common stock, with each share of HMA Common Stock issued and outstanding immediately prior to the effective time of the HMA merger becoming converted into the right to receive $10.50 in cash, 0.06942 of a share of Parent Company common stock, and one contingent value right, or CVR, which would entitle the holder of each CVR to receive a cash payment of up to $1.00 per CVR, following and conditioned upon the final resolution of certain legal matters involving HMA, subject to downward adjustments relating to the amount of certain losses arising out of or relating to such legal matters. The HMA merger was completed on January 27, 2014. As of December 31, 2013, HMA, through its subsidiaries, owned or leased 71 hospitals. We believe that our access to capital, reputation for providing quality care and ability to recruit physicians makes us an attractive partner for the communities in which these hospitals are located.

Disciplined Acquisition Approach. We believe that we have been disciplined in our approach to acquisitions. We have a dedicated team of internal and external professionals who complete a thorough review of the hospital’s financial and operating performance, the demographics and service needs of the market and the physical condition of the facilities. Based on our historical experience, we then build a pro forma financial model that reflects what we believe can be accomplished under our ownership. Whether we buy or lease the existing facility or agree to construct a replacement hospital, we believe we have been disciplined in our approach to pricing. We typically begin the acquisition process by entering into a non-binding letter of intent with an acquisition candidate. After we complete business and financial due diligence and financial modeling, we decide whether or not to enter into a definitive agreement. Once an acquisition is completed, we have an organized and systematic approach to transitioning and integrating the new hospital into our system of hospitals.

Acquisition Efforts. Most of our acquisition targets are municipal or other not-for-profit hospitals. We believe that our access to capital, ability to recruit physicians and reputation for providing quality care make us an attractive partner for these communities. In addition, we have found that communities located in states where we already operate a hospital are more receptive to our acquiring their hospitals, because they are aware of our operating track record with respect to our other hospitals within the state.

At the time we acquire a hospital, we may commit to an amount of capital expenditures, such as a replacement facility, renovations, or equipment over a specified period of time. Pursuant to a hospital purchase agreement in effect as of December 31, 2013, we are required to build a replacement facility in York, Pennsylvania by July 2017. Estimated construction costs, including equipment costs, are approximately $100.0 million for this replacement facility, of which approximately $0.7 million has been incurred to date. In addition, in October 2008, after the purchase of the noncontrolling owner’s interest in our Birmingham, Alabama facility, we initiated the purchase of a site, which includes a partially constructed hospital structure, for a potential replacement for our existing Birmingham facility. In September 2010, we received approval of our request for a certificate of need from the Alabama Certificate of Need Review Board. This CON was challenged in the Alabama state circuit and appellate courts, but the CON was upheld by the Supreme Court of Alabama in May 2013, eliminating any further appeals. Our estimated construction costs, including the acquisition of the site and equipment costs, are approximately $280.0 million for the Birmingham replacement facility, of which approximately $64.2 million has been incurred to date. Under other purchase agreements in effect as of December 31, 2013, we have committed to spend $393.5 million, generally over a five to seven year period after acquisition, for costs such as capital improvements, equipment, selected leases and physician recruiting. Through December 31, 2013, we have incurred approximately $256.8 million related to these commitments.

Industry Overview

The Centers for Medicare and Medicaid Services, or CMS, reported that in 2012 total U.S. healthcare expenditures grew by 3.7% to approximately $2.8 trillion. CMS also projected total U.S. healthcare spending to grow by 3.8% in 2013 and by an average of 5.8% annually from 2012 through 2022. By these estimates, healthcare expenditures will account for approximately $5.0 trillion, or 19.9% of the total U.S. gross domestic product, by 2022. Expected growth for 2014 is 6.1%, as 11 million Americans are projected to gain health insurance coverage, predominantly through either Medicaid or the health insurance marketplaces.

Hospital services, the market within the healthcare industry in which we operate, is the largest single category of healthcare expenditures at 31.6% of total healthcare spending in 2012, or approximately $882.3 billion, as reported by CMS. CMS projects the hospital services category to grow by at least 4.7% per year through 2022. It expects growth in hospital healthcare spending to continue due to the aging of the U.S. population and the impact of improved economic conditions.

U.S. Hospital Industry. The U.S. hospital industry is broadly defined to include acute care, rehabilitation and psychiatric facilities that are either public (government owned and operated), not-for-profit private (religious or secular), or for-profit institutions (investor owned). According to the American Hospital Association, there are approximately 5,000 inpatient hospitals in the U.S. which are not-for-profit owned, investor owned, or state or local government owned. Of these hospitals, approximately 40% are located in non-urban communities. We believe that a majority of these hospitals are owned by not-for-profit or governmental entities. These facilities offer a broad range of healthcare services, including internal medicine, general surgery, cardiology, oncology, orthopedics, OB/GYN and emergency services. In addition, hospitals also offer other ancillary services, including psychiatric, diagnostic, rehabilitation, home care and outpatient surgery services.

Urban vs. Non-Urban Hospitals. According to the U.S. Census Bureau, 19.3% of the U.S. population lives in communities designated as non-urban. In these non-urban communities, hospitals are typically the primary source of healthcare. In many cases a single hospital is the only provider of general healthcare services in these communities.

Factors Affecting Performance. Among the many factors that can influence a hospital’s financial and operating performance are:

•	facility size and location,

•	facility ownership structure (i.e., tax-exempt or investor owned),

•	a facility’s ability to participate in group purchasing organizations and

•	facility payor mix.

Patients needing the most complex care are more often served by the larger and/or more specialized urban hospitals. We believe opportunities exist in selected urban markets to create networks between urban hospitals and non-urban hospitals in order to expand the breadth of services offered in the non-urban hospitals while improving physician alignment in those markets and making it more attractive to managed care.

Hospital Industry Trends

Demographic Trends. According to the U.S. Census Bureau, there are presently approximately 40.3 million Americans aged 65 or older in the U.S. who comprise approximately 13.0% of the total U.S. population. By the year 2030, the number of Americans aged 65 or older is expected to climb to 72.1 million, or 19.3% of the total population. Due to the increasing life expectancy of Americans, the number of people aged 85 years and older is also expected to increase from 5.8 million to 8.7 million by the year 2030. This increase in life expectancy will increase demand for healthcare services and, as importantly, the demand for innovative, more sophisticated means of delivering those services. Hospitals, as the largest category of care in the healthcare market, will be among the main beneficiaries of this increase in demand. Based on data compiled for us, the populations of the service areas where our hospitals are located grew by 3.0% from 2007 to 2012 and are expected to grow by 3.4% from 2012 to 2017. The number of people aged 65 or older in these service areas grew by 10.6% from 2007 to 2012 and is expected to grow by 15.9% from 2012 to 2017. People aged 65 or older comprised 14.3% of the total population in our service areas in 2012, yet they could comprise 16.0% of the total population in our service areas by 2017.

Consolidation. In addition to our own acquisitions in recent years, consolidation activity in the hospital industry, primarily through mergers and acquisitions involving both for-profit and not-for-profit hospital systems, is continuing. Reasons for this activity include:

•	ample supply of available capital,

•	valuation levels,

•	financial performance issues, including challenges associated with changes in reimbursement and collectability of self-pay revenue,

•	the desire to enhance the local availability of healthcare in the community,

•	the need and ability to recruit primary care physicians and specialists,

•	the need to achieve general economies of scale and to gain access to standardized and centralized functions, including favorable supply agreements and access to malpractice coverage and

•	regulatory changes.

The healthcare industry is also undergoing consolidation in anticipation of and in reaction to efforts to reform the payment system. Hospital systems are acquiring physician practices and other outpatient and sub-acute providers to position themselves for readmission, bundling and other payment restructuring. Similarly, payors are consolidating and acquiring disease management service providers in an effort to offer more competitive programs.

Trends in Payment for Healthcare Services. As discussed in more detail in the Government Regulation section, the impact of healthcare reform legislation, combined with the growing financial and economic pressures on the healthcare industry, has resulted in challenges to current and future reimbursement trends. Because of higher healthcare costs and expanded coverage for uninsured patients, the healthcare industry must face the risk that higher deductibles and co-payment requirements for insured patients will increase, resulting in the potential for greater write-offs of uncollectible amounts from those patients.

Shift to Outpatient Services. Because of the growing availability of stand-alone outpatient healthcare facilities and the increase in the services that are able to be provided at these locations, many individuals are seeking a broader range of services at outpatient facilities. This trend has contributed to an increase in outpatient services while inhibiting the growth of inpatient admissions.

Selected Operating Data

The following table sets forth operating statistics for our hospitals for each of the years presented, which are included in our continuing operations. Statistics for 2013 include a full year of operations for 129 hospitals. Statistics for 2012 include a full year of operations for 125 hospitals and partial periods for four hospitals acquired during the year. Statistics for 2011 include a full year of operations for 122 hospitals and partial periods for three hospitals acquired during the year. Statistics for hospitals which have been sold are excluded from all periods presented.

	Year Ended December 31,
	2013	2012	2011
	(Dollars in thousands)
Consolidated Data
Number of hospitals (at end of period)	129	129	125
Licensed beds (at end of period)(1)	19,632	19,786	19,147
Beds in service (at end of period)(2)	16,850	16,795	16,362
Admissions(3)	643,497	689,089	660,759
Adjusted admissions(4)	1,337,683	1,391,456	1,302,181
Patient days(5)	2,845,281	3,000,864	2,909,092
Average length of stay (days)(6)	4.4	4.4	4.4
Occupancy rate (beds in service)(7)	46.4%	49.1%	49.5%
Net operating revenues	$12,818,956	$12,832,736	$11,707,730
Net inpatient revenues as a % of operating revenues before provision for bad debt	43.2%	44.7%	46.0%
Net outpatient revenues as a % of operating revenues before provision for bad debt	55.0%	53.4%	52.0%
Net income attributable to Community Health Systems, Inc.	$141,203	$265,640	$201,948
Net income attributable to Community Health Systems, Inc. as a % of net operating revenues	1.1%	2.1%	1.7%
Liquidity Data
Adjusted EBITDA(8)	$1,743,994	$1,982,148	$1,836,370
Adjusted EBITDA as a % of net operating revenues(8)	13.6%	15.4%	15.7%
Net cash flows provided by operating activities	$1,088,719	$1,280,120	$1,261,908
Net cash flows provided by operating activities as a % of net operating revenues	8.5%	10.0%	10.8%
Net cash flows used in investing activities	$(991,268)	$(1,383,202)	$(1,195,775)
Net cash flows (used in) provided by financing activities	$(111,861)	$361,030	$(235,437)

	Year Ended December 31,
	2013	2012	Decrease
	(Dollars in thousands)
Same-Store Data(9)
Admissions(3)	639,596	689,089	(7.2)%
Adjusted admissions(4)	1,328,540	1,391,456	(4.5)%
Patient days(5)	2,830,122	3,000,864
Average length of stay (days)(6)	4.4	4.4
Occupancy rate (beds in service)(7)	46.3%	49.0%
Net operating revenues	$12,743,449	$12,747,316	—%
Income from operations	$1,064,239	$1,198,637	(11.2)%
Income from operations as a % of net operating revenues	8.4%	9.4%
Depreciation and amortization	$767,972	$713,891
Equity in earnings of unconsolidated affiliates	$42,641	$42,105

(1)	Licensed beds are the number of beds for which the appropriate state agency licenses a facility regardless of whether the beds are actually available for patient use.
(2)	Beds in service are the number of beds that are readily available for patient use.
(3)	Admissions represent the number of patients admitted for inpatient treatment.
(4)	Adjusted admissions is a general measure of combined inpatient and outpatient volume. We computed adjusted admissions by multiplying admissions by gross patient revenues and then dividing that number by gross inpatient revenues.
(5)	Patient days represent the total number of days of care provided to inpatients.
(6)	Average length of stay (days) represents the average number of days inpatients stay in our hospitals.
(7)	We calculated occupancy rate percentages by dividing the average daily number of inpatients by the weighted-average number of beds in service.
(8)	EBITDA consists of net income attributable to Community Health Systems, Inc. before interest, income taxes, depreciation and amortization. Adjusted EBITDA is EBITDA adjusted to exclude discontinued operations, impairment of long-lived assets, gain/loss from early extinguishment of debt and net income attributable to noncontrolling interests. We have from time to time sold noncontrolling interests in certain of our subsidiaries or acquired subsidiaries with existing noncontrolling interest ownership positions. We believe that it is useful to present adjusted EBITDA because it excludes the portion of EBITDA attributable to these third-party interests and clarifies for investors our portion of EBITDA generated by continuing operations. We use adjusted EBITDA as a measure of liquidity. We have included this measure because we believe it provides investors with additional information about our ability to incur and service debt and make capital expenditures. Adjusted EBITDA is the basis for a key component in the determination of our compliance with some of the covenants under our senior secured credit facility, as well as to determine the interest rate and commitment fee payable under the senior secured credit facility (although adjusted EBITDA does not include all of the adjustments described in the senior secured credit facility).

Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. The items excluded from adjusted EBITDA are significant components in understanding and evaluating financial performance and liquidity. Our calculation of adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

The following table reconciles adjusted EBITDA, as defined, to our net cash provided by operating activities as derived directly from our Consolidated Financial Statements for the years ended December 31, 2013, 2012 and 2011 (in thousands):

	Year Ended December 31,
	2013	2012	2011
Adjusted EBITDA	$1,743,994	$1,982,148	$1,836,370
Interest expense, net	(613,122)	(620,957)	(642,526)
Provision for income taxes	(103,678)	(164,026)	(141,593)
Deferred income taxes	69,284	53,407	107,032
Loss from operations of hospitals sold or held for sale	(20,613)	(12,017)	(14,739)
Depreciation and amortization of discontinued operations	11,319	11,666	14,297
Stock-based compensation expense	38,403	40,896	42,542
Government settlement and related costs	101,500	—	—
Excess tax benefit relating to stock-based compensation	(6,715)	(3,973)	(5,290)
Other non-cash expenses, net	60,839	33,251	28,716
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Patient accounts receivable	(285,437)	(204,151)	(138,332)
Supplies, prepaid expenses and other current assets	(8,453)	(99,799)	(42,858)
Accounts payable, accrued liabilities and income taxes	75,912	246,301	246,110
Other	25,486	17,374	(27,821)

Net cash provided by operating activities	$1,088,719	$1,280,120	$1,261,908

(9)	Includes acquired hospitals to the extent we operated them during comparable periods in both years.

Sources of Revenue

We receive payment for healthcare services provided by our hospitals from:

•	the federal Medicare program,

•	state Medicaid or similar programs,

•	healthcare insurance carriers, health maintenance organizations or “HMOs,” preferred provider organizations or “PPOs,” and other managed care programs and

•	patients directly.

The following table presents the approximate percentages of operating revenues, net of contractual allowances and discounts (but before provision for bad debts), by payor source for the periods indicated. The data for the years presented are not strictly comparable due to the effect that hospital acquisitions have had on these statistics.

	Year Ended December 31,
	2013	2012		2011
Medicare	24.8%	25.9	%(1)	26.7%
Medicaid	9.7	9.7		9.6
Managed Care and other third-party payors	51.9	51.4		51.7
Self-pay	13.6	13.0		12.0

Total	100.0%	100.0%		100.0%

(1)	Excludes the $84.3 million reimbursement settlement and payment update as discussed below.

As shown above, we receive a substantial portion of our revenues from the Medicare and Medicaid programs. Included in Managed Care and other third-party payors is operating revenues from insurance companies with which we have insurance provider contracts, Medicare managed care, insurance companies for which we do not have insurance provider contracts, workers’ compensation carriers and non-patient service revenue, such as rental income and cafeteria sales. In the future, we generally expect revenues received from the Medicare and Medicaid programs to increase due to the general aging of the population. In addition, as discussed below, the Reform Legislation should increase the number of insured patients, which, in turn, should reduce revenues from self-pay patients and reduce our provision for bad debts. The Reform Legislation, however, imposes significant reductions in amounts the government pays Medicare managed care plans. The trend toward increased enrollment in Medicare managed care may adversely affect our operating revenue growth. Other provisions in the Reform Legislation impose minimum medical-loss ratios and require insurers to meet specific benefit requirements. Furthermore, in the normal course of business, managed care programs, insurance companies and employers actively negotiate the amounts paid to hospitals. There can be no assurance that we will retain our existing reimbursement arrangements or that these third-party payors will not attempt to further reduce the rates they pay for our services.

Medicare is a federal program that provides medical insurance benefits to persons age 65 and over, some disabled persons, and persons with end-stage renal disease. Medicaid is a federal-state funded program, administered by the states, which provides medical benefits to individuals who are unable to afford healthcare. All of our hospitals are certified as providers of Medicare and Medicaid services. Amounts received under the Medicare and Medicaid programs are generally significantly less than a hospital’s customary charges for the services provided. Since a substantial portion of our revenue comes from patients under Medicare and Medicaid programs, our ability to operate our business successfully in the future will depend in large measure on our ability to adapt to changes in these programs.

In addition to government programs, we are paid by private payors, which include insurance companies, HMOs, PPOs, other managed care companies and employers, and by patients directly. Blue Cross payors are included in the “Managed Care and other third-party payors” line in the above table. Patients are generally not responsible for any difference between customary hospital charges and amounts paid for hospital services by Medicare and Medicaid programs, insurance companies, HMOs, PPOs and other managed care companies, but are responsible for services not covered by these programs or plans, as well as for deductibles and co-insurance obligations of their coverage. The amount of these deductibles and co-insurance obligations has increased in recent years. Collection of amounts due from individuals is typically more difficult than collection of amounts due from government or business payors. To further reduce their healthcare costs, an increasing number of insurance companies, HMOs, PPOs and other managed care companies are negotiating discounted fee structures or fixed amounts for hospital services performed, rather than paying healthcare providers the amounts billed. We negotiate discounts with managed care companies, which are typically smaller than discounts under governmental programs. If an increased number of insurance companies, HMOs, PPOs and other managed care companies succeed in negotiating discounted fee structures or fixed amounts, our results of operations may be negatively affected. For more information on the payment programs on which our revenues depend, see “Payment” on page 19.

As of December 31, 2013, Texas, Pennsylvania and Indiana represented our only areas of geographic concentration. Operating revenues, net of contractual allowances and discounts (but before the provision for bad debts), generated in Texas, as a percentage of consolidated operating revenues, were 15.0% in 2013, 14.7% in 2012 and 13.3% in 2011. Operating revenues, net of contractual allowances and discounts (but before the provision for bad debts), generated in Pennsylvania, as a percentage of consolidated operating revenues, were 13.1% in 2013, 12.7% in 2012 and 11.6% in 2011. Operating revenues, net of contractual allowances and discounts (but before the provision for bad debts), generated in Indiana, as a percentage of consolidated operating revenues, were 10.6% in 2013, 10.7% in 2012, and 10.5% in 2011.

Hospital revenues depend upon inpatient occupancy levels, the volume of outpatient procedures and the charges or negotiated payment rates for hospital services provided. Charges and payment rates for routine inpatient services vary significantly depending on the type of service performed and the geographic location of the hospital. In recent years, we have experienced a significant increase in revenue received from outpatient services. We attribute this increase to:

•	advances in technology, which have permitted us to provide more services on an outpatient basis and

•	pressure from Medicare or Medicaid programs, insurance companies and managed care plans to reduce hospital stays and to reduce costs by having services provided on an outpatient rather than on an inpatient basis.

Government Regulation

Overview. The healthcare industry is required to comply with extensive government regulation at the federal, state and local levels. Under these regulations, hospitals must meet requirements to be certified as hospitals and qualified to participate in government programs, including the Medicare and Medicaid programs. These requirements relate to the adequacy of medical care, equipment, personnel, operating policies and procedures, maintenance of adequate records, hospital use, rate-setting, compliance with building codes and environmental protection laws. There are also extensive regulations governing a hospital’s participation in these government programs. If we fail to comply with applicable laws and regulations, we can be subject to criminal penalties and civil sanctions, our hospitals can lose their licenses and we could lose our ability to participate in these government programs. In addition, government regulations may change. If that happens, we may have to make changes in our facilities, equipment, personnel and services so that our hospitals remain certified as hospitals and qualified to participate in these programs. We believe that our hospitals are in substantial compliance with current federal, state and local regulations and standards.

Hospitals are subject to periodic inspection by federal, state and local authorities to determine their compliance with applicable regulations and requirements necessary for licensing and certification. All of our hospitals are licensed under appropriate state laws and are qualified to participate in Medicare and Medicaid programs. In addition, most of our hospitals are accredited by the Joint Commission on Accreditation of Healthcare Organizations. This accreditation indicates that a hospital satisfies the applicable health and administrative standards to participate in Medicare and Medicaid programs.

Healthcare Reform. The American Recovery and Reinvestment Act of 2009, or ARRA, was signed into law on February 17, 2009, providing for a temporary increase in the federal matching assistance percentage (FMAP), a temporary increase in federal Medicaid Disproportionate Share Hospital, or DSH, allotments, subsidization of health insurance premiums (COBRA) for up to nine months, and grants and loans for infrastructure and incentive payments for providers who adopt and use health information technology. This act also provides penalties by reducing reimbursement from Medicare in the form of reductions to scheduled market basket increases beginning in federal fiscal year 2015 if eligible hospitals and professionals fail to demonstrate meaningful use of electronic health record technology.

The Patient Protection and Affordable Care Act, or PPACA, was signed into law on March 23, 2010. In addition, the Health Care and Education Affordability Reconciliation Act of 2010, or Reconciliation Act, which contains a number of amendments to PPACA, was signed into law on March 30, 2010. These two healthcare acts, referred to collectively as the Reform Legislation, include a mandate that requires substantially all U.S. citizens to maintain medical insurance coverage, which will ultimately increase the number of persons with access to health insurance in the United States. The Reform Legislation, as originally enacted, is expected to expand health insurance coverage through a combination of public program expansion and private sector health insurance reforms. We believe the expansion of private sector and Medicaid coverage will, over time, increase our reimbursement related to providing services to individuals who were previously uninsured, which should reduce our expense from uncollectible accounts receivable. The Reform Legislation also makes a number of other changes to Medicare and Medicaid, such as reductions to the Medicare annual market basket update for federal fiscal years 2010 through 2019, a productivity offset to the Medicare market basket update which began October 1, 2011, and a reduction to the Medicare and Medicaid disproportionate share payments, that could adversely impact the reimbursement received under these programs. The various provisions in the Reform Legislation that directly or indirectly affect reimbursement are scheduled to take effect over a number of years. Over time, we believe the net impact of the overall changes as a result of the Reform Legislation will have a positive effect on our net operating revenues. Other provisions of the Reform Legislation, such as requirements related to employee health insurance coverage, should increase our operating costs.

Starting in 2014, the Reform Legislation may result in an increase in the number of patients using our facilities who have health insurance coverage. The Congressional Budget Office, or CBO, anticipates that, as a result of the Reform Legislation, millions of uninsured Americans across the nation could gain coverage through health insurance exchanges and Medicaid expansion. Based on CBO projections as issued on May 14, 2013, and July 30, 2013, the incremental insurance coverage due to the Reform Legislation could result in 13 million and 25 million formerly uninsured Americans gaining coverage by the end of 2014 and 2016, respectively. The CBO projects, by the end of 2016, a 45% reduction in the number of nonelderly Americans who remain uninsured due to the effects on insurance coverage from the Reform Legislation. The 28 states in which we operate hospitals, included in continuing operations, include nine of the 10 states with the highest percentage of nonelderly uninsured people from among the state’s nonelderly population. More broadly, the 28 states in which we operate hospitals, included in continuing operations, include 25 of the 30 states with the highest percentage of nonelderly uninsured people from among the state’s nonelderly population.

We have healthcare reform outreach efforts underway in select markets. Such efforts include the expanded use of eligibility screening services, select facility designations as Certified Application Counselor Organizations, and approximately 400 volunteers and staff members trained and designated as Certified Application Counselors, or CACs. These CACs will assist people in understanding and, if appropriate, enrolling in new coverage options, including, but not limited to Qualified Health Plans, or QHPs, on the health insurance exchange or marketplace, Medicaid Expansion, the Children’s Health Insurance Program, and the Medicaid program for those eligible but not yet enrolled.

Our hospitals are well positioned to participate in the provider networks of various QHPs offering plan options on the health insurance exchanges. As of December 31, 2013, 128 of 129 of our hospitals participated in a health insurance exchange agreement, 96% of our hospitals possessed two or more contracts, 89% of our hospitals had a contract with the first or second lowest cost bronze plans (QHPs with a 60% actuarial value), and 91% of our hospitals had a contract with the first or second lowest cost silver plans (QHPs with a 70% actuarial value). Most of our exchange reimbursement arrangements reflect a slight discount to that of commercial rates.

Also included in the Reform Legislation are provisions aimed at reducing fraud, waste and abuse in the healthcare industry. These provisions allocate significant additional resources to federal enforcement agencies and expand the use of private contractors to recover potentially inappropriate Medicare and Medicaid payments. The Reform Legislation amends several existing federal laws, including the Medicare Anti-Kickback Statute and the False Claims Act, making it easier for government agencies and private plaintiffs to prevail in lawsuits brought against healthcare providers. These amendments also make it easier for potentially severe fines and penalties to be imposed on healthcare providers accused of violating applicable laws and regulations.

On June 28, 2012, the Supreme Court of the United States largely upheld the constitutionality of the Reform Legislation, though it overturned an aspect of the legislation that would have permitted the Federal government to withhold all Medicaid funding from a state if that state did not expand Medicaid coverage to the extent required by the Reform Legislation. The Supreme Court’s ruling instead held that only new incremental funding could be withheld from a state in such a situation. As a result, states will face less severe financial consequences if they refuse to expand Medicaid coverage to individuals with incomes below certain thresholds. Since the Supreme Court’s ruling, some states have suggested that, for budgetary and other reasons, they would not expand their Medicaid programs. If states refuse to expand their Medicaid programs, the number of uninsured patients at our hospitals will decline by a smaller margin as compared to our expectations when the Reform Legislation was first adopted. In response to the Supreme Court ruling, the previous estimates of the reduction in uninsured individuals as a result of the Reform Legislation have been revised, with approximately 25 million additional individuals expected to have health insurance coverage by 2016. Of the 28 states in which we operate hospitals, included in continuing operations, 11 states are expanding their Medicaid programs. At this time, the other 17 states are not expanding Medicaid coverage. Indiana, Pennsylvania and Texas, where we operated a significant number of hospitals as of December 31, 2013, are three of the states that are not expanding Medicaid coverage. After giving effect to the HMA merger, we will also operate a significant number of hospitals in Florida and Tennessee, which also have not expanded Medicaid coverage. In addition, three of the states that are not expanding Medicaid, including Pennsylvania, are evaluating options such as waiver plans to operate an alternative Medicaid expansion plan.

Because of the many variables involved, including clarifications and modifications resulting from the rule-making process, the development of agency guidance and future judicial interpretations, whether and how many states decide to expand or not to expand Medicaid coverage, the number of uninsured who elect to purchase health insurance coverage, budgetary issues at federal and state levels, and the potential for delays in the implementation of some of the provisions of the Reform Legislation, we may not be able to realize the positive impact the Reform Legislation may have on our business, results of operations, cash flow, capital resources and liquidity. Furthermore, we cannot predict whether we will be able to modify certain aspects of our operations to offset any potential adverse consequences from the Reform Legislation.

In a number of markets, we have partnered with local physicians in the ownership of our facilities. Such investments have been permitted under an exception to the physician self-referral law, or Stark Law, that allows physicians to invest in an entire hospital (as opposed to individual hospital departments). The Reform Legislation changes the “whole hospital” exception to the Stark Law. The Reform Legislation permits existing physician investments in a whole hospital to continue under a “grandfather” clause if the arrangement satisfies certain requirements and restrictions, but physicians are now prohibited, from the time the Reform Legislation became effective, from increasing the aggregate percentage of their ownership in the hospital. The Reform Legislation also restricts the ability of existing physician-owned hospitals to expand the capacity of their facilities.

In addition to the Reform Legislation, the American Recovery and Reinvestment Act of 2009 included provisions for implementing health information technology under the Health Information Technology for Economic and Clinical Health Act, or HITECH. These provisions were designed to increase the use of electronic health records, or EHR, technology and establish the requirements for a Medicare and Medicaid incentive payments program beginning in 2011 for eligible hospitals and providers that adopt and meaningfully use certified EHR technology. These incentive payments are intended to offset a portion of the costs incurred to implement and qualify as a meaningful user of EHR. Rules adopted in July 2010 by the Department of Health and Human Services established an initial set of standards and certification criteria. Our hospital facilities have been implementing EHR technology on a facility-by-facility basis since 2011. We anticipate recognizing incentive reimbursement related to the Medicare or Medicaid incentives as we are able to implement the certified EHR technology, meet the defined “meaningful use criteria,” and information from completed cost report periods is available from which to calculate the incentive reimbursement. The timing of recognizing incentive reimbursement will not correlate with the timing of recognizing operating expenses and incurring capital costs in connection with the implementation of EHR technology which may result in material period-to-period changes in our future results of operations. Hospitals that do not qualify as a meaningful user of EHR technology by 2015 are subject to a reduced market basket update to the inpatient prospective payment system standardized amount in 2015 and each subsequent fiscal year. Although we believe that our hospital facilities will be in compliance with the EHR standards by 2015, there can be no assurance that all of our facilities will be in compliance and therefore not subject to the penalty provisions of HITECH.

Fraud and Abuse Laws. Participation in the Medicare program is heavily regulated by federal statute and regulation. If a hospital fails substantially to comply with the requirements for participating in the Medicare program, the hospital’s participation in the Medicare program may be terminated and/or civil or criminal penalties may be imposed. For example, a hospital may lose its ability to participate in the Medicare program if it performs any of the following acts:

•	making claims to Medicare for services not provided or misrepresenting actual services provided in order to obtain higher payments,

•	paying money to induce the referral of patients where services are reimbursable under a federal health program or

•	paying money to limit or reduce the services provided to Medicare beneficiaries.

The Health Insurance Portability and Accountability Act of 1996, or HIPAA, broadened the scope of the fraud and abuse laws. Under HIPAA, any person or entity that knowingly and willfully defrauds or attempts to defraud a healthcare benefit program, including private healthcare plans, may be subject to fines, imprisonment or both. Additionally, any person or entity that knowingly and willfully falsifies or conceals a material fact or makes any material false or fraudulent statements in connection with the delivery or payment of healthcare services by a healthcare benefit plan is subject to a fine, imprisonment or both.

Another law regulating the healthcare industry is a section of the Social Security Act, known as the “anti-kickback” statute. This law prohibits some business practices and relationships under Medicare, Medicaid and other federal healthcare programs. These practices include the payment, receipt, offer, or solicitation of remuneration of any kind in exchange for items or services that are reimbursed under most federal or state healthcare programs. Violations of the anti-kickback statute may be punished by criminal and civil fines, exclusion from federal healthcare programs and damages up to three times the total dollar amount involved.

The Office of Inspector General of the Department of Health and Human Services, or OIG, is responsible for identifying and investigating fraud and abuse activities in federal healthcare programs. As part of its duties, the OIG provides guidance to healthcare providers by identifying types of activities that could violate the anti-kickback statute. The OIG also publishes regulations outlining activities and business relationships that would be deemed not to violate the anti-kickback statute. These regulations are known as “safe harbor” regulations. However, the failure of a particular activity to comply with the safe harbor regulations does not necessarily mean that the activity violates the anti-kickback statute.

The OIG has identified the following incentive arrangements as potential violations of the anti-kickback statute:

•	payment of any incentive by the hospital when a physician refers a patient to the hospital,

•	use of free or significantly discounted office space or equipment for physicians in facilities usually located close to the hospital,

•	provision of free or significantly discounted billing, nursing, or other staff services,

•	free training for a physician’s office staff, including management and laboratory techniques (but excluding compliance training),

•	guarantees which provide that if the physician’s income fails to reach a predetermined level, the hospital will pay any portion of the remainder,

•	low-interest or interest-free loans, or loans which may be forgiven if a physician refers patients to the hospital,

•	payment of the costs of a physician’s travel and expenses for conferences,

•	payment of services which require few, if any, substantive duties by the physician, or payment for services in excess of the fair market value of the services rendered or

•	purchasing goods or services from physicians at prices in excess of their fair market value.

We have a variety of financial relationships with physicians who refer patients to our hospitals. Physicians own interests in a number of our facilities. Physicians may also own our stock. We also have contracts with physicians providing for a variety of financial arrangements, including employment contracts, leases, management agreements and professional service agreements. We provide financial incentives to recruit physicians to relocate to communities served by our hospitals. These incentives include relocation, reimbursement for certain direct expenses, income guarantees and, in some cases, loans. Although we believe that we have structured our arrangements with physicians in light of the “safe harbor” rules, we cannot assure you that regulatory authorities will not determine otherwise. If that happens, we could be subject to criminal and civil penalties and/or exclusion from participating in Medicare, Medicaid, or other government healthcare programs.

The Social Security Act also includes a provision commonly known as the “Stark Law.” This law prohibits physicians from referring Medicare patients to healthcare entities in which they or any of their immediate family members have ownership interests or other financial arrangements. These types of referrals are commonly known as “self referrals.” Sanctions for violating the Stark Law include denial of payment, civil money penalties, assessments equal to twice the dollar value of each service and exclusion from government payor programs. There are ownership and compensation arrangement exceptions to the self-referral prohibition. One exception allows a physician to make a referral to a hospital if the physician owns an interest in the entire hospital, as opposed to an ownership interest in a department of the hospital. Another exception allows a physician to refer patients to a healthcare entity in which the physician has an ownership interest if the entity is located in a rural area, as defined in the statute. There are also exceptions for many of the customary financial arrangements between physicians and providers, including employment contracts, leases and recruitment agreements. From time to time, the federal government has issued regulations which interpret the provisions included in the Stark Law.

The Reform Legislation changed the “whole hospital” exception to the Stark Law. The Reform Legislation permitted existing physician investments in a whole hospital to continue under a “grandfather” clause if the arrangement satisfies certain requirements and restrictions, but physicians became prohibited, from the time the Reform Legislation became effective, from increasing the aggregate percentage of their ownership in the hospital. The Reform Legislation also restricted the ability of existing physician-owned hospitals to expand the capacity of their aggregate licensed beds, operating rooms and procedure rooms. The whole hospital exception, as amended, also contains additional disclosure requirements. For example, a grandfathered physician-owned hospital is required to submit an annual report to the Department of Health and Human Services, or the DHHS, listing each investor in the hospital, including all physician owners. In addition, grandfathered physician-owned hospitals must have procedures in place that require each referring physician owner to disclose to patients, with enough notice for the patient to make a meaningful decision regarding receipt of care, the physician’s ownership interest and, if applicable, any ownership interest held by the treating physician. A grandfathered physician-owned hospital also must disclose on its web site and in any public advertising the fact that it has physician ownership. The Reform Legislation required grandfathered physician-owned hospitals to comply with these new requirements by September 23, 2011, and required audits of the hospitals’ compliance beginning no later than May 1, 2012.

Sanctions for violating the Stark Law include denial of payment, civil monetary penalties of up to $15,000 per claim submitted and exclusion from federal healthcare programs. The statute also provides for a penalty of up to $100,000 for a scheme intended to circumvent the Stark Law prohibitions.

In addition to the restrictions and disclosure requirements applicable to physician-owned hospitals under the Stark Law, CMS regulations require physician-owned hospitals and their physician owners to disclose certain ownership information to patients. Physician-owned hospitals that receive referrals from physician owners must disclose in writing to patients that such hospitals are owned by physicians and that patients may receive a list of the hospitals’ physician investors upon request. Additionally, a physician-owned hospital must require all physician owners who are members of the hospital’s medical staff to agree, as a condition of continued medical staff membership or admitting privileges, to disclose in writing to all patients whom they refer to the hospital their (or an immediate family member’s) ownership interest in the hospital. A hospital is considered to be physician-owned if any physician, or an immediate family member of a physician, holds debt, stock or other types of investment in the hospital or in any owner of the hospital, excluding physician ownership through publicly-traded securities that meet certain conditions. If a hospital fails to comply with these regulations, the hospital could lose its Medicare provider agreement and be unable to participate in Medicare.

Evolving interpretations of current, or the adoption of new, federal or state laws or regulations could affect many of the arrangements entered into by each of our hospitals. In addition, law enforcement authorities, including the OIG, the courts and Congress are increasing scrutiny of arrangements between healthcare providers and potential referral sources to ensure that the arrangements are not designed as a mechanism to improperly pay for patient referrals and/or other business. Investigators also have demonstrated a willingness to look behind the formalities of a business transaction to determine the underlying purpose of payments between healthcare providers and potential referral sources.

Many states in which we operate have also adopted laws that prohibit payments to physicians in exchange for referrals similar to the federal anti-kickback statute or that otherwise prohibit fraud and abuse activities. Many states have also passed self-referral legislation similar to the Stark Law, prohibiting the referral of patients to entities with which the physician has a financial relationship. Often these state laws are broad in scope and may apply regardless of the source of payment for care. These statutes typically provide criminal and civil penalties, as well as loss of licensure. Little precedent exists for the interpretation or enforcement of these state laws.

Our operations could be adversely affected by the failure of our arrangements to comply with the anti-kickback statute, the Stark Law, billing laws and regulations, current state laws or other legislation or regulations in these areas adopted in the future. We are unable to predict whether other legislation or regulations at the federal or state level in any of these areas will be adopted, what form such legislation or regulations may take or how they may affect our operations. We are continuing to enter into new financial arrangements with physicians and other providers in a manner structured to comply in all material respects with these laws. We cannot assure you, however, that governmental officials responsible for enforcing these laws or whistleblowers will not assert that we are in violation of them or that such statutes or regulations ultimately will be interpreted by the courts in a manner consistent with our interpretation.

We strive to comply with the Stark Law and regulations; however, the government may interpret the law and regulations differently. If we are found to have violated the Stark Law or regulations, we could be subject to significant sanctions, including damages, penalties and exclusion from federal healthcare programs.

Federal False Claims Act and Similar State Laws. Another trend affecting the healthcare industry today is the increased use of the federal False Claims Act, or FCA, and, in particular, actions being brought by individuals on the government’s behalf under the FCA’s “qui tam” or whistleblower provisions. Whistleblower provisions allow private individuals to bring actions on behalf of the government alleging that the defendant has defrauded the federal government. If the government intervenes in the action and prevails, the party filing the initial complaint may share in any settlement or judgment. If the government does not intervene in the action, the whistleblower plaintiff may pursue the action independently and may receive a larger share of any settlement or judgment. When a private party brings a qui tam action under the FCA, the defendant generally will not be made aware of the lawsuit until the government commences its own investigation or makes a determination whether it will intervene. Further, every entity that receives at least $5 million annually in Medicaid payments must have written policies for all employees, contractors or agents providing detailed information about false claims, false statements and whistleblower protections under certain federal laws, including the FCA, and similar state laws.

When a defendant is determined by a court of law to be liable under the FCA, the defendant must pay three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,500 and $11,000 for each separate false claim. Settlements entered into prior to litigation usually involve a less severe calculation of damages. There are many potential bases for liability under the FCA. Liability often arises when an entity knowingly submits a false claim for reimbursement to the federal government. The FCA broadly defines the term “knowingly.” Although simple negligence will not give rise to liability under the FCA, submitting a claim with reckless disregard to its truth or falsity can constitute “knowingly” submitting a false claim and result in liability. In some cases, whistleblowers, the federal government and courts have taken the position that providers who allegedly have violated other statutes, such as the anti-kickback statute or the Stark Law, have thereby submitted false claims under the FCA. The Reform Legislation clarifies this issue with respect to the anti-kickback statute by providing that submission of a claim for an item or service generated in violation of the anti-kickback statute constitutes a false or fraudulent claim under the FCA. The Fraud Enforcement and Recovery Act of 2009 expanded the scope of the FCA by, among other things, creating liability for knowingly and improperly avoiding repayment of an overpayment received from the government and broadening protections for whistleblowers. Under the Reform Legislation, the FCA is implicated by the knowing failure to report and return an overpayment within 60 days of identifying the overpayment or by the date a corresponding cost report is due, whichever is later. Further, the FCA will cover payments involving federal funds in connection with the new health insurance exchanges to be created pursuant to the Reform Legislation. Even if the FCA is not implicated and a mistake is made in the submission of claims, substantial financial liability can arise with respect to any overpayments. There is a notable gap in the time periods for which overpayments may be recouped by the government but for which corrected claims can be submitted.

A number of states, including states in which we operate, have adopted their own false claims provisions as well as their own whistleblower provisions whereby a private party may file a civil lawsuit in state court. The Deficit Reduction Act of 2005 created an incentive for states to enact false claims laws that are comparable to the FCA. From time to time, companies in the healthcare industry, including ours, may be subject to actions under the FCA or similar state laws.

Corporate Practice of Medicine; Fee-Splitting. Some states have laws that prohibit unlicensed persons or business entities, including corporations, from employing physicians. Some states also have adopted laws that prohibit direct or indirect payments or fee-splitting arrangements between physicians and unlicensed persons or business entities. Possible sanctions for violations of these restrictions include loss of a physician’s license, civil and criminal penalties and rescission of business arrangements. These laws vary from state to state, are often vague and have seldom been interpreted by the courts or regulatory agencies. We structure our arrangements with healthcare providers to comply with the relevant state law. However, we cannot be assured that governmental officials responsible for enforcing these laws will not assert that we, or transactions in which we are involved, are in violation of these laws. These laws may also be interpreted by the courts in a manner inconsistent with our interpretations.

Emergency Medical Treatment and Active Labor Act. The Emergency Medical Treatment and Active Labor Act imposes requirements as to the care that must be provided to anyone who comes to facilities providing emergency medical services seeking care before they may be transferred to another facility or otherwise denied care. Sanctions for failing to fulfill these requirements include exclusion from participation in Medicare and Medicaid programs and civil money penalties. In addition, the law creates private civil remedies which enable an individual who suffers personal harm as a direct result of a violation of the law to sue the offending hospital for damages and equitable relief. A medical facility that suffers a financial loss as a direct result of another participating hospital’s violation of the law also has a similar right. Although we believe that our practices are in compliance with the law, we can give no assurance that governmental officials responsible for enforcing the law or others will not assert we are in violation of these laws.

Conversion Legislation. Many states, including some where we have hospitals and others where we may in the future acquire hospitals, have adopted legislation regarding the sale or other disposition of hospitals operated by not-for-profit entities. In other states that do not have specific legislation, the attorneys general have demonstrated an interest in these transactions under their general obligations to protect charitable assets from waste. These legislative and administrative efforts primarily focus on the appropriate valuation of the assets divested and the use of the proceeds of the sale by the not-for-profit seller. While these reviews and, in some instances, approval processes can add additional time to the closing of a hospital acquisition, we have not had any significant difficulties or delays in completing the process. There can be no assurance, however, that future actions on the state level will not seriously delay or even prevent our ability to acquire hospitals. If these activities are widespread, they could limit our ability to acquire hospitals.

Certificates of Need. The construction of new facilities, the acquisition of existing facilities and the addition of new services at our facilities may be subject to state laws that require prior approval by state regulatory agencies. These CON laws generally require that a state agency determine the public need and give approval prior to the construction or acquisition of facilities or the addition of new services. As of December 31, 2013, we operated 55 hospitals in 15 states that have adopted CON laws for acute care facilities. If we fail to obtain necessary state approval, we will not be able to expand our facilities, complete acquisitions or add new services in these states. Violation of these state laws may result in the imposition of civil sanctions or the revocation of a hospital’s licenses.

HIPAA Administrative Simplification and Privacy and Security Requirements. HIPAA requires the use of uniform electronic data transmission standards for healthcare claims and payment transactions submitted or received electronically. These provisions are intended to encourage electronic commerce in the healthcare industry. The DHHS has established electronic data transmission standards that all healthcare providers must use when submitting or receiving certain healthcare transactions electronically. In addition, HIPAA requires that each provider use a National Provider Identifier. In January 2009, CMS published a final rule making changes to the formats used for certain electronic transactions and requiring the use of updated standard code sets for certain diagnoses and procedures known as ICD-10 code sets. Use of the ICD-10 code sets is mandatory on October 1, 2014, so we are modifying our payment systems and processes to prepare for their implementation. Use of the ICD-10 code sets will require significant changes; however, we believe that the cost of compliance with these regulations has not had and is not expected to have a material adverse effect on our business, financial position or results of operations. The Reform Legislation requires the DHHS to adopt standards for additional electronic transactions and to establish operating rules to promote uniformity in the implementation of each standardized electronic transaction.

As required by HIPAA, the DHHS has issued privacy and security regulations that extensively regulate the use and disclosure of individually identifiable health-related information and require healthcare providers to implement administrative, physical and technical practices to protect the security of individually identifiable health information that is electronically maintained or transmitted. ARRA broadens the scope of the HIPAA privacy and security regulations. In addition, ARRA extends the application of certain provisions of the security and privacy regulations to business associates (entities that handle identifiable health-related information on behalf of covered entities) and subjects business associates to civil and criminal penalties for violation of the regulations. On July 14, 2010, the DHHS issued a proposed rule that would implement these ARRA provisions. If finalized, these changes would likely require amendments to existing agreements with business associates and would subject business associates and their subcontractors to direct liability under the HIPAA privacy and security regulations. We have developed and utilize a HIPAA compliance plan as part of our effort to comply with HIPAA privacy and security requirements. The privacy regulations and security regulations have and will continue to impose significant costs on our facilities in order to comply with these standards.

As required by ARRA, the DHHS published an interim final rule on August 24, 2009, that requires covered entities to report breaches of unsecured protected health information to affected individuals without unreasonable delay, but not to exceed 60 days of discovery of the breach by the covered entity or its agents. Notification must also be made to the DHHS and, in certain situations involving large breaches, to the media. Various state laws and regulations may also require us to notify affected individuals in the event of a data breach involving individually identifiable information.

Violations of the HIPAA privacy and security regulations may result in civil and criminal penalties, and ARRA has strengthened the enforcement provisions of HIPAA, which may result in increased enforcement activity. Under ARRA, the DHHS is required to conduct periodic compliance audits of covered entities and their business associates. ARRA broadens the applicability of the criminal penalty provisions to employees of covered entities and requires the DHHS to impose penalties for violations resulting from willful neglect. ARRA significantly increases the amount of the civil penalties, with penalties of up to $50,000 per violation for a maximum civil penalty of $1,500,000 in a calendar year for violations of the same requirement. Further, ARRA authorizes state attorneys general to bring civil actions seeking either injunction or damages in response to violations of HIPAA privacy and security regulations that threaten the privacy of state residents. Our facilities also are subject to any federal or state privacy-related laws that are more restrictive than the privacy regulations issued under HIPAA. These laws vary and could impose additional penalties.

Payment

Medicare. Under the Medicare program, we are paid for inpatient and outpatient services performed by our hospitals.

Payments for inpatient acute services are generally made pursuant to a prospective payment system, commonly known as “PPS.” Under PPS, our hospitals are paid a predetermined amount for each hospital discharge based on the patient’s diagnosis. Specifically, each discharge is assigned to a diagnosis-related group, commonly known as a “DRG,” based upon the patient’s condition and treatment during the relevant inpatient stay. Commencing with the federal fiscal year 2009 (i.e., the federal fiscal year beginning October 1, 2008), each DRG is assigned a payment rate using 100% of the national average cost per case and 100% of the severity adjusted DRG weights. DRG payments are based on national averages and not on charges or costs specific to a hospital. Severity adjusted DRGs more accurately reflect the costs a hospital incurs for caring for a patient and account more fully for the severity of each patient’s condition. However, DRG payments are adjusted by a predetermined geographic adjustment factor assigned to the geographic area in which the hospital is located. While a hospital generally does not receive payment in addition to a DRG payment, hospitals may qualify for an “outlier” payment when the relevant patient’s treatment costs are extraordinarily high and exceed a specified regulatory threshold.

The DRG payment rates are adjusted by an update factor on October 1 of each year, the beginning of the federal fiscal year. The index used to adjust the DRG payment rates, known as the “market basket index,” gives consideration to the inflation experienced by hospitals in purchasing goods and services. DRG payment rates were increased by the full “market basket index,” for the federal fiscal years 2014, 2013, 2012 and 2011, by 2.5%, 2.6%, 3.0% and 2.6%, respectively. The DRG payment rates were also reduced by 2.9% for federal fiscal year 2011 for behavioral changes in documentation and coding practices related to the Medicare severity diagnosis-related group, known as “MS-DRG”, system. For federal fiscal year 2012, the DRG payment rates were reduced by 1% for the multi-factor productivity adjustment; reduced by 0.1% in accordance with the Reform Legislation; reduced by 2% for documentation and coding; and increased by 1.1% as a result of the decision in Cape Cod Hospital v. Sebelius. For federal fiscal year 2013, the DRG payment rates were increased by 2.9% to restore the one-time recoupment adjustment made to the national standardized amount for federal fiscal year 2012 and reduced by 1.9% for documentation and coding; reduced by 0.7% for the multi-factor productivity adjustment; and reduced by 0.1% in accordance with the Reform Legislation. In addition, for federal fiscal year 2014, the DRG payment rates were reduced by 0.8% for documentation and coding; reduced by 0.5% for the multi-factor productivity adjustment; reduced by 0.3% in accordance with the Reform Legislation; reduced 0.2% for the admissions and medical review criteria; and reduced 0.4% for changes in the DSH payment methodology. The rates are also adjusted for readmissions reduction factors and value-based purchasing factors for federal fiscal year 2014. The Deficit Reduction Act of 2005 imposed a two percentage point reduction to the market basket index beginning October 1, 2007, and each year thereafter, if patient quality data is not submitted. We are complying with this data submission requirement. Future legislation may decrease the rate of increase for DRG payments or even decrease such payment rates, but we are not able to predict the amount of any reduction or the effect that any reduction will have on us.

In addition, hospitals may qualify for Medicare disproportionate share payments when their percentage of low income patients exceeds specified regulatory thresholds. A majority of our hospitals qualify to receive Medicare disproportionate share payments. For the majority of our hospitals that qualify to receive Medicare disproportionate share payments, these payments were increased by the Medicare Prescription Drug, Improvement and Modernization Act of 2003, effective April 1, 2004. Effective at the beginning of federal fiscal year 2014, Medicare disproportionate share payments will be reduced by 75% in accordance with the Reform Legislation. The funds from the 75% Medicare disproportionate share reduction are reduced as the U.S. uninsured population declines and are then returned to hospitals depending on the amount of uncompensated care they provide. The funds from the 75% Medicare disproportionate share reduction will continue to be reduced over time as the uninsured population decreases. At this time, we cannot predict an impact for this change. These Medicare disproportionate share and uncompensated care payments as a percentage of operating revenues, net of contractual allowances and discounts (but before the provision for bad debts), were 1.3%, 1.3% and 1.5% for the years ended December 31, 2013, 2012 and 2011, respectively. Hospitals may also qualify for Medicaid disproportionate share payments when they qualify under the state established guidelines. These Medicaid disproportionate share payments as a percentage of operating revenues, net of contractual allowances and discounts (but before the provision for bad debts), were 0.4% for each of the years ended December 31, 2013, 2012 and 2011.

Beginning August 1, 2000, we began receiving Medicare reimbursement for outpatient services through a PPS. Under the Balanced Budget Refinement Act of 1999, non-urban hospitals with 100 beds or less were held harmless. The Medicare and Medicaid Extenders Act of 2010 extended the hold harmless provision for non-urban hospitals with 100 beds or less, including non-urban sole community hospitals, through December 31, 2011, at 85% of the hold harmless amount. Of our 125 hospitals at December 31, 2011, 43 qualified for this relief. The Middle Class Tax Relief and Job Creation Act extended the hold harmless provision for non-urban hospitals with 100 beds or less, including non-urban sole community hospitals, through December 31, 2012, at 85% of the hold harmless amount. Of our 129 hospitals at December 31, 2012, 44 qualified for this relief. The hold harmless provision was not extended for 2013. The outpatient conversion factor was increased 2.35% effective January 1, 2011; however, coupled with adjustments to other variables with outpatient PPS, an approximate 2.1% to 2.5% net increase in outpatient payments occurred. The outpatient conversion factor was increased 3.0 % effective January 1, 2012; however, coupled with adjustments to other variables with outpatient PPS, an approximate 2.1% to 2.5% net increase in outpatient payments occurred. The outpatient conversion factor was increased 2.6% effective January 1, 2013; however, coupled with adjustments to other variables with outpatient PPS, an approximate 1.6% to 2.0% net increase in outpatient payments is expected to occur. The outpatient conversion factor was increased 2.5% effective January 1, 2014; however, coupled with adjustments to other variables with outpatient PPS, an approximate 0.8% to 1.1% net increase in outpatient payments is expected to occur. The Medicare Improvements and Extension Act of the Tax Relief and Health Care Act of 2006 imposed a two percentage point reduction to the market basket index beginning January 1, 2009, and each year thereafter, if patient quality data is not submitted. We are complying with this data submission requirement.

The DHHS established a PPS for home health services (i.e., home care) effective October 1, 2000. The home health agency PPS per episodic payment rate increased 1.1% on January 1, 2011; however, coupled with adjustments to other variables with home health agency PPS, an approximate 4.9% net decrease in home health agency payments occurred. The home health agency PPS per episodic payment rate increased 2.4% on January 1, 2012; however, coupled with adjustments to other variables with home health agency PPS, an approximate 2.31% net decrease in home health agency payments occurred. The home health agency PPS per episodic payment rate increased by 2.3% on January 1, 2013; however, coupled with adjustments to other variables with home health agency PPS, an approximate 0.01% net decrease in home health agency payments is expected to occur. The home health agency PPS per episodic payment rate increased by 2.3% on January 1, 2014; however, coupled with adjustments to other variables with home health agency PPS, an approximate 1.05% net decrease in home health agency payments is expected to occur. The Reform Legislation increases the home health agency PPS per episodic payment rate by 3.0% for home health services provided to patients in rural areas on or after April 1, 2010 through December 31, 2016. The Deficit Reduction Act of 2005 imposed a two percentage point reduction to the market basket index beginning January 1, 2007, and each year thereafter, if patient quality data is not submitted. We are complying with this data submission requirement.

The Medicare reimbursement discussed above was reduced in 2013 due to federal legislation that required across-the-board spending cuts to the federal budget, also known as sequestration. These sequestration cuts included reductions in payments for Medicare and other federally funded healthcare programs, including TRICARE. Such cuts were originally identified to go into effect on January 1, 2013 as part of the Budget Control Act of 2011, which was passed as the result of attempts by the government to reduce the federal budget deficit. The passage of the American Taxpayer Relief Act of 2012 delayed the effective date of the sequestration until March 1, 2013, with the sequester-related Medicare reimbursement cuts beginning April 1, 2013. The Budget Control Act of 2011 continues the sequester-related Medicare reimbursement cuts through federal fiscal year 2021.

The Pathway for SGR Reform Act of 2013 delayed the effective date of a scheduled payment reduction for physicians and other practitioners who treat Medicare patients from January 1, 2014 to April 1, 2014. Additionally, provisions in the law extended the Medicare Inpatient Low Volume payment and Medicare Dependent Hospital program to qualifying hospitals through March 31, 2014. If additional legislation is not passed to further delay or eliminate the scheduled payment reduction for physicians and other practitioners or extend the Medicare hospital payment programs, we could experience a reduction in future reimbursement.

Medicaid. Most state Medicaid payments are made under a PPS or under programs which negotiate payment levels with individual hospitals. Medicaid is currently funded jointly by state and federal government. The federal government and many states are currently considering significantly reducing Medicaid funding, while at the same time expanding Medicaid benefits. Currently, several states utilize supplemental reimbursement programs for the purpose of providing reimbursement to providers to offset a portion of the cost of providing care to Medicaid and indigent patients. These programs are designed with input from CMS and are funded with a combination of state and federal resources, including, in certain instances, fees or taxes levied on the providers. Similar programs are also being considered by other states. We can provide no assurance that reductions to Medicaid fundings will not have a material adverse effect on our consolidated results of operations.

Annual Cost Reports. Hospitals participating in the Medicare and some Medicaid programs, whether paid on a reasonable cost basis or under a PPS, are required to meet specified financial reporting requirements. Federal and, where applicable, state regulations require submission of annual cost reports identifying medical costs and expenses associated with the services provided by each hospital to Medicare beneficiaries and Medicaid recipients.

Annual cost reports required under the Medicare and some Medicaid programs are subject to routine governmental audits. These audits may result in adjustments to the amounts ultimately determined to be due to us under these reimbursement programs. Finalization of these audits often takes several years. Providers can appeal any final determination made in connection with an audit. DRG outlier payments have been and continue to be the subject of CMS audit and adjustment. The DHHS OIG is also actively engaged in audits and investigations into alleged abuses of the DRG outlier payment system.

Commercial Insurance and Managed Care Companies. Our hospitals provide services to individuals covered by private healthcare insurance or by health plans administered by managed care companies. These payors pay our hospitals or in some cases reimburse their policyholders based upon the hospital’s established charges and the coverage provided in the insurance policy. They try to limit the costs of hospital services by negotiating discounts, including PPS, which would reduce payments by commercial insurers or health plans to our hospitals. Commercial insurers and Managed Care companies also seek to reduce payments to hospitals by establishing payment rules that in effect recharacterize the services ordered by physicians. For example, some payors vigorously review each patient’s length of stay in the hospital and recharacterize as outpatient all in-patient stays of less than a particular duration (e.g. 24 hours). Reductions in payments for services provided by our hospitals to individuals covered by these payors could adversely affect us.

Supply Contracts

In March 2005, we began purchasing items, primarily medical supplies, medical equipment and pharmaceuticals, under an agreement with HealthTrust, a GPO in which we are a noncontrolling partner. As of December 31, 2013, we had a 17.9% ownership interest in HealthTrust. By participating in this organization, we are able to procure items at competitively priced rates for our hospitals. There can be no assurance that our arrangement with HealthTrust will continue to provide the discounts that we have historically received.

Competition

The hospital industry is highly competitive. An important part of our business strategy is to continue to acquire hospitals in non-urban markets and selected urban markets. However, other for-profit hospital companies and not-for-profit hospital systems generally attempt to acquire the same type of hospitals as we do. In addition, some hospitals are sold through an auction process, which may result in higher purchase prices than we believe are reasonable.

In addition to the competition we face for acquisitions, we must also compete with other hospitals and healthcare providers for patients. The competition among hospitals and other healthcare providers for patients has intensified in recent years. Our hospitals are located in non-urban and selected urban service areas. Those hospitals in non-urban service areas face no direct competition because there are no other hospitals in their primary service areas. However, these hospitals do face competition from hospitals outside of their primary service area, including hospitals in urban areas that provide more complex services. Patients in those service areas may travel to these other hospitals for a variety of reasons, including the need for services we do not offer or physician referrals. Patients who are required to seek services from these other hospitals may subsequently shift their preferences to those hospitals for services we do provide. Those hospitals in selected urban service areas may face competition from hospitals that are more established than our hospitals. Certain of these competing facilities offer services, including extensive medical research and medical education programs, which are not offered by our facilities. In addition, in certain markets where we operate, there are large teaching hospitals that provide highly specialized facilities, equipment and services that may not be available at our hospitals.

Some of our hospitals operate in primary service areas where they compete with another hospital. Some of these competing hospitals use equipment and services more specialized than those available at our hospitals and/or are owned by tax-supported governmental agencies or not-for-profit entities supported by endowments and charitable contributions. These hospitals do not pay income or property taxes, and can make capital expenditures without paying sales tax. We also face competition from other specialized care providers, including outpatient surgery, orthopedic, oncology and diagnostic centers.

The number and quality of the physicians on a hospital’s staff is an important factor in a hospital’s competitive position. Physicians decide whether a patient is admitted to the hospital and the procedures to be performed. Admitting physicians may be on the medical staffs of other hospitals in addition to those of our hospitals. We attempt to attract our physicians’ patients to our hospitals by offering quality services and facilities, convenient locations and state-of-the-art equipment.

Compliance Program

We take an operations team approach to compliance and utilize corporate experts for program design efforts and facility leaders for employee-level implementation. We believe compliance is another area that demonstrates our utilization of standardization and centralization techniques and initiatives which yield efficiencies and consistency throughout our facilities. We recognize that our compliance with applicable laws and regulations depends on individual employee actions as well as company operations. Our approach focuses on integrating compliance responsibilities with operational functions. This approach is intended to reinforce our company-wide commitment to operate strictly in accordance with the laws and regulations that govern our business.

Our company-wide compliance program has been in place since 1997. Currently, the program’s elements include leadership, management and oversight at the highest levels, a Code of Conduct, risk area specific policies and procedures, employee education and training, an internal system for reporting concerns, auditing and monitoring programs and a means for enforcing the program’s policies.

Since its initial adoption, the compliance program continues to be expanded and developed to meet the industry’s expectations and our needs. Specific written policies, procedures, training and educational materials and programs, as well as auditing and monitoring activities, have been prepared and implemented to address the functional and operational aspects of our business. Included within these functional areas are materials and activities for business sub-units, including laboratory, radiology, pharmacy, emergency, surgery, observation, home care, skilled nursing and clinics. Specific areas identified through regulatory interpretation and enforcement activities have also been addressed in our program. Claims preparation and submission, including coding, billing and cost reports, comprise the bulk of these areas. Financial arrangements with physicians and other referral sources, including compliance with the federal anti-kickback statute and the Stark Law, emergency department treatment and transfer requirements and other patient disposition issues, are also the focus of policy and training, standardized documentation requirements and review and audit. Another focus of the program is the interpretation and implementation of the HIPAA standards for privacy and security.

We have a Code of Conduct which applies to all directors, officers, employees and consultants, and a confidential disclosure program to enhance the statement of ethical responsibility expected of our employees and business associates who work in the accounting, financial reporting and asset management areas of our Company. Our Code of Conduct is posted on our website at www.chs.net/company-overview/code-of-conduct.

Employees

At December 31, 2013, we employed approximately 69,000 full-time employees and 18,000 part-time employees. We have approximately 8,000 employees who are union members. We currently believe that our labor relations are good.

Professional Liability Claims

As part of our business of owning and operating hospitals, we are subject to legal actions alleging liability on our part. To cover claims arising out of the operations of hospitals, we maintain professional malpractice liability insurance and general liability insurance on a claims made basis in excess of those amounts for which we are self-insured, in amounts we believe to be sufficient for our operations. We also maintain umbrella liability coverage for claims which, due to their nature or amount, are not covered by our other insurance policies. However, our insurance coverage does not cover all claims against us or may not continue to be available at a reasonable cost for us to maintain adequate levels of insurance. For a further discussion of our insurance coverage, see our discussion of professional liability claims in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 of this Report.

Environmental Matters

We are subject to various federal, state and local laws and regulations governing the use, discharge and disposal of hazardous materials, including medical waste products. Compliance with these laws and regulations is not expected to have a material adverse effect on us. It is possible, however, that environmental issues may arise in the future which we cannot now predict.

We are insured for damages of personal property or environmental injury arising out of environmental impairment for both above ground and underground storage tank issues under one insurance policy for all of our hospitals. Our policy coverage is $5 million per occurrence with a $50,000 deductible and a $20 million annual aggregate. This policy also provides pollution legal liability coverage.

PART II

Item 6. Selected Financial Data

The following table summarizes specified selected financial data and should be read in conjunction with our related Consolidated Financial Statements and accompanying Notes to Consolidated Financial Statements. The amounts shown below have been adjusted for discontinued operations.

Community Health Systems, Inc.

Five Year Summary of Selected Financial Data

	Year Ended December 31,
	2013	2012	2011	2010	2009
	(in thousands, except share and per share data)
Consolidated Statement of Income Data
Net operating revenues	$12,818,956	$12,832,736	$11,707,730	$10,902,496	$10,147,682
Income from operations	929,997	1,226,223	1,143,511	1,121,695	1,065,731
Income from continuing operations	242,443	357,820	342,864	356,846	307,891
Net income	217,268	345,803	277,623	348,441	306,377
Net income attributable to noncontrolling interests	76,065	80,163	75,675	68,458	63,227
Net income attributable to Community Health Systems, Inc. stockholders	141,203	265,640	201,948	279,983	243,150
Basic earnings per share attributable to Community Health Systems, Inc. common stockholders (1):
Continuing operations	$1.80	$3.11	$2.97	$3.14	$2.70
Discontinued operations	(0.27)	(0.13)	(0.73)	(0.09)	(0.02)

Net income	$1.52	$2.98	$2.24	$3.05	$2.68

Diluted earnings per share attributable to Community Health Systems, Inc. common stockholders (1):
Continuing operations	$1.77	$3.09	$2.95	$3.10	$2.67
Discontinued operations	(0.25)	(0.13)	(0.72)	(0.09)	(0.02)

Net income	$1.51	$2.96	$2.23	$3.01	$2.66

Weighted-average number of shares outstanding:
Basic	92,633,332	89,242,949	89,966,933	91,718,791	90,614,886
Diluted (2)	93,815,013	89,806,937	90,666,348	92,946,048	91,517,274
Consolidated Balance Sheet Data
Cash and cash equivalents	$373,403	$387,813	$129,865	$299,169	$344,541
Total assets	17,117,295	16,606,335	15,208,840	14,698,123	14,021,472
Long-term obligations	11,169,498	11,298,349	10,436,820	10,417,412	10,178,442
Redeemable noncontrolling interests in equity of consolidated subsidiaries	358,410	367,666	395,743	387,472	368,857
Community Health Systems, Inc. stockholders’ equity	3,067,827	2,731,207	2,397,096	2,189,464	1,950,635
Noncontrolling interests in equity of consolidated subsidiaries	63,643	65,314	67,349	60,913	64,782

(1)	Total per share amounts may not add due to rounding.
(2)	See Note 12 to the Consolidated Financial Statements, included in Item 8 of this Form 10-K.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read this discussion together with our Consolidated Financial Statements and the accompanying Notes to Consolidated Financial Statements and “Selected Financial Data” included elsewhere in this Form 10-K.

Executive Overview

We are one of the largest publicly-traded operators of hospitals in the United States in terms of number of facilities and net operating revenues. We provide healthcare services through the hospitals that we own and operate in non-urban and selected urban markets throughout the United States. We generate revenues by providing a broad range of general and specialized hospital healthcare services and other outpatient services to patients in the communities in which we are located. As of December 31, 2013, we owned or leased 129 hospitals, included in continuing operations, comprised of 125 general acute care hospitals and four stand-alone rehabilitation or psychiatric hospitals. In addition to our hospitals and related businesses, we own and operate home care agencies, located primarily in markets where we also operate a hospital. Also, through our wholly-owned subsidiary, Quorum Health Resources, LLC, or QHR, we provide management and consulting services to non-affiliated general acute care hospitals located throughout the United States. For the hospitals and home care agencies that we own and operate, we are paid for our services by governmental agencies, private insurers and directly by the patients we serve. For our management and consulting services, we are paid by the non-affiliated hospitals utilizing our services.

In March 2013, we announced a new strategic alliance with Cleveland Clinic, one of the nation’s leading academic medical centers with a reputation for innovative approaches to patient care and cost reduction. We believe this alliance will enable us to find new and collaborative ways to enhance quality, reduce costs and create greater value for the services provided to our patients. Key components of this alliance include the implementation of Cleveland Clinic quality programs in select markets in which we operate as well as the potential for future joint ventures, clinical research and shared innovations.

As previously announced, on July 29, 2013, we, one of our wholly-owned subsidiaries, and Health Management Associates, Inc., or HMA, entered into an Agreement and Plan of Merger (which was subsequently amended on September 24, 2013), or the Merger Agreement, pursuant to which we agreed to acquire all the outstanding shares of common stock of HMA, or HMA Common Stock, for approximately $7.6 billion, including the assumption of approximately $3.7 billion of indebtedness, consisting of a combination of cash and Parent Company common stock, with each share of HMA Common Stock issued and outstanding immediately prior to the effective time of the HMA merger becoming converted into the right to receive $10.50 in cash, 0.06942 of a share of Parent Company common stock, and one contingent value right, or CVR, which would entitle the holder of each CVR to receive a cash payment of up to $1.00 per CVR, following and conditioned upon the final resolution of certain legal matters involving HMA, subject to downward adjustments relating to the amount of certain losses arising out of or relating to such legal matters. The HMA merger was completed on January 27, 2014. During the year ended December 31, 2013, we recognized approximately $14.1 million of expenses related to the HMA merger.

Our net operating revenues for the year ended December 31, 2013 decreased slightly to approximately $12.819 billion, as compared to approximately $12.833 billion for the year ended December 31, 2012. Income from continuing operations, before noncontrolling interests, for the year ended December 31, 2013 decreased 32.2% over the year ended December 31, 2012 to $242.4 million compared to $357.8 million. Included in income from continuing operations for the year ended December 31, 2013, is a $63.0 million after-tax charge for the government settlement and related costs that is further discussed in the Legal Proceedings section in Part I Item 3 of this Form 10-K, a $5.2 million after-tax impairment charge for long-lived assets, an $8.3 million after-tax charge for HMA acquisition-related expenses and $0.8 million after-tax loss from early extinguishment of debt. Included in income from continuing operations for the year ended December 31, 2012, is a $47.9 million after-tax benefit from the resolution of an industry-wide governmental settlement and a payment update related to prior periods, a $20.2 million after-tax charge for certain legal and regulatory matters, a $71.8 million after-tax loss from early extinguishment of debt and a $6.2 million after-tax impairment charge for long-lived assets. Total inpatient admissions for the year ended December 31, 2013 decreased 6.6%, compared to the year ended December 31, 2012, and adjusted admissions for the year ended December 31, 2013 decreased 3.9%, compared to the year ended December 31, 2012. On a same-store basis, admissions for the year ended December 31, 2013 decreased 7.2% and adjusted admissions decreased 4.5%, compared with the year ended December 31, 2012.

Self-pay revenues represented approximately 13.6% of our net operating revenues, net of contractual allowances and discounts (but before provision for bad debts), in 2013 compared to 13.0% in 2012. The amount of foregone revenue related to providing charity care services as a percentage of net operating revenues was approximately 5.3% and 5.2% in 2013 and 2012, respectively. Direct and indirect costs incurred by us in providing charity care services were approximately 0.9% of net operating revenues in both 2013 and 2012.

The Patient Protection and Affordable Care Act, or PPACA, was signed into law on March 23, 2010. In addition, the Health Care and Education Affordability Reconciliation Act of 2010, or Reconciliation Act, which contains a number of amendments to PPACA, was signed into law on March 30, 2010. These two healthcare acts, referred to collectively as the Reform Legislation, include a mandate that requires substantially all U.S. citizens to maintain medical insurance coverage, which will ultimately increase the number of persons with access to health insurance in the United States. The Reform Legislation, as originally enacted, is expected to expand health insurance coverage through a combination of public program expansion and private sector health insurance reforms. We believe the expansion of private sector and Medicaid coverage will, over time, increase our reimbursement related to providing services to individuals who were previously uninsured, which should reduce our expense from uncollectible accounts receivable. The Reform Legislation also makes a number of other changes to Medicare and Medicaid, such as reductions to the Medicare annual market basket update for federal fiscal years 2010 through 2019, a productivity offset to the Medicare market basket update which began October 1, 2011, and a reduction to the Medicare and Medicaid disproportionate share payments, that could adversely impact the reimbursement received under these programs. The various provisions in the Reform Legislation that directly or indirectly affect reimbursement are scheduled to take effect over a number of years. Over time, we believe the net impact of the overall changes as a result of the Reform Legislation will have a positive effect on our net operating revenues. Other provisions of the Reform Legislation, such as requirements related to employee health insurance coverage, should increase our operating costs.

Starting in 2014, the Reform Legislation may result in an increase in the number of patients using our facilities who have health insurance coverage. The Congressional Budget Office, or CBO, anticipates that, as a result of the Reform Legislation, millions of uninsured Americans across the nation could gain coverage through health insurance exchanges and Medicaid expansion. Based on CBO projections as issued on May 14, 2013, and July 30, 2013, the incremental insurance coverage due to the Reform Legislation could result in 13 million and 25 million formerly uninsured Americans gaining coverage by the end of 2014 and 2016, respectively. The CBO projects, by the end of 2016, a 45% reduction in the number of nonelderly Americans who remain uninsured due to the effects on insurance coverage from the Reform Legislation. The 28 states in which we operate hospitals, included in continuing operations, include nine of the 10 states with the highest percentage of nonelderly uninsured people from among the state’s nonelderly population. More broadly, the 28 states in which we operate hospitals, included in continuing operations, include 25 of the 30 states with the highest percentage of nonelderly uninsured people from among the state’s nonelderly population.

We have healthcare reform outreach efforts underway in select markets. Such efforts include the expanded use of eligibility screening services, select facility designations as Certified Application Counselor Organizations, and approximately 400 volunteers and staff members trained and designated as Certified Application Counselors, or CACs. These CACs will assist people in understanding and, if appropriate, enrolling in new coverage options, including, but not limited to Qualified Health Plans, or QHPs, on the health insurance exchange or marketplace, Medicaid Expansion, the Children’s Health Insurance Program, and the Medicaid program for those eligible but not yet enrolled.

Our hospitals are well positioned to participate in the provider networks of various QHPs offering plan options on the health insurance exchanges. As of December 31, 2013, 128 of 129 of our hospitals participated in a health insurance exchange agreement, 96% of our hospitals possessed two or more contracts, 89% of our hospitals had a contract with the first or second lowest cost bronze plans (QHPs with a 60% actuarial value), and 91% of our hospitals had a contract with the first or second lowest cost silver plans (QHPs with a 70% actuarial value). Most of our exchange reimbursement arrangements reflect a slight discount to that of commercial rates.

Also included in the Reform Legislation are provisions aimed at reducing fraud, waste and abuse in the healthcare industry. These provisions allocate significant additional resources to federal enforcement agencies and expand the use of private contractors to recover potentially inappropriate Medicare and Medicaid payments. The Reform Legislation amends several existing federal laws, including the Medicare Anti-Kickback Statute and the False Claims Act, making it easier for government agencies and private plaintiffs to prevail in lawsuits brought against healthcare providers. These amendments also make it easier for potentially severe fines and penalties to be imposed on healthcare providers accused of violating applicable laws and regulations.

On June 28, 2012, the Supreme Court of the United States largely upheld the constitutionality of the Reform Legislation, though it overturned an aspect of the legislation that would have permitted the Federal government to withhold all Medicaid funding from a state if that state did not expand Medicaid coverage to the extent required by the Reform Legislation. The Supreme Court’s ruling instead held that only new incremental funding could be withheld from a state in such a situation. As a result, states will face less severe financial consequences if they refuse to expand Medicaid coverage to individuals with incomes below certain thresholds. Since the Supreme Court’s ruling, some states have suggested that, for budgetary and other reasons, they would not expand their Medicaid programs. If states refuse to expand their Medicaid programs, the number of uninsured patients at our hospitals will decline by a smaller margin as compared to our expectations when the Reform Legislation was first adopted. In response to the Supreme Court ruling, the previous estimates of the reduction in uninsured individuals as a result of the Reform Legislation have been revised, with approximately 25 million additional individuals expected to have health insurance coverage by 2016. Of the 28 states in which we operate hospitals, included in continuing operations, 11 states are expanding their Medicaid programs. At this time, the other 17 states are not expanding Medicaid coverage. Indiana, Pennsylvania and Texas, where we operated a significant number of hospitals as of December 31, 2013, are three of the states that are not expanding Medicaid coverage. After giving effect to the HMA merger, we will also operate a significant number of hospitals in Florida and Tennessee, which also have not expanded Medicaid coverage. In addition, three of the states that are not expanding Medicaid, including Pennsylvania, are evaluating options such as waiver plans to operate an alternative Medicaid expansion plan.

Because of the many variables involved, including clarifications and modifications resulting from the rule-making process, the development of agency guidance and future judicial interpretations, whether and how many states decide to expand or not to expand Medicaid coverage, the number of uninsured who elect to purchase health insurance coverage, budgetary issues at federal and state levels, and the potential for delays in the implementation of some of the provisions of the Reform Legislation, we may not be able to realize the positive impact the Reform Legislation may have on our business, results of operations, cash flow, capital resources and liquidity. Furthermore, we cannot predict whether we will be able to modify certain aspects of our operations to offset any potential adverse consequences from the Reform Legislation.

In a number of markets, we have partnered with local physicians in the ownership of our facilities. Such investments have been permitted under an exception to the physician self-referral law, or Stark Law, that allows physicians to invest in an entire hospital (as opposed to individual hospital departments). The Reform Legislation changes the “whole hospital” exception to the Stark Law. The Reform Legislation permits existing physician investments in a whole hospital to continue under a “grandfather” clause if the arrangement satisfies certain requirements and restrictions, but physicians are now prohibited, from the time the Reform Legislation became effective, from increasing the aggregate percentage of their ownership in the hospital. The Reform Legislation also restricts the ability of existing physician-owned hospitals to expand the capacity of their facilities.

In addition to the Reform Legislation, the American Recovery and Reinvestment Act of 2009 included provisions for implementing health information technology under the Health Information Technology for Economic and Clinical Health Act, or HITECH. These provisions were designed to increase the use of electronic health records, or EHR, technology and establish the requirements for a Medicare and Medicaid incentive payments program beginning in 2011 for eligible hospitals and providers that adopt and meaningfully use certified EHR technology. These incentive payments are intended to offset a portion of the costs incurred to implement and qualify as a meaningful user of EHR. Rules adopted in July 2010 by the Department of Health and Human Services established an initial set of standards and certification criteria. Our hospital facilities have been implementing EHR technology on a facility-by-facility basis since 2011. We anticipate recognizing incentive reimbursement related to the Medicare or Medicaid incentives as we are able to implement the certified EHR technology, meet the defined “meaningful use criteria,” and information from completed cost report periods is available from which to calculate the incentive reimbursement. The timing of recognizing incentive reimbursement will not correlate with the timing of recognizing operating expenses and incurring capital costs in connection with the implementation of EHR technology which may result in material period-to-period changes in our future results of operations. Hospitals that do not qualify as a meaningful user of EHR technology by 2015 are subject to a reduced market basket update to the inpatient prospective payment system standardized amount in 2015 and each subsequent fiscal year. Although we believe that our hospital facilities will be in compliance with the EHR standards by 2015, there can be no assurance that all of our facilities will be in compliance and therefore not subject to the penalty provisions of HITECH. We recognized approximately $162.0 million, $122.7 million and $62.9 million during the years ended December 31, 2013, 2012 and 2011, respectively, of incentive reimbursement for HITECH incentive reimbursements from Medicare and Medicaid related to certain of our hospitals and for certain of our employed physicians, which are presented as a reduction of operating expenses.

As a result of our current levels of cash, available borrowing capacity, long-term outlook on our debt repayments, the refinancing of our term loans and our continued projection of our ability to generate cash flows, we do not anticipate a significant impact on our ability to invest the necessary capital in our business over the next twelve months and into the foreseeable future. We believe there continues to be ample opportunity for growth in substantially all of our markets by decreasing the need for patients to travel outside their communities for healthcare services. Furthermore, we continue to benefit from synergies from our acquisitions and will continue to strive to improve operating efficiencies and procedures in order to improve our profitability at all of our hospitals.

Acquisitions and Divestitures

During 2013, we paid approximately $39.7 million and assumed $4.6 million of noncontrolling interests in acquiring the operating assets and related businesses of certain physician practices, home care agencies, clinics and other ancillary businesses that operate within the communities served by our hospitals. In connection with these acquisitions, we allocated approximately $8.9 million of the consideration paid to property and equipment, assumed $0.3 million of negative net working capital, and the remainder, approximately $36.2 million consisting of intangible assets that do not qualify for separate recognition, was allocated to goodwill. These acquisition transactions were accounted for as purchase business combinations.

Sources of Revenue

The following table presents the approximate percentages of operating revenues, net of contractual allowances and discounts (but before provision for bad debts), by payor source for the periods indicated. The data for the periods presented are not strictly comparable due to the effect that hospital acquisitions have had on these statistics.

	Year Ended December 31,
	2013	2012		2011
Medicare	24.8%	25.9	%(1)	26.7%
Medicaid	9.7	9.7		9.6
Managed Care and other third-party payors	51.9	51.4		51.7
Self-pay	13.6	13.0		12.0

Total	100.0%	100.0%		100.0%

(1)	Excludes the $84.3 million reimbursement settlement and payment update as discussed below.

As shown above, we receive a substantial portion of our revenues from the Medicare and Medicaid programs. Included in Managed Care and other third-party payors is operating revenues from insurance companies with which we have insurance provider contracts, Medicare managed care, insurance companies for which we do not have insurance provider contracts, workers’ compensation carriers and non-patient service revenue, such as rental income and cafeteria sales. In the future, we generally expect revenues received from the Medicare and Medicaid programs to increase due to the general aging of the population. In addition, the Reform Legislation, currently in effect, should increase the number of insured patients, which, in turn, should reduce revenues from self-pay patients and reduce our provision for bad debts. The Reform Legislation, however, imposes significant reductions in amounts the government pays Medicare managed care plans. The trend toward increased enrollment in Medicare managed care may adversely affect our operating revenue growth. Other provisions in the Reform Legislation impose minimum medical-loss ratios and require insurers to meet specific benefit requirements. Furthermore, in the normal course of business, managed care programs, insurance companies and employers actively negotiate the amounts paid to hospitals. There can be no assurance that we will retain our existing reimbursement arrangements or that these third-party payors will not attempt to further reduce the rates they pay for our services.

Net operating revenues include amounts estimated by management to be reimbursable by Medicare and Medicaid under prospective payment systems and provisions of cost-based reimbursement and other payment methods. In addition, we are reimbursed by non-governmental payors using a variety of payment methodologies. Amounts we receive for treatment of patients covered by these programs are generally less than the standard billing rates. We account for the differences between the estimated program reimbursement rates and the standard billing rates as contractual allowance adjustments, which we deduct from gross revenues to arrive at net operating revenues. Final settlements under some of these programs are subject to adjustment based on administrative review and audit by third parties. We account for adjustments to previous program reimbursement estimates as contractual allowance adjustments and report them in the periods that such adjustments become known. During the year ended December 31, 2012, we recognized a net after-tax benefit of $46.0 million from the resolution of an industry-wide governmental settlement and a payment update related to prior periods. Other than these items, contractual allowance adjustments related to final settlements and previous program reimbursement estimates impacted net operating revenues and net income by an insignificant amount in each of the years ended December 31, 2013, 2012 and 2011.

The payment rates under the Medicare program for hospital inpatient and outpatient acute care services are based on a prospective payment system, depending upon the diagnosis of a patient’s condition. These rates are indexed for inflation annually, although increases have historically been less than actual inflation. On August 19, 2013, CMS issued the final rule to adjust this index by 2.5% for hospital inpatient acute care services that are reimbursed under the prospective payment system. The final rule also made other payment adjustments that, coupled with the 0.5% multifactor productivity reduction and a 0.3% reduction to hospital inpatient rates implemented pursuant to the Reform Legislation, yielded an estimated net 0.5% increase in reimbursement for hospital inpatient acute care services beginning October 1, 2013. Reductions in the rate of increase or overall reductions in Medicare reimbursement may cause a decline in the growth of our net operating revenues.

Currently, several states utilize supplemental reimbursement programs for the purpose of providing reimbursement to providers to offset a portion of the cost of providing care to Medicaid and indigent patients. These programs are designed with input from Centers for Medicare and Medicaid Services, or CMS, and are funded with a combination of state and federal resources, including, in certain instances, fees or taxes levied on the providers. Similar programs are also being considered by other states. After these supplemental programs are signed into law, we recognize revenue and related expenses in the period in which amounts are estimable and collection is reasonably assured. Reimbursement under these programs is reflected in net operating revenues and included as Medicaid revenue in the table above, and fees, taxes or other program related costs are reflected in other operating expenses.

In addition, specified managed care programs, insurance companies and employers are actively negotiating the amounts paid to hospitals. The trend toward increased enrollment in managed care may adversely affect our net operating revenue growth.

Results of Operations

Our hospitals offer a variety of services involving a broad range of inpatient and outpatient medical and surgical services. These include general acute care, emergency room, general and specialty surgery, critical care, internal medicine, obstetrics, diagnostic services, psychiatric and rehabilitation services. The strongest demand for hospital services generally occurs during January through April and the weakest demand for these services occurs during the summer months. Accordingly, eliminating the effect of new acquisitions, our net operating revenues and earnings are historically highest during the first quarter and lowest during the third quarter.

The following tables summarize, for the periods indicated, selected operating data.

	Year Ended December 31,
	2013	2012	2011
	(Expressed as a percentage of net operating revenues)
Consolidated:
Net operating revenues	100.0%	100.0%	100.0%
Operating expenses (a)	(86.7)	(84.8)	(84.7)
Depreciation and amortization	(6.0)	(5.6)	(5.5)

Income from operations	7.3	9.6	9.8
Interest expense, net	(4.8)	(4.8)	(5.5)
Loss from early extinguishment of debt	—	(0.9)	(0.6)
Equity in earnings of unconsolidated affiliates	0.3	0.3	0.4
Impairment of long-lived assets	(0.1)	(0.1)	—

Income from continuing operations before income taxes	2.7	4.1	4.1
Provision for income taxes	(0.8)	(1.3)	(1.2)

Income from continuing operations	1.9	2.8	2.9
Loss from discontinued operations, net of taxes	(0.2)	(0.1)	(0.6)

Net income	1.7	2.7	2.3
Less: Net income attributable to noncontrolling interests	(0.6)	(0.6)	(0.6)

Net income attributable to Community Health Systems, Inc. stockholders	1.1%	2.1%	1.7%

	Year Ended December 31,
	2013	2012
Percentage (decrease) increase from same period prior year:
Net operating revenues	(0.1)%	9.6%
Admissions	(6.6)	4.3
Adjusted admissions (b)	(3.9)	6.9
Average length of stay	—	—
Net income attributable to Community Health Systems, Inc. (c)	(46.8)	31.5
Same store percentage (decrease) increase from same period prior year (d)
Net operating revenues	—%	4.7%
Admissions	(7.2)	(0.7)
Adjusted admissions (b)	(4.5)	1.7

(a)	Operating expenses include salaries and benefits, supplies, other operating expenses, government settlement and related costs, electronic health records incentive reimbursement and rent.
(b)	Adjusted admissions is a general measure of combined inpatient and outpatient volume. We computed adjusted admissions by multiplying admissions by gross patient revenues and then dividing that number by gross inpatient revenues.
(c)	Includes loss from discontinued operations.
(d)	Includes acquired hospitals to the extent we operated them in both years.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Net operating revenues decreased slightly by 0.1% to approximately $12.819 billion in 2013, from approximately $12.833 billion in 2012. Included in 2012 net operating revenues on a non-same store basis is approximately $105.3 million of net operating revenues from an industry-wide settlement with the United States Department of Health and Human Services and CMS, based on a claim that acute-care hospitals in the U.S. were underpaid from the Medicare inpatient prospective payment system in federal fiscal years 1999 through 2011. The underpayments resulted from calculations related to the rural floor budget neutrality adjustments implemented in connection with the Balanced Budget Act of 1997. Also included in 2012 net operating revenues is an unfavorable adjustment of approximately $21.0 million, related to the revised Supplemental Security Income ratios issued for federal fiscal years 2006 through 2009 utilized for calculating Medicare Disproportionate Share Hospital reimbursements. Excluding the $84.3 million net effect of these two items on 2012, net operating revenues for the year ended December 31, 2013 increased $70.5 million. Of this increase in net operating revenues, $74.4 million was contributed by hospitals acquired in 2012, offset by a decrease of $3.9 million in net operating revenues from hospitals owned throughout both periods. On a same-store basis, net operating revenues remained flat. The decrease in net operating revenues from the hospitals owned throughout both periods is primarily due to physician office system conversions that negatively affected productivity in some physician practices and an unfavorable rate adjustment in Indiana’s state supplemental Medicaid program.

On a consolidated basis, inpatient admissions decreased by 6.6% and adjusted admissions decreased by 3.9% during the year ended December 31, 2013. On a same-store basis, inpatient admissions decreased by 7.2% and adjusted admissions decreased by 4.5% during the year ended December 31, 2013. This decrease in same-store inpatient admissions was significantly impacted by seasonality factors, including the loss of one day in 2013 as compared to 2012, which was a leap year, as well as additional holidays that fell on weekdays during the first quarter in 2013. The decrease was also reflective of lower admissions from women’s services including obstetrics and gynecology, fewer flu and respiratory-related admissions, lower admissions from primarily low intensity cardiology services, lower admissions due to weather and service closures in a few of our hospitals, lower readmissions and reductions due to the continued impact of involuntary turnover of employed physicians occurring at the end of 2012 and continuing through the six months ended June 30, 2013.

Operating expenses, excluding depreciation and amortization, as a percentage of net operating revenues, increased from 84.8% in 2012 to 86.7% in 2013. Salaries and benefits, as a percentage of net operating revenues, increased from 46.7% in 2012 to 47.6% in 2013. This increase in salaries and benefits, as a percentage of net operating revenues, was primarily due to volume decline in net operating revenues, increase in health insurance benefit costs, and annual pay rate increases taking effect during the year ended December 31, 2013. Supplies, as a percentage of net operating revenues, increased from 15.1% in 2012 to 15.4% in 2013. This increase in supplies is due primarily to higher implant costs from an increase in hip and knee surgeries. Other operating expenses, as a percentage of net operating revenues, increased from 21.9% in 2012 to 22.0% in 2013. This increase is due primarily to higher payments for state supplemental Medicaid programs and higher acquisition-related costs, partially offset by a decrease in professional liability expense, as a percentage of net revenues, due to a decline in claim payments and expenses as well as declines in the volume of higher risk procedures. Government settlement and related costs, as a percentage of net revenues, was 0.8% for the year ended December 31, 2013. Rent, as a percentage of net operating revenues, increased from 2.1% in 2012 to 2.2% in 2013.

Electronic health records incentive reimbursements represent those incentives under the HITECH Act for which the recognition criterion has been met. We have recognized approximately $162.0 million and $122.7 million of incentive reimbursements, or 1.3% and 1.0% of net operating revenues, for the years ended December 31, 2013 and 2012, respectively. We received cash payments of $203.1 million and $141.0 million for these incentives during the years ended December 31, 2013 and 2012, respectively. As of December 31, 2013 and 2012, $90.2 million and $33.3 million was recorded as deferred revenue as all criteria for gain recognition had not been met. Operating expenses incurred related to the installation and adoption of electronic health records, including depreciation and amortization, totaled approximately 0.8% of net operating revenues, of which depreciation and amortization represented 0.5% of net operating revenues for the year ended December 31, 2013. Operating expenses incurred related to the installation and adoption of electronic health records, including depreciation and amortization, totaled approximately 0.6% of net operating revenues, of which depreciation and amortization represented 0.3% of net operating revenues for the year ended December 31, 2012.

Depreciation and amortization, as a percentage of net operating revenues, increased from 5.6% in 2012 to 6.0% in 2013. This increase was due primarily to depreciation and amortization expense related to electronic health records software and hardware and three replacement hospitals opened in 2012.

Interest expense, net, decreased by $7.8 million from $621.0 million in 2012, to $613.1 million in 2013. A decrease in interest rates during 2013, compared to 2012, resulted in a decrease in interest expense of $26.9 million and a decrease in interest expense of $1.7 million due to one additional day of interest expense in the prior year period since 2012 was a leap year. These decreases were partially offset by both an increase in interest expense of $7.4 million due to an increase in our average outstanding debt during 2013, compared to 2012, and an increase in interest expense of $13.4 million as a result of less interest being capitalized during 2013, as compared to 2012, because the prior year period had more major construction projects.

The loss from early extinguishment of debt of $1.3 million was recognized during the year ended December 31, 2013 after the repayment of $206.5 million of the term loans due 2014. The loss from early extinguishment of debt of $115.5 million was recognized during the year ended December 31, 2012 after the purchase and redemption of the 8 7/8% Senior Notes due 2015 and the repayment of existing term loans and revolving credit facility under the Credit Facility as further discussed in Liquidity and Capital Resources.

Equity in earnings of unconsolidated affiliates, as a percentage of net operating revenues, remained consistent at 0.3% for the years ended December 31, 2013 and 2012.

An impairment of $12.1 million was recorded during the year ended December 31, 2013 on certain long-lived assets at four of our smaller hospitals primarily due to experiencing a sustained increase in uncompensated care and reduction in volume during the year resulting in a decline in projections of future cash flows and estimated fair values. An impairment of $10.0 million was recorded during the year ended December 31, 2012 on certain long-lived assets at three of our small hospitals.

The net results of the above mentioned changes resulted in income from continuing operations before income taxes decreasing $175.7 million from $521.8 million in 2012 to $346.1 million in 2013.

Provision for income taxes from continuing operations decreased from $164.0 million in 2012 to $103.7 million in 2013 due to the decrease in income from continuing operations before income taxes. Our effective tax rates were 30.0% and 31.5% for the years ended December 31, 2013 and 2012, respectively. The decrease in our effective tax rate is primarily related to a disproportionate decrease in income from continuing operations before income taxes for the years ended December 31, 2013 and 2012, when compared to the decrease in net income attributable to noncontrolling interests for those same periods, which is not tax-affected in our consolidated financial statements.

Income from continuing operations, as a percentage of net operating revenues, decreased from 2.8% in 2012 to 1.9% in 2013.

Discontinued operations for these periods include the results of operations of certain hospitals owned or leased by us as of December 31, 2013, which were classified as being held for sale during the six months ended June 30, 2014 as described in the explanatory note at the beginning of this Exhibit 99.1. Discontinued operations with respect to these hospitals during the year ended December 31, 2013, consisted of a loss, net of taxes, of $25.2 million, compared to a loss, net of taxes, of $12.0 million during the year ended December 31, 2012. Except for the reclassified hospitals noted above, there were not any other hospitals included in discontinued operations during the years ended December 31, 2013 and December 31, 2012.

Net income, as a percentage of net operating revenues, decreased from 2.7% in 2012 to 1.7% in 2013.

Net income attributable to noncontrolling interests, as a percentage of net operating revenues, remained consistent at 0.6% for the years ended December 31, 2013 and 2012.

Net income attributable to Community Health Systems, Inc. was $141.2 million in 2013 compared to $265.6 million in 2012, a decrease of 46.8%. The decrease in net income attributable to Community Health Systems, Inc. is primarily due to an increase in operating expenses as a percentage of net operating revenues, including the government settlement and related costs and the impairment on certain long-lived assets, which were impacted by lower volumes during the year ended December 31, 2013 as discussed above.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Net operating revenues increased by 9.6% to approximately $12.833 billion in 2012, from approximately $11.708 billion in 2011. Growth from hospitals owned throughout both periods contributed $552.5 million of that increase and $488.2 million was contributed by hospitals acquired in 2012 and 2011. On a same-store basis, net operating revenues increased 4.7%. The increased net operating revenues contributed by hospitals that we owned throughout both periods were primarily attributable to general rate and reimbursement increases including revenues from states with provider assessment programs. Included in net operating revenues on a non-same store basis is approximately $105.3 million of net operating revenues from an industry-wide settlement with the United States Department of Health and Human Services and CMS, based on a claim that acute-care hospitals in the U.S. were underpaid from the Medicare inpatient prospective payment system in federal fiscal years 1999 through 2011. The underpayments resulted from calculations related to the rural floor budget neutrality adjustments implemented in connection with the Balanced Budget Act of 1997. Also included is an unfavorable adjustment of approximately $21.0 million, related to the revised Supplemental Security Income ratios issued for federal fiscal years 2006 through 2009 utilized for calculating Medicare Disproportionate Share Hospital reimbursements.

On a consolidated basis, inpatient admissions increased by 4.3% and adjusted admissions increased by 6.9%. On a same-store basis, inpatient admissions decreased by 0.7% and adjusted admissions increased by 1.7% during the year ended December 31, 2012. This decrease in same-store inpatient admissions was due primarily to a decrease in admissions from women’s services including obstetrics and gynecology, fewer flu and respiratory-related admissions and reductions due to competition in a few of our hospitals during the year ended December 31, 2012, as compared to the year ended December 31, 2011. The reductions in surgical inpatient admissions were offset with a corresponding increase in outpatient surgical visits.

Operating expenses, excluding depreciation and amortization, as a percentage of net operating revenues, increased from 84.7% in 2011 to 84.8% in 2012. Salaries and benefits, as a percentage of net operating revenues, remained consistent at 46.7% for the years ended December 31, 2012 and 2011. Supplies, as a percentage of net operating revenues, decreased from 15.4% in 2011 to 15.1% in 2012. This decrease is due primarily to lower drug, implant and food costs. Other operating expenses, as a percentage of net operating revenues, increased from 21.0% in 2011 to 21.9% in 2012. This increase is due primarily to an increase in costs associated with provider taxes from states with provider assessment programs. Rent, as a percentage of net operating revenues, remained consistent at 2.1% for the years ended December 31, 2012 and 2011.

Electronic health records incentive reimbursements represent those incentives under the HITECH Act for which the recognition criterion has been met. We have recognized approximately $122.7 million and $62.9 million of incentive reimbursements, or 1.0% and 0.5% of net operating revenues, for the years ended December 31, 2012 and 2011, respectively. We received cash payments of $141.0 million and $37.4 million for these incentives during the years ended December 31, 2012 and 2011, respectively. As of December 31, 2012 and 2011, $33.3 million and $8.5 million was recorded as deferred revenue as all criteria for gain recognition had not been met. Operating expenses incurred related to the installation and adoption of electronic health records, including depreciation and amortization, totaled approximately 0.6% of net operating revenues, of which depreciation and amortization represented 0.3% of net operating revenues for the year ended December 31, 2012. Operating expenses incurred related to the installation and adoption of electronic health records, including depreciation and amortization, totaled approximately 0.2% of net operating revenues, of which depreciation and amortization represented less than 0.1% of net operating revenues for the year ended December 31, 2011.

Depreciation and amortization, as a percentage of net operating revenues, increased from 5.5% in 2011 to 5.6% in 2012.

Interest expense, net, decreased by $21.5 million from $642.5 million in 2011, to $621.0 million in 2012. A decrease in interest rates during 2012, compared to 2011, resulted in a decrease in interest expense of $59.4 million. Additionally, interest expense decreased by $2.9 million as a result of more interest being capitalized during 2012, as compared to 2011, as the current year period had more major construction projects. These decreases were partially offset by both an increase in interest expense of $39.0 million due to an increase in our average outstanding debt during 2012, compared to 2011, and an increase in interest expense of $1.8 million due to one additional day of interest expense since 2012 was a leap year.

The loss from early extinguishment of debt of $115.5 million was recognized after the purchase and redemption of the 8 7/8% Senior Notes due 2015 and the repayment of existing term loans and revolving credit facility under the Credit Facility as further discussed in Liquidity and Capital Resources.

Equity in earnings of unconsolidated affiliates, as a percentage of net operating revenues, decreased from 0.4% in 2011 to 0.3% in 2012.

An impairment of $10.0 million was recorded on certain long-lived assets at three of our small hospitals. No impairment charge was recorded for 2011.

The net results of the above mentioned changes resulted in income from continuing operations before income taxes increasing $37.3 million from $484.5 million in 2011 to $521.8 million for 2012.

Provision for income taxes from continuing operations increased from $141.6 million in 2011 to $164.0 million in 2012 due to the increase in income from continuing operations before income taxes. Our effective tax rates were 31.5% and 29.2% for the years ended December 31, 2012 and 2011, respectively. The increase in our effective tax rate is primarily related to a release of uncertain tax positions in 2011 and a decrease in federal tax credits in 2012.

Income from continuing operations, as a percentage of net operating revenues, decreased from 2.9% in 2011 to 2.8% in 2012.

Discontinued operations for these periods include the results of operations of certain hospitals owned or leased by us as of December 31, 2013, which were classified as being held for sale during the six months ended June 30, 2014 as described in the explanatory note at the beginning of this Exhibit 99.1. Discontinued operations with respect to these hospitals during the year ended December 31, 2012, consisted of a loss, net of taxes, of $12.0 million, compared to a loss, net of taxes, of $7.0 million, during the year ended December 31, 2011. Discontinued operations for the year ended December 31, 2011 also included certain other hospitals sold during the year ended December 31, 2011. Overall, discontinued operations during the year ended December 31, 2012, consisted of a loss, net of taxes, of $12.0 million, compared to a loss, net of taxes, of $65.2 million during the year ended December 31, 2011.

Net income, as a percentage of net operating revenues, increased from 2.3% in 2011 to 2.7% in 2012. The increase is primarily due to the increase in net operating revenues, income from electronic health records incentive reimbursement and a decrease in interest expense, offset by the loss from early extinguishment of debt as discussed above.

Net income attributable to noncontrolling interests, as a percentage of net operating revenues, remained consistent at 0.6% for the years ended December 31, 2012 and 2011.

Net income attributable to Community Health Systems, Inc. was $265.6 million in 2012 compared to $201.9 million in 2011, an increase of 31.5%. The increase in net income attributable to Community Health Systems, Inc. is primarily due to the increase in net operating revenues, income from electronic health records incentive reimbursement and a decrease in interest expense, offset by the loss from early extinguishment of debt as discussed above.

Liquidity and Capital Resources

2013 Compared to 2012

Net cash provided by operating activities decreased $191.4 million, from approximately $1.280 billion for the year ended December 31, 2012 to approximately $1.089 billion for the year ended December 31, 2013. The decrease in cash provided by operating activities is due primarily to the $96.8 million of cash received, net of legal fees paid, related to the industry-wide settlement included in net income for the year ended December 31, 2012, as well as a net decrease in cash flows from accounts payable, accrued liabilities and income taxes, primarily as a result of the timing of payments of accounts payable and payroll-related accrued liabilities, which decreased cash flows from operating activities by $173.8 million, a decrease in cash generated from the growth in accounts receivable of $81.3 million and a decrease from the effect of the non-cash loss from early extinguishment of debt of $114.2 million. These decreases in cash flows were offset by an increase in cash flows from supplies, prepaid expenses and other current assets of $91.3 million, an increase in depreciation and amortization expense of $57.1 million, an increase from the effect of the non-cash expense for the reserve recorded for the government settlement and related costs of $101.5 million, an increase from the effect of the non-cash impairment of long-lived assets of $10.1 million, an increase in cash flow from the change in other assets and liabilities of $8.1 million and an increase in all other non-cash expenses of $38.3 million. Included in net cash provided by operating activities for the year ended December 31, 2013 is $203.1 million of cash received for HITECH incentive reimbursements, compared to $141.0 million for the year ended December 31, 2012.

The cash used in investing activities decreased $391.9 million, from approximately $1.4 billion for the year ended December 31, 2012 to approximately $991.3 million for the year ended December 31, 2013. The decrease in cash used in investing activities was due to a decrease in cash paid for acquisitions of facilities and other related equipment of $278.6 million, since there were no hospital acquisitions in the current period compared to four hospitals and one large multi-specialty clinic acquired in 2012, a decrease in the cash used for the purchase of property and equipment of $154.8 million and an increase in the proceeds from sale of property and equipment of $0.5 million. These decreases in cash outflows were partially offset by an increase in cash used for other investments of $42.0 million. Included in cash outflows for other investments for the year ended December 31, 2013 is approximately $168.7 million of capital expenditures related to the purchase and implementation of certified EHR technology, including implementation of Cerner software at ten hospital locations. The remaining cash outflows for other investments of $171.2 million consists primarily of purchases and development of other internal-use software, payments made under non-employee physician recruiting agreements, contributions to equity investees and purchases of available-for-sale securities. We anticipate being able to fund future routine capital expenditures with cash flows generated from operations.

Our net cash used in financing activities was $111.9 million for the year ended December 31, 2013, compared to net cash provided by financing activities of $361.0 million for the year ended December 31, 2012. The change in cash used in financing activities, in comparison to the prior year, is primarily due to a decrease in our long-term borrowings totaling $6.6 billion, but was mostly offset by a reduction in the repayments of our long-term debt of $5.9 billion and deferred financing costs of $128.0 million. Additionally, the special dividend given to stockholders in 2012 of $22.5 million, an increase in the repurchase of our common stock of $27.1 million, an increase in proceeds from the exercise of stock options of $89.8 million and a reduction in the redemption of noncontrolling investments in joint ventures of $35.0 million increased cash used in financing activities. The net decrease in all other financing activities was $10.3 million.

Historically, we have not paid any cash dividends. In December 2012, we declared and paid a special dividend of $0.25 per share to holders of our common stock at the close of business on December 17, 2012, which totaled approximately $23.0 million. We did not pay a cash dividend in 2013 and do not anticipate the payment of any other cash dividends in the foreseeable future. Our Credit Facility limits our ability to pay dividends and/or repurchase stock to an amount not to exceed $150 million in the aggregate plus the aggregate amount of proceeds from the exercise of stock options. The indentures governing our 8% Senior Notes due 2019, our 7 1/8% Senior Notes due 2020 and our 5 1/8% Senior Secured Notes due 2018 also limit our ability to pay dividends and/or repurchase stock. As of December 31, 2013, under the most restrictive test under these agreements, we have approximately $261.9 million available with which to pay permitted dividends and/or repurchase shares of stock or our Notes.

The table below sets forth additional detail about our upcoming cash obligations and a further discussion of our existing Credit Facility is set out under the section “Capital Resources” in Item 7 of this Report. We do not anticipate the need to use funds currently available under our Credit Facility for purposes of funding our operations, although these funds could be used for the purpose of making further acquisitions or for restructuring our existing debt. Furthermore, we anticipate we will remain in compliance with our debt covenants through the next 12 months and beyond into the foreseeable future.

As described in Notes 6, 9 and 16 of the Notes to Consolidated Financial Statements, at December 31, 2013, we had certain cash obligations, which are due as follows (in thousands):

	Total	2014	2015 – 2017	2018 – 2019	2020 and thereafter
Long-term debt	$4,086,971	$161,455	$3,921,709	$1,909	$1,898
8% Senior Notes	2,000,000	—	—	2,000,000	—
7 1⁄8% Senior Notes	1,200,000	—	—	—	1,200,000
5 1⁄8% Senior Secured Notes	1,600,000	—	—	1,600,000	—
Receivables Facility	500,000	—	500,000	—	—

Total long-term debt (1)	9,386,971	161,455	4,421,709	3,601,909	1,201,898
Interest on Credit Facility, Notes and Receivables Facility (2)	2,342,207	477,928	1,268,425	542,417	53,437
Capital lease obligations, including interest	80,922	9,289	19,151	11,086	41,396
Operating leases	768,644	186,715	366,491	106,748	108,690
Replacement facilities and other capital commitments (3)	451,843	220,018	229,004	2,821	—
Open purchase orders (4)	423,547	423,547	—	—	—
Liability for uncertain tax positions, including interest and penalties	924	—	201	—	723

Total	$13,455,058	$1,478,952	$6,304,981	$4,264,981	$1,406,144

(1)	The amounts included for total long-term debt in this table are as of December 31, 2013. Subsequent to that date, on January 27, 2014, CHS entered into a third amendment and restatement of its existing credit agreement as part of the financing of the HMA merger. Also in connection with financing the HMA merger, CHS issued (i) $1.0 billion aggregate principal amount of Senior Secured Notes due 2021, and (ii) $3.0 billion aggregate principal amount of Secured Notes due 2022. As a result, the total maturities and cash obligations for our long-term debt as adjusted for these financing activities will be, as follows: $122.2 million due in 2014, $2.671 billion due in 2015-2017, $4.294 billion due in 2018-2019, and $9.527 billion due in the years thereafter.

Such changes to the amounts and maturities of our long-term debt will be reflected in future filings. See further discussion in Liquidity and Capital Resources.

(2)	Estimate of interest payments assumes the interest rates at December 31, 2013 remain constant during the period presented for the Credit Facility and the Receivables Facility, which are variable rate debt. The interest rate used to calculate interest payments for the Credit Facility was the London Interbank Offered Rate, or LIBOR, as of December 31, 2013 plus the applicable spread. The 8% Senior Notes are fixed at an interest rate of 8% per annum. The 7 1⁄8% Senior Notes are fixed at an interest rate of 7.125% per annum. The 5 1⁄8% Senior Secured Notes are fixed at an interest rate of 5.125% per annum.

(3)	Pursuant to hospital purchase agreements in effect as of December 31, 2013, we have commitments to build one replacement facility and the following capital commitments. As part of an acquisition in 2012, we agreed to build a replacement hospital in York, Pennsylvania, by July 2017. Construction costs, including equipment costs, for this replacement facility is currently estimated to be approximately $100.0 million, of which approximately $0.7 million has been incurred to date. In addition, in October 2008, after the purchase of the noncontrolling owner’s interest in our Birmingham, Alabama facility, we initiated the purchase of a site, which includes a partially constructed hospital structure, for a potential replacement to our existing Birmingham facility. In September 2010, we received approval of our request for a certificate of need from the Alabama Certificate of Need Review Board. This CON was challenged in the Alabama state circuit and appellate courts, but the CON was upheld by the Supreme Court of Alabama in May 2013, eliminating any further appeals. Our estimated construction costs for the Birmingham replacement facility, including the acquisition of the site and equipment costs, are approximately $280.0 million, of which approximately $64.2 million has been incurred to date. In addition, under other purchase agreements, we have committed to spend approximately $393.5 million for costs such as capital improvements, equipment, selected leases and physician recruiting. These commitments are required to be fulfilled generally over a five to seven year period after acquisition. Through December 31, 2013, we have incurred approximately $256.8 million related to these commitments.
(4)	Open purchase orders represent our commitment for items ordered but not yet received.

At December 31, 2013, we had issued letters of credit primarily in support of potential insurance related claims and specified outstanding bonds of approximately $19.4 million.

Our debt as a percentage of total capitalization decreased from 77% at December 31, 2012 to 75% at December 31, 2013.

2012 Compared to 2011

Net cash provided by operating activities increased $18.2 million, from approximately $1.262 billion for the year ended December 31, 2011 to approximately $1.280 billion for the year ended December 31, 2012. The increase in cash provided by operating activities is due primarily to an increase in net income of $68.2 million, an increase in depreciation and amortization expense of $67.9 million, loss from early extinguishment of debt of $49.4 million, impairment of long-lived assets of $10.0 million, an increase in all other non-cash expenses of $1.5 million, and an increase in cash flow from the change in other assets and liabilities of $45.2 million. In addition, an increase in cash flows from accounts payable, accrued liabilities and income taxes, primarily as a result of the timing of payments, increased cash flows from operating activities by $0.2 million. These increases in cash flows were offset by a decrease in cash flows from supplies, prepaid expenses and other current assets of $56.9 million, a decrease in deferred taxes of $53.6 million, a decrease due to the non-recurring impairment of hospitals sold in 2011 of $47.9 million and decreases in cash generated from accounts receivable of $65.8 million, primarily from growth in accounts receivable at hospitals acquired in 2012 due to delays in billing and collection arising from system conversions. Included in net cash provided by operating activities for the year ended December 31, 2012 is $141.0 million of cash received for HITECH incentive reimbursements, compared to $37.4 million for the year ended December 31, 2011.

The cash used in investing activities increased $187.4 million, from approximately $1.2 billion for the year ended December 31, 2011 to approximately $1.4 billion for the year ended December 31, 2012. The increase in cash used in investing activities was due to a decrease in the amount of the proceeds from the sale of property and equipment of $5.3 million and the decrease in proceeds from the sale of three hospitals in 2011 of $173.4 million. There were no hospital divestitures in 2012. Additionally, the increase in cash used in investing activities was due to an increase in cash used for other investments of $109.6 million. Included in cash outflows for other investments for the year ended December 31, 2012 is approximately $127.0 million of capital expenditures related to the purchase and implementation of certified EHR technology. The remaining cash outflows for other investments consists primarily of purchases and development of other internal-use software and payments made under non-employee physician recruiting agreements of $148.5 million and an increase in available-for-sale securities of $22.5 million. These increases in cash outflows were partially offset by a decrease in cash paid for acquisitions of facilities and other related equipment of $93.0 million and a decrease in the cash used for the purchase of property and equipment of $7.9 million. We anticipate being able to fund future routine capital expenditures with cash flows generated from operations.

Our net cash provided by financing activities was $361.0 million for the year ended December 31, 2012, compared to net cash used in financing activities $235.4 million for the year ended December 31, 2011. The increase in cash provided by financing activities, in comparison to the prior year, is primarily due to an increase in borrowings under our Credit Facility, proceeds from the Receivables Facility and the issuance of our 8% Senior Notes, our 7 1/8% Senior Notes and our 5 1/8% Senior Secured Notes totaling $6.6 billion, but was mostly offset by an increase in the repayments of our long-term debt of $5.9 billion. Additionally, a reduction in the repurchase of our common stock of $85.8 million increased cash provided by financing activities. These increases were also partially offset by an increase in deferred financing costs of $121.9 million associated with the amendments of our Credit Facility and the issuance of our 8% Senior Notes, our 7 1/8% Senior Notes and our 5 1/8% Senior Secured Notes, the special dividend to stockholders of $22.5 million and an increase in the redemption of noncontrolling investments in joint ventures of $31.3 million. The net decrease in all other financing activities was $8.2 million.

Capital Expenditures

Cash expenditures for purchases of facilities were $43.7 million in 2013, $322.3 million in 2012 and $415.4 million in 2011. Our expenditures in 2013 were for the purchase of surgery centers, physician practices and other ancillary services. Our expenditures in 2012 included $238.8 million for the purchase of three hospitals in Pennsylvania and one hospital in Illinois, $91.5 million for surgery centers and other physician practices, including a large physician practice in Texas, partially offset by $8.0 million of cash received for the settlement of working capital items from a prior divestiture and return of a deposit made at acquisition related to building a replacement hospital. Our expenditures in 2011 included $357.3 million for the purchase of four hospitals, $56.7 million for the purchase of clinics, surgery centers and physician practices and $1.4 million for the settlement of acquired working capital.

Excluding the cost to construct replacement hospitals, our cash expenditures for routine capital for 2013 totaled $551.7 million compared to $672.7 million in 2012, and $611.7 million in 2011. These capital expenditures related primarily to the purchase of additional equipment, minor renovations and information systems infrastructure. Costs to construct replacement hospitals totaled $62.3 million in 2013, $96.1 million in 2012 and $165.0 million in 2011. The costs to construct replacement hospitals for the year ended December 31, 2013 represent both planning and construction costs for two replacement hospitals discussed below. The costs to construct replacement hospitals for the year ended December 31, 2012 represent construction and equipment costs primarily for three replacement hospitals opened in 2012 located in Barstow, California; Valparaiso, Indiana; and Siloam Springs, Arkansas. The costs to construct replacement hospitals for the year ended December 31, 2011 represent both planning and construction costs for four replacement hospitals.

Pursuant to hospital purchase agreements in effect as of December 31, 2013, we agreed to build a replacement hospital in York, Pennsylvania, by July 2017, as part of an acquisition in 2012. Construction costs, including equipment costs, for the York replacement facility is currently estimated to be approximately $100.0 million, of which $0.7 million has been incurred to date. In addition, in October 2008, after the purchase of the noncontrolling owner’s interest in our Birmingham, Alabama facility, we initiated the purchase of a site, which includes a partially constructed hospital structure, for a potential replacement to our existing Birmingham facility. In September 2010, we received approval of our request for a certificate of need, or CON, from the Alabama Certificate of Need Review Board. This CON was challenged in the Alabama state circuit and appellate courts, but the CON was upheld by the Supreme Court of Alabama in May 2013, eliminating any further appeals. Our estimated construction costs, including the acquisition of the site and equipment costs, are approximately $280.0 million for the Birmingham replacement facility, of which $64.2 million has been incurred to date. We expect total capital expenditures of approximately $975 million to $1.150 billion in 2014 (which includes amounts that are required to be expended pursuant to the terms of hospital purchase agreements), including approximately $845 million to $980 million for renovation and equipment cost and approximately $130 million to $170 million for construction and equipment cost of the replacement hospitals.

Capital Resources

Net working capital was approximately $1.290 billion at December 31, 2013, compared to $1.275 billion at December 31, 2012, an increase of $14.7 million. Contributing to the increase in net working capital were increases in patient accounts receivable of approximately $288.5 million, supplies of approximately $9.2 million, prepaid income taxes of approximately $57.2 million, prepaid expenses of approximately $2.2 million and other current assets of approximately $1.8 million and decreases in employee compensation liabilities of approximately $14.4 million. These increases in working capital were partially offset by increases in current maturities of long-term debt of approximately $77.0 million, accounts payable of approximately $129.5 million, deferred tax liabilities of $3.2 million, other current liabilities of approximately $117.6 million, accrued interest of approximately $1.2 million and decreases in cash of approximately $14.4 million and deferred tax assets of approximately $15.7 million.

We obtained senior secured financing under the Credit Facility with a syndicate of financial institutions led by Credit Suisse, as administrative agent and collateral agent. A $750 million revolving credit facility was available to us for working capital and general corporate purposes under the Credit Facility. The revolving credit facility also includes a subfacility for letters of credit and a swingline subfacility. The Credit Facility requires quarterly amortization payments of each term loan facility equal to 0.25% of the outstanding amount of the term loans. On November 5, 2010, we entered into an amendment and restatement of the Credit Facility. The amendment extended by two and a half years, until January 25, 2017, the maturity date of $1.5 billion of our existing term loans under the Credit Facility and increased the pricing on these term loans to LIBOR plus 350 basis points. The amendment also increased our ability to issue additional indebtedness under the uncommitted incremental facility to $1.0 billion from $600 million, permitted us to issue term loan A loans under the incremental facility and provided up to $2.0 billion of borrowing capacity from receivable transactions, an increase of $0.5 billion, of which approximately $1.7 billion would be required to be used for repayment of our existing term loans. On February 2, 2012, we completed a second amendment and restatement of the Credit Facility to extend an additional $1.6 billion of our term loans due 2014 under the Credit Facility to match the maturity date and interest rate margins of the term loans due January 25, 2017. On August 3, 2012, we entered into Amendment No. 1 to the Credit Facility to provide increased flexibility for refinancing and repayment of the term loans due 2014 and amend certain other terms. On August 22, 2012, we entered into a loan modification agreement with respect to the Credit Facility to extend approximately $340 million of the term loans due 2014 to match the maturity date and interest rate margins of the term loans due January 25, 2017. On November 27, 2012, we entered into Amendment No. 2 to the Credit Facility to provide increased flexibility for us to make investments and restricted payments, incur debt related to acquisitions, amend certain other terms of the Credit Facility, including the maximum leverage ratio and interest coverage ratio financial coverage levels, and add a one year 1% prepayment premium payable in connection with a repricing of the term loans due in 2017.

On August 12, 2013, CHS entered into Amendment No. 3 to the Credit Facility to provide increased flexibility for CHS to incur debt by amending certain terms of the Credit Facility, including the maximum leverage ratio and secured leverage ratio covenant levels. In addition, the amendment includes pricing protection for certain term loans due January 25, 2017, which specifies an increased margin in certain instances. The amendment also provides for a total leverage-based step-up to the applicable margin of the term loans due January 25, 2017 and the term loans due July 25, 2014. The pricing of the loans under the Credit Facility will otherwise remain unchanged. During the year ended December 31, 2013, we paid down $206.5 million of the term loans due 2014. The remaining balance of the non-extended term loans due 2014 at December 31, 2013 of approximately $59.6 million was paid as part of the financing for the HMA merger.

Effective March 6, 2012, we obtained a new $750 million senior secured revolving credit facility, or the Replacement Revolver Facility, and a new $750 million incremental term loan A facility, or the Incremental Term Loan, subject to the terms and conditions set forth in the Credit Facility. The Replacement Revolver Facility replaced in full the existing revolving credit facility under the Credit Facility. The net proceeds of the Incremental Term Loan were used to repay the same amount of the existing term loans under the Credit Facility. Both the Replacement Revolver Facility and the Incremental Term Loan have a maturity date of October 25, 2016, subject to customary acceleration events and to earlier maturity if the repayment, extension or refinancing with longer maturity debt of substantially all of the then outstanding term loans maturing July 25, 2014 and the now fully redeemed 8 7/8% Senior Notes does not occur by April 25, 2014. The pricing on each of the Replacement Revolver Facility and the Incremental Term Loan is initially LIBOR plus a margin of 250 basis points, subject to adjustment based on our leverage ratio. The Incremental Term Loan amortizes at 5% in year one, 10% in years two and three, 15% in year four and 60% in year five.

The term loan facility must be prepaid in an amount equal to (1) 100% of the net cash proceeds of certain asset sales and dispositions by us and our subsidiaries, subject to certain exceptions and reinvestment rights, (2) 100% of the net cash proceeds of issuances of certain debt obligations or receivables-based financing by us and our subsidiaries, subject to certain exceptions, and (3) 50%, subject to reduction to a lower percentage based on our leverage ratio (as defined in the Credit Facility generally as the ratio of total debt on the date of determination to our EBITDA, as defined, for the four quarters most recently ended prior to such date), of excess cash flow (as defined) for any year, commencing in 2008, subject to certain exceptions. Voluntary prepayments and commitment reductions are permitted in whole or in part, without any premium or penalty, subject to minimum prepayment or reduction requirements.

The obligor under the Credit Facility is CHS. All of our obligations under the Credit Facility are unconditionally guaranteed by Community Health Systems, Inc. and certain of its existing and subsequently acquired or organized domestic subsidiaries. All obligations under the Credit Facility and the related guarantees are secured by a perfected first priority lien or security interest in substantially all of the assets of Community Health Systems, Inc., CHS and each subsidiary guarantor, including equity interests held by us or any subsidiary guarantor, but excluding, among others, the equity interests of non-significant subsidiaries, syndication subsidiaries, securitization subsidiaries and joint venture subsidiaries.

The loans under the Credit Facility bear interest on the outstanding unpaid principal amount at a rate equal to an applicable percentage plus, at our option, either (a) an Alternate Base Rate (as defined) determined by reference to the greater of (1) the Prime Rate (as defined) announced by Credit Suisse or (2) the Federal Funds Effective Rate (as defined) plus 0.5% or (3) the adjusted LIBOR rate on such day for a three-month interest period commencing on the second business day after such day plus 1%, or (b) a reserve adjusted LIBOR for dollars (Eurodollar rate) (as defined). The applicable percentage for Alternate Base Rate loans is 1.25% for term loans due 2014 and 2.50% for term loans due 2017. The applicable percentage for Eurodollar rate loans is 2.25% for term loans due 2014 and 3.50% for term loans due 2017. The applicable percentage for revolving loans and the Incremental Term Loan is 1.50% for Alternate Base Rate loans and 2.50% for Eurodollar loans. The applicable percentage for the loans under the Credit Facility is subject to adjustment based on our leverage ratio. Loans under the swingline subfacility bear interest at the rate applicable to Alternate Base Rate loans under the Credit Facility.

We have agreed to pay letter of credit fees equal to the applicable percentage then in effect with respect to Eurodollar rate loans under the revolving credit facility times the maximum aggregate amount available to be drawn under all letters of credit outstanding under the subfacility for letters of credit. The issuer of any letter of credit issued under the subfacility for letters of credit will also receive a customary fronting fee and other customary processing charges. We are obligated to pay commitment fees of 0.50% per annum (subject to reduction based upon our leverage ratio), on the unused portion of the revolving credit facility. For purposes of this calculation, swingline loans are not treated as usage of the revolving credit facility.

The Credit Facility contains customary representations and warranties, subject to limitations and exceptions, and customary covenants restricting our and our subsidiaries’ ability, subject to certain exception, to, among other things, (1) declare dividends, make distributions or redeem or repurchase capital stock, (2) prepay, redeem or repurchase other debt, (3) incur liens or grant negative pledges, (4) make loans and investments and enter into acquisitions and joint ventures, (5) incur additional indebtedness or provide certain guarantees, (6) make capital expenditures, (7) engage in mergers, acquisitions and asset sales, (8) conduct transactions with affiliates, (9) alter the nature of our businesses, (10) grant certain guarantees with respect to physician practices, (11) engage in sale and leaseback transactions or (12) change our fiscal year. We and our subsidiaries are also required to comply with specified financial covenants (consisting of a leverage ratio and an interest coverage ratio) and various affirmative covenants.

Events of default under the Credit Facility include, but are not limited to, (1) our failure to pay principal, interest, fees or other amounts under the credit agreement when due (taking into account any applicable grace period), (2) any representation or warranty proving to have been materially incorrect when made, (3) covenant defaults subject, with respect to certain covenants, to a grace period, (4) bankruptcy events, (5) a cross default to certain other debt, (6) certain undischarged judgments (not paid within an applicable grace period), (7) a change of control, (8) certain ERISA-related defaults and (9) the invalidity or impairment of specified security interests, guarantees or subordination provisions in favor of the administrative agent or lenders under the Credit Facility.

As of December 31, 2013, the availability for additional borrowings under our Credit Facility was $750 million pursuant to the Replacement Revolver Facility, of which $19.4 million was set aside for outstanding letters of credit. We believe that these funds, along with internally generated cash and continued access to the bank credit and capital markets, will be sufficient to finance future acquisitions, capital expenditures and working capital requirements through the next 12 months and into the foreseeable future.

On March 21, 2012, CHS completed the secondary offering of $1.0 billion aggregate principal amount of 8% Senior Notes, which were issued in a private placement (at a premium of 102.5%). The net proceeds from this issuance were used to finance the purchase of approximately $850 million aggregate principal amount of CHS’ then outstanding 8 7/8% Senior Notes, to pay related fees and expenses and for general corporate purposes. On March 21, 2012, CHS completed the cash tender offer for $850 million of the then $1.8 billion aggregate outstanding principal amount of 8 7/8% Senior Notes.

On July 18, 2012, CHS completed an underwritten public offering under our automatic shelf registration filed with the SEC of $1.2 billion aggregate principal amount of 7 1/8% Senior Notes due 2020. The net proceeds of the offering were used to finance the purchase or redemption of the then outstanding $934.3 million principal amount plus accrued interest of the 8 7/8% Senior Notes, to pay for consents delivered in connection therewith, to pay related fees and expenses, and for general corporate purposes.

On August 17, 2012, CHS completed an underwritten public offering under our automatic shelf registration filed with the SEC of $1.6 billion aggregate principal amount of 5 1/8% Senior Secured Notes due 2018. The 5 1/8% Senior Secured Notes are secured by a first-priority lien subject to a shared lien of equal priority with certain other obligations, including obligations under the Credit Facility, and subject to prior ranking liens permitted by the indenture governing the 5 1/8% Senior Secured Notes on substantially the same assets, subject to certain exceptions, that secure CHS’ obligations under the Credit Facility. The net proceeds of the offering, together with available cash on hand, were used to finance the prepayment of $1.6 billion of the outstanding term loans due 2014 under the Credit Facility and related fees and expenses.

On March 21, 2012, through certain of its subsidiaries, CHS entered into an accounts receivable loan agreement, or the Receivables Facility, with a group of lenders and banks, Credit Agricolé Corporate and Investment Bank, as a managing agent and as the administrative agent, and The Bank of Nova Scotia, as a managing agent. On March 7, 2013, CHS and certain of its subsidiaries amended the Receivables Facility to add an additional managing agent, The Bank of Tokyo-Mitsubishi UFJ, Ltd., to increase the size of the facility from $300 million to $500 million and to extend the scheduled termination date. Additional subsidiaries also agreed to participate in the Receivables Facility as of that date. The existing and future non-self pay patient-related accounts receivable, or the Receivables, for certain hospitals of CHS and its subsidiaries serve as collateral for the outstanding borrowings under the Receivables Facility. The interest rate on the borrowings is based on the commercial paper rate plus an applicable interest rate spread. Unless earlier terminated or subsequently extended pursuant to its terms, the Receivables Facility will expire on March 21, 2015, subject to customary termination events that could cause an early termination date. CHS maintains effective control over the Receivables because, pursuant to the terms of the Receivables Facility, the Receivables are sold from certain of CHS’ subsidiaries to CHS, and CHS then sells or contributes the Receivables to a special-purpose entity that is wholly-owned by CHS. The wholly-owned special-purpose entity in turn grants security interests in the Receivables in exchange for borrowings obtained from the group of third-party lenders and banks of up to $500 million outstanding from time to time based on the availability of eligible Receivables and other customary factors. The group of third-party lenders and banks do not have recourse to CHS or its subsidiaries beyond the assets of the wholly-owned special-purpose entity that collateralizes the loan. The Receivables and other assets of the wholly-owned special-purpose entity will be available first and foremost to satisfy the claims of the creditors of such entity. The outstanding borrowings pursuant to the Receivables Facility at December 31, 2013 totaled $500 million and are classified as long-term debt on the consolidated balance sheet. At December 31, 2013, the carrying amount of Receivables included in the Receivables Facility totaled approximately $1.0 billion and is included in patient accounts receivable on the consolidated balance sheet.

As of December 31, 2013, we are currently a party to the following interest rate swap agreements to limit the effect of changes in interest rates on approximately 44% of our variable rate debt. On each of these swaps, we receive a variable rate of interest based on the three-month LIBOR, in exchange for the payment by us of a fixed rate of interest. We currently pay, on a quarterly basis, a margin above LIBOR of 225 basis points for revolving credit and term loans due 2014, 250 basis points for the Replacement Revolver Facility and the Incremental Term Loan and 350 basis points for term loans due 2017 under the Credit Facility.

Swap #	Notional Amount (in thousands)	Fixed Interest Rate	Termination Date	Fair Value (in thousands)
1	$100,000	5.231%	July 25, 2014	$2,818
2	100,000	5.231%	July 25, 2014	2,818
3	200,000	5.160%	July 25, 2014	5,556
4	75,000	5.041%	July 25, 2014	2,033
5	125,000	5.022%	July 25, 2014	3,374
6	100,000	2.621%	July 25, 2014	1,336
7	100,000	3.110%	July 25, 2014	1,613
8	100,000	3.258%	July 25, 2014	1,697
9	200,000	2.693%	October 26, 2014	3,977
10	300,000	3.447%	August 8, 2016	21,597
11	200,000	3.429%	August 19, 2016	14,403
12	100,000	3.401%	August 19, 2016	7,130
13	200,000	3.500%	August 30, 2016	14,884
14	100,000	3.005%	November 30, 2016	6,376
15	200,000	2.055%	July 25, 2019	(954	)(1)
16	200,000	2.059%	July 25, 2019	(895	)(2)

(1)	This interest rate swap becomes effective July 25, 2014.
(2)	This interest rate swap becomes effective July 25, 2014.

The Credit Facility and/or the Notes contain various covenants that limit our ability to take certain actions including; among other things, our ability to:

•	incur, assume or guarantee additional indebtedness;

•	issue redeemable stock and preferred stock;

•	repurchase capital stock;

•	make restricted payments, including paying dividends and making investments;

•	redeem debt that is junior in right of payment to the Notes;

•	create liens without securing the Notes;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	enter into agreements that restrict dividends from subsidiaries;

•	merge, consolidate, sell or otherwise dispose of substantial portions of our assets;

•	enter into transactions with affiliates and

•	guarantee certain obligations.

In addition, our Credit Facility contains restrictive covenants and requires us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet these restricted covenants and financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those tests. A breach of any of these covenants could result in a default under our Credit Facility and/or the Notes. Upon the occurrence of an event of default under our Credit Facility or the Notes, all amounts outstanding under our Credit Facility and the Notes may become immediately due and payable and all commitments under the Credit Facility to extend further credit may be terminated.

We believe that internally generated cash flows, availability for additional borrowings under our Credit Facility of $750 million (consisting of a $750 million revolving credit facility, of which $19.4 million is set aside for outstanding letters of credit) and our ability to amend the Credit Facility to provide for one or more tranches of term loans in an aggregate principal amount of $1.0 billion, and our continued access to the bank credit and capital markets will be sufficient to finance acquisitions, capital expenditures and working capital requirements through the next 12 months, other than the HMA merger in January 2014, for which we obtained commitments for separate financing, as further discussed below. We believe these same sources of cash, borrowings under our Credit Facility as well as access to bank credit and capital markets will be available to us beyond the next 12 months and into the foreseeable future.

On May 24, 2012, we filed a universal automatic shelf registration statement on Form S-3ASR, as amended on June 7, 2012, that will permit us, from time to time, in one or more public offerings, to offer debt securities, common stock, preferred stock, warrants, depositary shares, or any combination of such securities. The shelf registration statement will also permit our subsidiary, CHS, to offer debt securities that would be guaranteed by us, from time to time in one or more public offerings. The terms of any such future offerings would be established at the time of the offering.

As previously disclosed, we completed the HMA merger pursuant to the Merger Agreement on January 27, 2014. In conjunction with the HMA merger, we also entered into the following financing activities to provide financing for the merger.

The Amended and Restated Credit Agreement

On January 27, 2014, CHS entered into a third amendment and restatement, or the Amendment, of its existing credit agreement, dated as of July 25, 2007, as amended and restated as of November 5, 2010 and as of February 2, 2012, among the Parent Company, CHS, the lenders party thereto and Credit Suisse AG, as administrative agent and collateral agent.

The Amendment provides for (i) the replacement of the revolving credit facility with a new $1.0 billion revolving facility maturing 2019, or the Revolving Facility, (ii) the addition of a new $1.0 billion Term A facility due 2019, or the Term A Facility, (iii) a Term D facility in an aggregate principal amount equal to $4.602 billion due 2021 (which includes certain term loans due 2017 that were converted into such Term D facility (collectively, the Term D Facility)), (iv) the conversion of certain term loans due 2017 into Term E Loans and the borrowing of new Term E Loans due 2017 in an aggregate principal amount of $1.677 billion (collectively, the Term E Facility and, together with the Revolving Facility, the Term D Facility and the Term A Facility, the Credit Facilities) and (v) the addition of flexibility commensurate with our post-acquisition structure. In addition to funding a portion of the consideration in connection with the HMA merger, some of the proceeds of the Term A Facility and Term D Facility will be used to refinance the outstanding $637.5 million existing Term A facility due 2016 and the $59.6 million of term loans due 2014, respectively.

Loans in respect of the Credit Facilities may be borrowed in LIBOR and Base Rate. Loans in respect of the Revolving Facility and the Term A Facility will accrue interest at a rate per annum initially equal to LIBOR plus 2.75%, in the case of LIBOR borrowings, and Base Rate plus 1.75%, in the case of Base Rate borrowings. In addition, the margin in respect of the Revolving Facility and the Term A Facility will be subject to step-downs determined by reference to a leverage based pricing grid. Loans in respect of the Term D Facility and the Term E Facility will accrue interest at a rate per annum equal to LIBOR plus 3.25%, in the case of LIBOR borrowings, and Base Rate plus 2.25%, in the case of Base Rate Borrowings. The Term D Facility will be subject to a 1.00% LIBOR floor.

The Notes Indentures

In connection with the consummation of the HMA merger, CHS issued: (i) $1.0 billion aggregate principal amount of 5.125% Senior Secured Notes due 2021, or the Secured Notes, pursuant to an indenture, as supplemented, dated as of January 27, 2014, collectively, the Secured Indenture, by and among CHS, the Parent Company, the other guarantors from time to time party thereto, Regions Bank, as trustee, and Credit Suisse AG, as collateral agent, or the Collateral Agent and (ii) $3.0 billion aggregate principal amount of 6.875% Senior Notes due 2022, or the Unsecured Notes, and, together with the Secured Notes, the Notes, pursuant to an indenture, as supplemented, dated as of January 27, 2014, collectively, the Unsecured Indenture, by and among CHS, the Parent Company, the other guarantors from time to time party thereto, and Regions Bank, as trustee, or the Unsecured Indenture.

The Secured Notes are senior secured obligations of CHS and are guaranteed on a senior secured basis by us, CHS and certain of CHS’s subsidiaries. The Secured Notes mature on August 1, 2021, and bear interest at a rate of 5.125% per annum, payable semi-annually in arrears in cash on February 1 and August 1 of each year, beginning on August 1, 2014. CHS is entitled to redeem some or all of the Secured Notes at any time on or after February 1, 2017 at the redemption prices set forth in the Secured Indenture, plus accrued and unpaid interest, if any. In addition, prior to February 1, 2017, CHS may redeem some or all of the Secured Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, plus a “make whole” premium, as set forth in the Secured Indenture. CHS is entitled to redeem up to 40% of the aggregate principal amount of the Secured Notes until February 1, 2017 with the net proceeds from certain equity offerings at the redemption price set forth in the Secured Indenture. The Secured Indenture also contains covenants that, among other things, subject to various qualifications and exceptions, limit the ability of CHS and certain of CHS’s subsidiaries to: incur or guarantee additional indebtedness; pay dividends or make other restricted payments; make certain investments; create or incur certain liens; sell assets and subsidiary stock; transfer all or substantially all of their assets or enter into merger or consolidation transactions; and enter into transactions with affiliates.

The Unsecured Notes are senior unsecured obligations of CHS and are guaranteed on a senior basis by the Parent Company, CHS and certain of CHS’s subsidiaries. The Unsecured Notes mature on February 1, 2022, and bear interest at a rate of 6.875% per annum, payable semi-annually in arrears in cash on February 1 and August 1 of each year, beginning on August 1, 2014. CHS is entitled to redeem some or all of the Unsecured Notes at any time on or after February 1, 2018 at the redemption prices set forth in the Unsecured Indenture, plus accrued and unpaid interest, if any. In addition, prior to February 1, 2018, CHS may redeem some or all of the Unsecured Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, plus a “make whole” premium, as set forth in the Unsecured Indenture. CHS is entitled to redeem up to 40% of the aggregate principal amount of the Unsecured Notes until February 1, 2017 with the net proceeds from certain equity offerings at the redemption price set forth in the Unsecured Indenture. The Unsecured Indenture also contains covenants that, among other things, subject to various qualifications and exceptions, limit the ability of CHS, and certain of its subsidiaries to: incur or guarantee additional indebtedness; pay dividends or make other restricted payments; make certain investments; create or incur certain liens; sell assets and subsidiary stock; transfer all or substantially all of their assets or enter into merger or consolidation transactions; and enter into transactions with affiliates.

Off-balance Sheet Arrangements

Our consolidated operating results for the years ended December 31, 2013 and 2012, included $110.2 million and $167.6 million, respectively, of net operating revenues and $7.4 million and $27.8 million, respectively, of income from continuing operations before income taxes, generated from two hospitals in 2013 and three hospitals in 2012 operated by us under operating lease arrangements. In accordance with U.S. GAAP, the respective assets and the future lease obligations under these arrangements are not recorded on our consolidated balance sheet. Lease costs under these arrangements are included in rent expense and totaled approximately $6.6 million and $7.2 million for the years ended December 31, 2013 and 2012, respectively. The current terms of these operating leases expire between December 2020 and June 2022, not including lease extension options. If we allow these leases to expire, we would no longer generate revenues nor incur expenses from these hospitals. The operating lease at our Barstow, California location terminated on November 30, 2012 in conjunction with the opening of the replacement facility that we constructed, which was a requirement of the operating lease agreement. The 11 months of operating results for the Barstow location for the year ended December 31, 2012 are included in the above amounts.

In the past, we have utilized operating leases as a financing tool for obtaining the operations of specified hospitals without acquiring, through ownership, the related assets of the hospital and without a significant outlay of cash at the front end of the lease. We utilize the same operating strategies to improve operations at those hospitals held under operating leases as we do at those hospitals that we own. We have not entered into any operating leases for hospital operations since December 2000.

As described more fully in Note 16 of the Notes to Consolidated Financial Statements, at December 31, 2013, we have certain cash obligations for replacement facilities and other construction commitments of $451.8 million and open purchase orders for $423.5 million.

Noncontrolling Interests

We have sold noncontrolling interests in certain of our subsidiaries or acquired subsidiaries with existing noncontrolling interest ownership positions. As of December 31, 2013, we have hospitals in 21 of the markets we serve, with noncontrolling physician ownership interests ranging from less than 1% to 40%, including one hospital that also had a non-profit entity as a partner. In addition, we have three other hospitals with noncontrolling interests owned by non-profit entities. During the three months ended March 31, 2012, one of our subsidiaries purchased the outstanding partnership interests not already owned by us that were held by physician investors in the limited partnership that owns and operates Longview Regional Medical Center in Longview, Texas. The purchase price for these partnership interests was $28.8 million. After acquiring these partnership interests, one or more of our subsidiaries collectively own 100% of the outstanding equity of the limited partnership that owns and operates this hospital. Redeemable noncontrolling interests in equity of consolidated subsidiaries was $358.4 million and $367.7 million as of December 31, 2013 and 2012, respectively, and noncontrolling interests in equity of consolidated subsidiaries was $63.6 million and $65.3 million as of December 31, 2013 and 2012, respectively, and the amount of net income attributable to noncontrolling interests was $76.1 million, $80.2 million and $75.7 million for the years ended December 31, 2013, 2012 and 2011, respectively. As a result of the change in the Stark Law “whole hospital” exception included in the Reform Legislation, we are not permitted to introduce physician ownership at any of our wholly-owned facilities or increase the aggregate percentage of physician ownership in any of our existing joint ventures.

Reimbursement, Legislative and Regulatory Changes

The Reform Legislation was enacted in the context of other ongoing legislative and regulatory efforts, which would reduce or otherwise adversely affect the payments we receive from Medicare and Medicaid. Within the statutory framework of the Medicare and Medicaid programs, including programs currently unaffected by the Reform Legislation, there are substantial areas subject to administrative rulings, interpretations and discretion which may further affect payments made under those programs, and the federal and state governments might, in the future, reduce the funds available under those programs or require more stringent utilization and quality reviews of hospital facilities. Additionally, there may be a continued rise in managed care programs and additional restructuring of the financing and delivery of healthcare in the United States. These events could cause our future financial results to decline. We cannot estimate the impact of Medicare and Medicaid reimbursement changes that have been enacted or are under consideration. We cannot predict whether additional reimbursement reductions will be made or whether any such changes would have a material adverse effect on our business, financial conditions, results of operations, cash flow, capital resources and liquidity.

Inflation

The healthcare industry is labor intensive. Wages and other expenses increase during periods of inflation and when labor shortages occur in the marketplace. In addition, our suppliers pass along rising costs to us in the form of higher prices. We have implemented cost control measures, including our case and resource management program, to curb increases in operating costs and expenses. We have generally offset increases in operating costs by increasing reimbursement for services, expanding services and reducing costs in other areas. However, we cannot predict our ability to cover or offset future cost increases, particularly any increases in our cost of providing health insurance benefits to our employees as a result of the Reform Legislation.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of our consolidated financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and potentially result in materially different results under different assumptions and conditions. We believe that our critical accounting policies are limited to those described below. For a detailed discussion on the application of these and other accounting policies, see Note 1 in the Notes to the Consolidated Financial Statements included under Item 8 of this Report.

Third-party Reimbursement

Net operating revenues include amounts estimated by management to be reimbursable by Medicare and Medicaid under prospective payment systems and provisions of cost-reimbursement and other payment methods. In addition, we are reimbursed by non-governmental payors using a variety of payment methodologies. Amounts we receive for treatment of patients covered by these programs are generally less than the standard billing rates. Contractual allowances are automatically calculated and recorded through our internally developed “automated contractual allowance system.” Within the automated system, actual Medicare DRG data and payors’ historical paid claims data are utilized to calculate the contractual allowances. This data is automatically updated on a monthly basis. All hospital contractual allowance calculations are subjected to monthly review by management to ensure reasonableness and accuracy. We account for the differences between the estimated program reimbursement rates and the standard billing rates as contractual allowance adjustments, which we deduct from gross revenues to arrive at operating revenues (net of contractual allowances and discounts). The process of estimating contractual allowances requires us to estimate the amount expected to be received based on payor contract provisions. The key assumption in this process is the estimated contractual reimbursement percentage, which is based on payor classification and historical paid claims data. Due to the complexities involved in these estimates, actual payments we receive could be different from the amounts we estimate and record. If the actual contractual reimbursement percentage under government programs and managed care contracts differed by 1% at December 31, 2013 from our estimated reimbursement percentage, net income for the year ended December 31, 2013 would have changed by approximately $41.1 million, and net accounts receivable at December 31, 2013 would have changed by $68.3 million. Final settlements under some of these programs are subject to adjustment based on administrative review and audit by third parties. We account for adjustments to previous program reimbursement estimates as contractual allowance adjustments and report them in the periods that such adjustments become known. During the year ended December 31, 2012, we recognized a net after-tax benefit of $46.0 million from the resolution of an industry-wide governmental settlement and a payment update related to prior periods. Other than these items, contractual allowance adjustments related to final settlements and previous program reimbursement estimates impacted net operating revenues and net income by an insignificant amount in each of the years ended December 31, 2013, 2012 and 2011.

Allowance for Doubtful Accounts

Substantially all of our accounts receivable are related to providing healthcare services to our hospitals’ patients. Collection of these accounts receivable is our primary source of cash and is critical to our operating performance. Our primary collection risks relate to uninsured patients and outstanding patient balances for which the primary insurance payor has paid some but not all of the outstanding balance, with the remaining outstanding balance (generally deductibles and co-payments) owed by the patient. At the point of service, for patients required to make a co-payment, we generally collect less than 15% of the related revenue. For all procedures scheduled in advance, our policy is to verify insurance coverage prior to the date of the procedure. Insurance coverage is not verified in advance of procedures for walk-in and emergency room patients.

We estimate the allowance for doubtful accounts by reserving a percentage of all self-pay accounts receivable without regard to aging category, based on collection history, adjusted for expected recoveries and, if present, anticipated changes in trends. For all other non-self-pay payor categories, we reserve 100% of all accounts aging over 365 days from the date of discharge. The percentage used to reserve for all self-pay accounts is based on our collection history. We believe that we collect substantially all of our third-party insured receivables, which include receivables from governmental agencies.

Collections are impacted by the economic ability of patients to pay and the effectiveness of our collection efforts. Significant changes in payor mix, business office operations, economic conditions or trends in federal and state governmental healthcare coverage could affect our collection of accounts receivable. The process of estimating the allowance for doubtful accounts requires us to estimate the collectability of self-pay accounts receivable, which is primarily based on our collection history, adjusted for expected recoveries and, if available, anticipated changes in collection trends. Significant change in payor mix, business office operations, economic conditions, trends in federal and state governmental healthcare coverage or other third-party payors could affect our estimates of accounts receivable collectability. If the actual collection percentage differed by 1% at December 31, 2013 from our estimated collection percentage as a result of a change in expected recoveries, net income for the year ended December 31, 2013 would have changed by $27.0 million, and net accounts receivable at December 31, 2013 would have changed by $44.9 million. We also continually review our overall reserve adequacy by monitoring historical cash collections as a percentage of trailing net revenue less provision for bad debts, as well as by analyzing current period net revenue and admissions by payor classification, aged accounts receivable by payor, days revenue outstanding and the impact of recent acquisitions and dispositions.

Our policy is to write-off gross accounts receivable if the balance is under $10.00 or when such amounts are placed with outside collection agencies. We believe this policy accurately reflects our ongoing collection efforts and is consistent with industry practices. We had approximately $3.0 billion and $2.4 billion at December 31, 2013 and 2012, respectively, being pursued by various outside collection agencies. We expect to collect less than 3%, net of estimated collection fees, of the amounts being pursued by outside collection agencies. As these amounts have been written-off, they are not included in our gross accounts receivable or our allowance for doubtful accounts. Collections on amounts previously written-off are recognized as a reduction to bad debt expense when received. However, we take into consideration estimated collections of these future amounts written-off in evaluating the reasonableness of our allowance for doubtful accounts.

All of the following information is derived from our hospitals, excluding clinics, unless otherwise noted.

Patient accounts receivable from our hospitals represent approximately 95% of our total consolidated accounts receivable.

Days revenue outstanding was 67 days at December 31, 2013 and 58 days at December 31, 2012. Our target range for days revenue outstanding is from 53 to 63 days. Approximately three days of the increase is due to growth in state Medicaid supplemental programs during the year ended December 31, 2013. Another two days of the increase is from growth in unbilled accounts receivable, primarily at certain of our hospitals with slower billing and collections due to system conversions as part of compliance with EHR certification.

Total gross accounts receivable (prior to allowance for contractual adjustments and doubtful accounts) was approximately $10.9 billion as of December 31, 2013 and approximately $9.6 billion as of December 31, 2012.

The approximate percentage of total gross accounts receivable (prior to allowances for contractual adjustments and doubtful accounts) summarized by payor is as follows:

	December 31,
	2013	2012
Insured receivables	59.8%	61.5%
Self-pay receivables	40.2	38.5

Total	100.0%	100.0%

For the hospital segment, the combined total of the allowance for doubtful accounts for self-pay accounts receivable and related allowances for other self-pay discounts and contractuals, as a percentage of gross self-pay receivables, was approximately 84% at both December 31, 2013 and 2012. If the receivables that have been written-off, but where collections are still being pursued by outside collection agencies, were included in both the allowances and gross self-pay receivables specified above, the percentage of combined allowances to total self-pay receivables would have been approximately 90% at both December 31, 2013 and 2012.

Goodwill and Other Intangibles

Goodwill represents the excess of the fair value of the consideration conveyed in the acquisition over the fair value of net assets acquired. Goodwill is evaluated for impairment at the same time every year and when an event occurs or circumstances change that, more likely than not, reduce the fair value of the reporting unit below its carrying value. There is a two-step method for determining goodwill impairment. Step one is to compare the fair value of the reporting unit with the unit’s carrying amount, including goodwill. If this test indicates the fair value is less than the carrying value, then step two is required to compare the implied fair value of the reporting unit’s goodwill with the carrying value of the reporting unit’s goodwill. We performed our last annual goodwill evaluation during the fourth quarter of 2013. No impairment was indicated by this evaluation. The next annual goodwill evaluation will be performed during the fourth quarter of 2014.

Impairment or Disposal of Long-Lived Assets

Whenever events or changes in circumstances indicate that the carrying values of certain long-lived assets may be impaired, we project the undiscounted cash flows expected to be generated by these assets. If the projections indicate that the reported amounts are not expected to be recovered, such amounts are reduced to their estimated fair value based on a quoted market price, if available, or an estimate based on valuation techniques available in the circumstances.

Professional Liability Claims

As part of our business of owning and operating hospitals, we are subject to legal actions alleging liability on our part. We accrue for losses resulting from such liability claims, as well as loss adjustment expenses that are out-of-pocket and directly related to such liability claims. These direct out-of-pocket expenses include fees of outside counsel and experts. We do not accrue for costs that are part of our corporate overhead, such as the costs of our in-house legal and risk management departments. The losses resulting from professional liability claims primarily consist of estimates for known claims, as well as estimates for incurred but not reported claims. The estimates are based on specific claim facts, our historical claim reporting and payment patterns, the nature and level of our hospital operations, and actuarially determined projections. The actuarially determined projections are based on our actual claim data, including historic reporting and payment patterns which have been gathered over approximately a 20-year period. As discussed below, since we purchase excess insurance on a claims-made basis that transfers risk to third-party insurers, the liability we accrue does include an amount for the losses covered by our excess insurance. We also record a receivable for the expected reimbursement of losses covered by our excess insurance. Since we believe that the amount and timing of our future claims payments are reliably determinable, we discount the amount we accrue for losses resulting from professional liability claims using the risk-free interest rate corresponding to the timing of our expected payments.

The net present value of the projected payments was discounted using a weighted-average risk-free rate of 1.6%, 1.2% and 1.2% in 2013, 2012 and 2011, respectively. This liability is adjusted for new claims information in the period such information becomes known to us. Professional malpractice expense includes the losses resulting from professional liability claims and loss adjustment expense, as well as paid excess insurance premiums, and is presented within other operating expenses in the accompanying consolidated statements of income.

Our processes for obtaining and analyzing claims and incident data are standardized across all of our hospitals and have been consistent for many years. We monitor the outcomes of the medical care services that we provide and for each reported claim, we obtain various information concerning the facts and circumstances related to that claim. In addition, we routinely monitor current key statistics and volume indicators in our assessment of utilizing historical trends. The average lag period between claim occurrence and payment of a final settlement is between four and five years, although the facts and circumstances of individual claims could result in the timing of such payments being different from this average. Since claims are paid promptly after settlement with the claimant is reached, settled claims represent less than 1.0% of the total liability at the end of any period.

For purposes of estimating our individual claim accruals, we utilize specific claim information, including the nature of the claim, the expected claim amount, the year in which the claim occurred and the laws of the jurisdiction in which the claim occurred. Once the case accruals for known claims are determined, information is stratified by loss layers and retentions, accident years, reported years, geography, and claims relating to the acquired Triad Hospitals, Inc., or Triad, hospitals versus claims relating to our other hospitals. Several actuarial methods are used against this data to produce estimates of ultimate paid losses and reserves for incurred but not reported claims. Each of these methods uses our company-specific historical claims data and other information. This company-specific data includes information regarding our business, including historical paid losses and loss adjustment expenses, historical and current case loss reserves, actual and projected hospital statistical data, a variety of hospital census information, employed physician information, professional liability retentions for each policy year, geographic information and other data.

Based on these analyses, we determine our estimate of the professional liability claims. The determination of management’s estimate, including the preparation of the reserve analysis that supports such estimate, involves subjective judgment of management. Changes in reserving data or the trends and factors that influence reserving data may signal fundamental shifts in our future claim development patterns or may simply reflect single-period anomalies. Even if a change reflects a fundamental shift, the full extent of the change may not become evident until years later. Moreover, since our methods and models use different types of data and we select our liability from the results of all of these methods, we typically cannot quantify the precise impact of such factors on our estimates of the liability. Due to our standardized and consistent processes for handling claims and the long history and depth of our company-specific data, our methodologies have produced reliably determinable estimates of ultimate paid losses.

The following table presents the amounts of our accrual for professional liability claims and approximate amounts of our activity for each of the respective years (excludes premiums for excess insurance coverage) (in thousands):

	Year Ended December 31,
	2013	2012	2011
Accrual for professional liability claims, beginning of year	$621,737	$567,785	$489,207

Liability for insured claims (1)	(4,880)	23,695	42,171
Expense (income) related to:
Current accident year	134,427	143,110	145,396
Prior accident years	(25,602)	(28,652)	(30,698)
(Income) expense from discounting	(15,219)	461	(2,393)

Total incurred loss and loss expense (2)	93,606	114,919	112,305

Paid claims and expenses related to:
Current accident year	(317)	(447)	(468)
Prior accident years	(66,264)	(84,215)	(75,430)

Total paid claims and expenses	(66,581)	(84,662)	(75,898)

Accrual for professional liability claims, end of year	$643,882	$621,737	$567,785

(1)	The liability for insured claims is recorded on the consolidated balance sheet with a corresponding insurance recovery receivable.
(2)	Total expense, including premiums for insured coverage, was $134.0 million in 2013, $155.0 million in 2012 and $150.2 million in 2011.

The impact of risk management patient safety quality programs and initiatives implemented at our hospitals, as well as decreasing obstetric admissions, surgeries, admissions and a slightly lower same-store acuity case mix, resulted in the current accident year expense decreasing, as a percentage of net operating revenues, for each year presented. Income/expense related to prior accident years reflects changes in estimates resulting from the filing of claims for prior year incidents, claim settlements, updates from litigation and our ongoing investigation of open claims. Expense/income from discounting reflects the changes in the weighted-average risk-free interest rate used and timing of estimated payments for discounting in each year.

We are primarily self-insured for these claims; however, we obtain excess insurance that transfers the risk of loss to a third-party insurer for claims in excess of our self-insured retentions. Our excess insurance is underwritten on a claims-made basis. For claims reported prior to June 1, 2002, substantially all of our professional and general liability risks were subject to a $0.5 million per occurrence self-insured retention and for claims reported from June 1, 2002 through June 1, 2003, these self-insured retentions were $2.0 million per occurrence. Substantially all claims reported after June 1, 2003 and before June 1, 2005 are self-insured up to $4 million per claim. Substantially all claims reported on or after June 1, 2005 are self-insured up to $5 million per claim. Management, on occasion, has selectively increased the insured risk at certain hospitals based upon insurance pricing and other factors and may continue that practice in the future. Excess insurance for all hospitals has been purchased through commercial insurance companies and generally covers us for liabilities in excess of the self-insured retentions. The excess coverage consists of multiple layers of insurance, the sum of which totals up to $95 million per occurrence and in the aggregate for claims reported on or after June 1, 2003, up to $145 million per occurrence and in the aggregate for claims incurred and reported after January 1, 2008 and up to $195 million per occurrence and in the aggregate for claims reported after June 1, 2010. For certain policy years, if the first aggregate layer of excess coverage becomes fully utilized, then the self-insured retention could increase to $10 million per claim for any subsequent claims in that policy year until our total aggregate coverage is met.

Effective January 1, 2008, the former Triad hospitals are insured on a claims-made basis as described above and through commercial insurance companies as described above for substantially all claims occurring on or after January 1, 2002 and reported on or after January 1, 2008. Substantially all losses for the former Triad hospitals in periods prior to May 1, 1999 were insured through a wholly-owned insurance subsidiary of HCA Holdings, Inc., or HCA, Triad’s owner prior to that time, and excess loss policies maintained by HCA. HCA has agreed to indemnify the former Triad hospitals in respect of claims covered by such insurance policies arising prior to May 1, 1999. From May 1, 1999 through December 31, 2006, the former Triad hospitals obtained insurance coverage on a claims incurred basis from HCA’s wholly-owned insurance subsidiary with excess coverage obtained from other carriers that is subject to certain deductibles. Effective for claims incurred after December 31, 2006, Triad began insuring its claims from $1 million to $5 million through its wholly-owned captive insurance company, replacing the coverage provided by HCA. Substantially all claims occurring during 2007 were self-insured up to $10 million per claim.

Income Taxes

We must make estimates in recording provision for income taxes, including determination of deferred tax assets and deferred tax liabilities and any valuation allowances that might be required against the deferred tax assets. We believe that future income will enable us to realize certain deferred tax assets, subject to the valuation allowance we have established.

The total amount of unrecognized benefit that would impact the effective tax rate, if recognized, was approximately $0.7 million as of December 31, 2013. A total of approximately $0.4 million of interest and penalties is included in the amount of liability for uncertain tax positions at December 31, 2013. It is our policy to recognize interest and penalties related to unrecognized benefits in our consolidated statements of income as income tax expense. During the year ended December 31, 2013, we decreased liabilities for uncertain tax positions by $0.2 million.

It is possible the amount of unrecognized tax benefit could change in the next twelve months as a result of a lapse of the statute of limitations and settlements with taxing authorities; however, we do not anticipate the change will have a material impact on our consolidated results of operations or consolidated financial position.

We, or one or more of our subsidiaries, file income tax returns in the United States federal jurisdiction and various state jurisdictions. We have extended the federal statute of limitations through December 31, 2014 for Triad for the tax periods ended December 31, 1999, December 31, 2000, April 30, 2001, June 30, 2001, December 31, 2001, December 31, 2002, December 31, 2003, December 31, 2004, December 31, 2005, December 31, 2006 and July 25, 2007. With few exceptions, we are no longer subject to state income tax examinations for years prior to 2010. Our federal income tax returns for the 2009 and 2010 tax years are currently under examination by the Internal Revenue Service, or IRS. We believe the results of these examinations will not be material to our consolidated results of operations or consolidated financial position. During the year ended December 31, 2013, the IRS concluded its examination of the federal tax return of Community Health Systems, Inc. for the tax periods ended December 31, 2007 and 2008. The results of these examinations did not have a material effect on our consolidated results of operations or consolidated financial position. We have extended the federal statute of limitations through December 31, 2014 for Community Health Systems, Inc. for the tax periods ended December 31, 2007 and 2008, and through July 18, 2014 for the tax period ended December 31, 2009.

Recent Accounting Pronouncements

In February 2013, the Financial Accounting Standards Board issued Accounting Standards Update, or ASU, 2013-02, which requires additional disclosures on the effect of significant reclassifications out of accumulated other comprehensive income. The ASU requires a company that reports other comprehensive income to present (either on the face of the statement where net income is presented or in the notes) the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income. For other amounts that are not required to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference to other required disclosures that provide additional details about those amounts. This ASU is effective for fiscal years beginning after December 15, 2012, and was adopted by us on January 1, 2013. As it only requires additional disclosure, the adoption of this ASU had no impact on our consolidated financial position, results of operations or cash flows.

Item 8. Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Community Health Systems, Inc.

Franklin, Tennessee

We have audited the accompanying consolidated balance sheets of Community Health Systems, Inc. and subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Community Health Systems, Inc. and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2013, based on the criteria established in Internal Control—Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 26, 2014 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Nashville, Tennessee

February 26, 2014

(September 17, 2014 as to Note 1)

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2013	2012	2011
	(In thousands, except share and per share data)
Operating revenues (net of contractual allowances and discounts)	$14,852,625	$14,746,759	$13,380,581
Provision for bad debts	2,033,669	1,914,023	1,672,851

Net operating revenues	12,818,956	12,832,736	11,707,730

Operating costs and expenses:
Salaries and benefits	6,107,391	5,992,046	5,467,420
Supplies	1,975,236	1,952,918	1,811,814
Other operating expenses	2,816,633	2,805,938	2,458,280
Government settlement and related costs	101,500	—	—
Electronic health records incentive reimbursement	(162,042)	(122,696)	(62,881)
Rent	278,885	264,415	246,218
Depreciation and amortization	771,356	713,892	643,368

Total operating costs and expenses	11,888,959	11,606,513	10,564,219

Income from operations	929,997	1,226,223	1,143,511
Interest expense, net of interest income of $2,974, $3,016 and $4,634 in 2013, 2012 and 2011, respectively	613,122	620,957	642,526
Loss from early extinguishment of debt	1,295	115,453	66,019
Equity in earnings of unconsolidated affiliates	(42,641)	(42,033)	(49,491)
Impairment of long-lived assets	12,100	10,000	—

Income from continuing operations before income taxes	346,121	521,846	484,457
Provision for income taxes	103,678	164,026	141,593

Income from continuing operations	242,443	357,820	342,864

Discontinued operations, net of taxes:
Loss from operations of entities sold or held for sale	(20,613)	(12,017)	(14,739)
Impairment of hospitals sold or held for sale	(4,562)	—	(47,930)
Loss on sale, net	—	—	(2,572)

Loss from discontinued operations, net of taxes	(25,175)	(12,017)	(65,241)

Net income	217,268	345,803	277,623
Less: Net income attributable to noncontrolling interests	76,065	80,163	75,675

Net income attributable to Community Health Systems, Inc. stockholders	$141,203	$265,640	$201,948

Basic earnings (loss) per share attributable to Community Health Systems, Inc. common stockholders(1):
Continuing operations	$1.80	$3.11	$2.97
Discontinued operations	(0.27)	(0.13)	(0.73)

Net income	$1.52	$2.98	$2.24

Diluted earnings (loss) per share attributable to Community Health Systems, Inc. common stockholders(1):
Continuing operations	$1.77	$3.09	$2.95
Discontinued operations	(0.27)	(0.13)	(0.72)

Net income	$1.51	$2.96	$2.23

Weighted-average number of shares outstanding:
Basic	92,633,332	89,242,949	89,966,933

Diluted	93,815,013	89,806,937	90,666,348

(1)	Total per share amounts may not add due to rounding.

See notes to the consolidated financial statements.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Net income	$217,268	$345,803	$277,623
Other comprehensive income (loss), net of income taxes:
Net change in fair value of interest rate swaps, net of tax of $33,875, $26,219 and $31,154 for the years ended December 31, 2013, 2012 and 2011, respectively	60,304	46,409	55,145
Net change in fair value of available-for-sale securities, net of tax	2,181	3,012	(960)
Amortization and recognition of unrecognized pension cost components, net of tax (benefit) of $9,140, $(3,310) and $(4,754) for the years ended December 31, 2013, 2012 and 2011, respectively	15,320	(10,252)	(7,737)

Other comprehensive income	77,805	39,169	46,448

Comprehensive income	295,073	384,972	324,071
Less: Comprehensive income attributable to noncontrolling interests	76,065	80,163	75,675

Comprehensive income attributable to Community Health Systems, Inc. stockholders	$219,008	$304,809	$248,396

See notes to the consolidated financial statements.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2012
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$373,403	$387,813
Patient accounts receivable, net of allowance for doubtful accounts of $2,437,854 and $2,190,762 at December 31, 2013 and 2012, respectively	2,322,555	2,034,085
Supplies	371,315	362,159
Prepaid income taxes	107,077	49,888
Deferred income taxes	101,372	117,045
Prepaid expenses and taxes	126,972	124,768
Other current assets (including assets of hospitals held for sale of $39,860 and $42,058 at December 31, 2013 and 2012, respectively)	345,269	343,384

Total current assets	3,747,963	3,419,142

Property and equipment:
Land and improvements	623,744	610,179
Buildings and improvements	6,224,755	6,173,169
Equipment and fixtures	3,613,950	3,210,560

Property and equipment, gross	10,462,449	9,993,908
Less accumulated depreciation and amortization	(3,411,798)	(2,919,491)

Property and equipment, net	7,050,651	7,074,417

Goodwill	4,424,425	4,388,429

Other assets, net of accumulated amortization of $535,142 and $394,827 at December 31, 2013 and 2012, respectively (including assets of hospitals held for sale of $94,394 and $107,513 at December 31, 2013 and 2012, respectively)	1,894,256	1,724,347

Total assets	$17,117,295	$16,606,335

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$166,894	$89,902
Accounts payable	949,115	819,643
Deferred income taxes	3,183	—
Accrued liabilities:
Employee compensation	690,117	704,530
Interest	111,891	110,702
Other (including liabilities of hospitals held for sale of $24,447 and $16,428 at December 31, 2013 and 2012, respectively)	536,717	419,021

Total current liabilities	2,457,917	2,143,798

Long-term debt	9,286,489	9,451,380

Deferred income taxes	906,101	808,489

Other long-term liabilities	976,908	1,038,481

Total liabilities	13,627,415	13,442,148

Redeemable noncontrolling interests in equity of consolidated subsidiaries	358,410	367,666

Commitments and contingencies (Note 16)
EQUITY
Community Health Systems, Inc. stockholders’ equity:
Preferred stock, $.01 par value per share, 100,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value per share, 300,000,000 shares authorized; 95,987,032 shares issued and 95,011,483 shares outstanding at December 31, 2013, and 92,925,715 shares issued and 91,950,166 shares outstanding at December 31, 2012	960	929
Additional paid-in capital	1,255,855	1,138,274
Treasury stock, at cost, 975,549 shares at December 31, 2013 and 2012	(6,678)	(6,678)
Accumulated other comprehensive loss	(67,505)	(145,310)
Retained earnings	1,885,195	1,743,992

Total Community Health Systems, Inc. stockholders’ equity	3,067,827	2,731,207
Noncontrolling interests in equity of consolidated subsidiaries	63,643	65,314

Total equity	3,131,470	2,796,521

Total liabilities and equity	$17,117,295	$16,606,335

See notes to the consolidated financial statements.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

		Community Health Systems, Inc. Stockholders
							Accumulated
	Redeemable			Additional			Other			Total
	Noncontrolling	Common Stock		Paid-in	Treasury Stock		Comprehensive	Retained	Noncontrolling	Stockholders’
	Interests	Shares	Amount	Capital	Shares	Amount	Income (Loss)	Earnings	Interests	Equity
		(In thousands, except share data)
Balance, December 31, 2010	$387,472	93,644,862	$936	$1,126,751	(975,549)	$(6,678)	$(230,927)	$1,299,382	$60,913	$2,250,377
Comprehensive income (loss)	54,251	—	—	—	—	—	46,448	201,948	21,424	269,820
Distributions to noncontrolling interests, net of contributions	(39,816)	—	—	—	—	—	—	—	(15,049)	(15,049)
Purchase of subsidiary shares from noncontrolling interests	(7,426)	—	—	(4,556)	—	—	—	—	(1,040)	(5,596)
Other reclassifications of noncontrolling interests	(2,099)	—	—	—	—	—	—	—	1,101	1,101
Adjustment to redemption value of redeemable noncontrolling interests	3,361	—	—	(3,361)	—	—	—	—	—	(3,361)
Issuance of common stock in connection with the exercise of stock options	—	623,341	6	18,910	—	—	—	—	—	18,916
Cancellation of restricted stock for tax withholdings on vested shares	—	(346,419)	(3)	(13,311)	—	—	—	—	—	(13,314)
Repurchases of common stock	—	(3,469,099)	(35)	(85,790)	—	—	—	—	—	(85,825)
Excess tax benefit from exercise of stock options	—	—	—	4,823	—	—	—	—	—	4,823
Stock-based compensation	—	1,094,394	11	42,542	—	—	—	—	—	42,553

Balance, December 31, 2011	395,743	91,547,079	915	1,086,008	(975,549)	(6,678)	(184,479)	1,501,330	67,349	2,464,445
Comprehensive income	56,235	—	—	—	—	—	39,169	265,640	23,928	328,737
Distributions to noncontrolling interests, net of contributions	(43,613)	—	—	—	—	—	—	—	(24,196)	(24,196)
Purchase of subsidiary shares from noncontrolling interests	(21,607)	—	—	(21,537)	—	—	—	—	(1,143)	(22,680)
Other reclassifications of noncontrolling interests	718	—	—	—	—	—	—	—	(624)	(624)
Adjustment to redemption value of redeemable noncontrolling interests	(19,810)	—	—	19,810	—	—	—	—	—	19,810
Issuance of common stock in connection with the exercise of stock options	—	1,054,075	11	20,858	—	—	—	—	—	20,869
Cancellation of restricted stock for tax withholdings on vested shares	—	(371,946)	(4)	(9,314)	—	—	—	—	—	(9,318)
Net distribution to shareholders	—	—	—	443	—	—	—	(22,978)	—	(22,535)
Excess tax benefit from exercise of stock options	—	—	—	1,110	—	—	—	—	—	1,110
Stock-based compensation	—	696,507	7	40,896	—	—	—	—	—	40,903

Balance, December 31, 2012	367,666	92,925,715	929	1,138,274	(975,549)	(6,678)	(145,310)	1,743,992	65,314	2,796,521
Comprehensive income	50,624	—	—	—	—	—	77,805	141,203	25,441	244,449
Distributions to noncontrolling interests, net of contributions	(48,518)	—	—	—	—	—	—	—	(26,776)	(26,776)
Purchase of subsidiary shares from noncontrolling interests	(5,891)	—	—	(768)	—	—	—	—	(2,645)	(3,413)
Other reclassifications of noncontrolling interests	2,290	—	—	—	—	—	—	—	(2,290)	(2,290)
Noncontrolling interests in acquired entity	—	—	—	—	—	—	—	—	4,599	4,599
Adjustment to redemption value of redeemable noncontrolling interests	(7,761)	—	—	7,761	—	—	—	—	—	7,761
Repurchases of common stock	—	(706,023)	(7)	(27,133)	—	—	—	—	—	(27,140)
Issuance of common stock in connection with the exercise of stock options	—	3,301,543	33	110,641	—	—	—	—	—	110,674
Cancellation of restricted stock for tax withholdings on vested shares	—	(357,360)	(3)	(14,896)	—	—	—	—	—	(14,899)
Excess tax benefit from exercise of stock options	—	—	—	3,573	—	—	—	—	—	3,573
Stock-based compensation	—	823,157	8	38,403	—	—	—	—	—	38,411

Balance, December 31, 2013	$358,410	95,987,032	$960	$1,255,855	(975,549)	$(6,678)	$(67,505)	$1,885,195	$63,643	$3,131,470

See notes to the consolidated financial statements.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Cash flows from operating activities:
Net income	$217,268	$345,803	$277,623
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	782,675	725,558	657,665
Deferred income taxes	69,284	53,407	107,032
Government settlement and related costs	101,500	—	—
Stock-based compensation expense	38,403	40,896	42,542
Loss on sale, net	—	—	2,572
Impairment of hospitals sold or held for sale	4,562	—	47,930
Impairment of long-lived assets	12,100	10,000	—
Loss from early extinguishment of debt	1,295	115,453	66,019
Excess tax benefit relating to stock-based compensation	(6,715)	(3,973)	(5,290)
Other non-cash expenses, net	60,839	33,251	28,716
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Patient accounts receivable	(285,437)	(204,151)	(138,332)
Supplies, prepaid expenses and other current assets	(8,453)	(99,799)	(42,858)
Accounts payable, accrued liabilities and income taxes	75,912	246,301	246,110
Other	25,486	17,374	(27,821)

Net cash provided by operating activities	1,088,719	1,280,120	1,261,908

Cash flows from investing activities:
Acquisitions of facilities and other related equipment	(43,743)	(322,315)	(415,360)
Purchases of property and equipment	(613,992)	(768,790)	(776,713)
Proceeds from disposition of hospitals and other ancillary operations	—	—	173,387
Proceeds from sale of property and equipment	6,409	5,897	11,160
Increase in other investments	(339,942)	(297,994)	(188,249)

Net cash used in investing activities	(991,268)	(1,383,202)	(1,195,775)

Cash flows from financing activities:
Proceeds from exercise of stock options	110,660	20,858	18,910
Repurchase of restricted stock shares for payroll tax withholding requirements	(14,896)	(9,314)	(13,311)
Payment of special dividend to stockholders	—	(22,535)	—
Stock buy-back	(27,133)	—	(85,790)
Deferred financing costs	(13,199)	(141,219)	(19,352)
Excess tax benefit relating to stock-based compensation	6,715	3,973	5,290
Proceeds from noncontrolling investors in joint ventures	289	535	1,229
Redemption of noncontrolling investments in joint ventures	(9,304)	(44,287)	(13,022)
Distributions to noncontrolling investors in joint ventures	(75,583)	(68,344)	(56,094)
Borrowings under credit agreements	1,194,575	3,975,866	578,236
Issuance of long-term debt	—	3,825,000	1,000,000
Proceeds from receivables facility	338,000	350,000	—
Repayments of long-term indebtedness	(1,621,985)	(7,529,503)	(1,651,533)

Net cash (used in) provided by financing activities	(111,861)	361,030	(235,437)

Net change in cash and cash equivalents	(14,410)	257,948	(169,304)
Cash and cash equivalents at beginning of period	387,813	129,865	299,169

Cash and cash equivalents at end of period	$373,403	$387,813	$129,865

Supplemental disclosure of cash flow information:
Interest payments	$582,828	$594,292	$680,704

Income tax paid, net of refunds received	$72,794	$55,551	$26,463

See notes to the consolidated financial statements.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Business. Community Health Systems, Inc. is a holding company and operates no business in its own name. On a consolidated basis, Community Health Systems, Inc. and its subsidiaries (collectively the “Company”) own, lease and operate acute care hospitals in non-urban and selected urban markets. As of December 31, 2013, the Company owned or leased 129 hospitals, included in continuing operations, including four stand-alone rehabilitation or psychiatric hospitals, licensed for 19,632 beds in 28 states. Throughout these notes to the consolidated financial statements, Community Health Systems, Inc. (the “Parent”) and its consolidated subsidiaries are referred to on a collective basis as the “Company.” This drafting style is not meant to indicate that the publicly-traded Parent or any subsidiary of the Parent owns or operates any asset, business, or property. The hospitals, operations and businesses described in this filing are owned and operated, and management services provided, by distinct and indirect subsidiaries of Community Health Systems, Inc.

As of December 31, 2013, Texas, Pennsylvania and Indiana represent the only areas of geographic concentration. Operating revenues, net of contractual allowances and discounts (but before the provision for bad debts), generated by the Company’s hospitals in Texas, as a percentage of consolidated operating revenues, were 15.0% in 2013, 14.7% in 2012 and 13.3% in 2011. Operating revenues, net of contractual allowances and discounts (but before the provision for bad debts), generated by the Company’s hospitals in Pennsylvania, as a percentage of consolidated operating revenues, were 13.1% in 2013, 12.7% in 2012 and 11.6% in 2011. Operating revenues, net of contractual allowances and discounts (but before the provision for bad debts), generated by the Company’s hospitals in Indiana, as a percentage of consolidated operating revenues, were 10.6% in 2013, 10.7% in 2012 and 10.5% in 2011.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates under different assumptions or conditions.

Principles of Consolidation. The consolidated financial statements include the accounts of the Parent, its subsidiaries, all of which are controlled by the Parent through majority voting control, and variable interest entities for which the Company is the primary beneficiary. All significant intercompany accounts, profits and transactions have been eliminated. Noncontrolling interests in less-than-wholly-owned consolidated subsidiaries of the Parent are presented as a component of total equity to distinguish between the interests of the Parent and the interests of the noncontrolling owners. Revenues, expenses and income from continuing operations from these subsidiaries are included in the consolidated amounts as presented on the consolidated statements of income, along with a net income measure that separately presents the amounts attributable to the controlling interests and the amounts attributable to the noncontrolling interests for each of the periods presented. Noncontrolling interests that are redeemable or may become redeemable at a fixed or determinable price at the option of the holder or upon the occurrence of an event outside of the control of the Company are presented in mezzanine equity on the consolidated balance sheets.

Cost of Revenue. Substantially all of the Company’s operating expenses are “cost of revenue” items. Operating costs that could be classified as general and administrative by the Company would include the Company’s corporate office costs at its Franklin, Tennessee office, which were $180.8 million, $214.8 million and $183.4 million for the years ended December 31, 2013, 2012 and 2011, respectively. Included in these amounts is stock-based compensation of $38.4 million, $40.9 million and $42.5 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Cash Equivalents. The Company considers highly liquid investments with original maturities of three months or less to be cash equivalents.

Supplies. Supplies, principally medical supplies, are stated at the lower of cost (first-in, first-out basis) or market.

Marketable Securities. The Company’s marketable securities are classified as trading or available-for-sale. Available-for-sale securities are carried at fair value as determined by quoted market prices, with unrealized gains and losses reported as a separate component of stockholders’ equity. Trading securities are reported at fair value with unrealized gains and losses included in earnings. Interest and dividends on securities classified as available-for-sale or trading are included in net operating revenues and were not material in all periods presented. Other comprehensive income (loss) included an unrealized gain of $2.2 million, an unrealized gain of $3.0 million and an unrealized loss of $1.0 million during the years ended December 31, 2013, 2012 and 2011, respectively, related to these available-for-sale securities.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Property and Equipment. Property and equipment are recorded at cost. Depreciation is recognized using the straight-line method over the estimated useful lives of the land and improvements (2 to 15 years; weighted-average useful life is 14 years), buildings and improvements (5 to 50 years; weighted-average useful life is 24 years) and equipment and fixtures (4 to 18 years; weighted-average useful life is 8 years). Costs capitalized as construction in progress were $231.8 million and $173.4 million at December 31, 2013 and 2012, respectively. Expenditures for renovations and other significant improvements are capitalized; however, maintenance and repairs which do not improve or extend the useful lives of the respective assets are charged to operations as incurred. Interest capitalized related to construction in progress was $10.5 million, $23.9 million and $21.4 million for the years ended December 31, 2013, 2012 and 2011, respectively. Purchases of property and equipment and internal-use software accrued in accounts payable and not yet paid were $141.6 million and $50.2 million at December 31, 2013 and 2012, respectively.

The Company also leases certain facilities and equipment under capital leases (see Note 9). Such assets are amortized on a straight-line basis over the lesser of the term of the lease or the remaining useful lives of the applicable assets.

Goodwill. Goodwill represents the excess of the fair value of the consideration conveyed in the acquisition over the fair value of net assets acquired. Goodwill arising from business combinations is not amortized. Goodwill is required to be evaluated for impairment at the same time every year and when an event occurs or circumstances change such that it is reasonably possible that an impairment may exist. The Company performs its annual testing of impairment for goodwill in the fourth quarter of each year.

Other Assets. Other assets consist of costs associated with the issuance of debt, which are included in interest expense over the life of the related debt using the effective interest method; the insurance recovery receivable from excess insurance carriers related to the Company’s self-insured malpractice general liability and workers’ compensation insurance liability; and costs to recruit physicians to the Company’s markets, which are deferred and expensed over the term of the respective physician recruitment contract, generally three years, and included in amortization expense. Other assets also include capitalized internal-use software costs, which are expensed over the expected useful life, which is generally three years for routine software and eight to ten years for major software projects, and included in amortization expense.

Third-Party Reimbursement. Net patient service revenue is reported at the estimated net realizable amount from patients, third-party payors and others for services rendered. Operating revenues include amounts estimated by management to be reimbursable by Medicare and Medicaid under prospective payment systems, provisions of cost-reimbursement and other payment methods. Approximately 34.5%, 36.0% and 36.3% of operating revenues, net of contractual allowances and discounts (but before the provision for bad debts), for the years ended December 31, 2013, 2012 and 2011, respectively, are related to services rendered to patients covered by the Medicare and Medicaid programs. Revenues from Medicare outlier payments are included in the amounts received from Medicare and were approximately 0.46%, 0.47% and 0.44% of operating revenues, net of contractual allowances and discounts (but before the provision for bad debts), for the years ended December 31, 2013, 2012 and 2011, respectively. In addition, the Company is reimbursed by non-governmental payors using a variety of payment methodologies. Amounts received by the Company for treatment of patients covered by such programs are generally less than the standard billing rates. The differences between the estimated program reimbursement rates and the standard billing rates are accounted for as contractual adjustments, which are deducted from gross revenues to arrive at operating revenues (net of contractual allowances and discounts). These net operating revenues are an estimate of the net realizable amount due from these payors. The process of estimating contractual allowances requires the Company to estimate the amount expected to be received based on payor contract provisions. The key assumption in this process is the estimated contractual reimbursement percentage, which is based on payor classification and historical paid claims data. Due to the complexities involved in these estimates, actual payments the Company receives could be different from the amounts it estimates and records. Final settlements under some of these programs are subject to adjustment based on administrative review and audit by third parties. Adjustments to previous program reimbursement estimates are accounted for as contractual allowance adjustments and reported in the periods that such adjustments become known.

Included in net operating revenues for the year ended December 31, 2012 is approximately $105.3 million of net operating revenues from an industry-wide settlement with the United States Department of Health and Human Services and Centers for Medicare and Medicaid Services, based on a claim that acute-care hospitals in the U.S. were underpaid from the Medicare inpatient prospective payment system in federal fiscal years 1999 through 2011. The underpayments resulted from calculations related to the rural floor budget neutrality adjustments implemented in connection with the Balanced Budget Act of 1997. During the year ended December 31, 2012, the Company received approximately $104.0 million of cash from this settlement. Also included in net operating revenues for the year ended December 31, 2012 is an unfavorable adjustment of approximately $21.0 million related to the revised Supplemental Security Income ratios issued for federal fiscal years 2006 through 2009 utilized for calculating Medicare Disproportionate Share Hospital reimbursements. Other than these items, contractual allowance adjustments related to final settlements and previous program reimbursement estimates impacted net operating revenues and net income by an insignificant amount in each of the years ended December 31, 2013, 2012 and 2011.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Amounts due to third-party payors were $60.5 million and $80.5 million as of December 31, 2013 and 2012, respectively, and are included in accrued liabilities-other in the accompanying consolidated balance sheets. Amounts due from third-party payors were $118.0 million and $119.2 million as of December 31, 2013 and 2012, respectively, and are included in other current assets in the accompanying consolidated balance sheets. Substantially all Medicare and Medicaid cost reports are final settled through 2008.

Net Operating Revenues. Net operating revenues are recorded net of provisions for contractual allowance of approximately $52.6 billion, $48.5 billion and $41.6 billion in 2013, 2012 and 2011, respectively. Net operating revenues are recognized when services are provided and are reported at the estimated net realizable amount from patients, third-party payors and others for services rendered. Also included in the provision for contractual allowance shown above is the value of administrative and other discounts provided to self-pay patients eliminated from net operating revenues which was $1.3 billion, $1.1 billion and $839.5 million for the years ended December 31, 2013, 2012 and 2011, respectively.

In the ordinary course of business, the Company renders services to patients who are financially unable to pay for hospital care. The Company’s policy is to not pursue collections for such amounts, therefore, the related charges for those patients who are financially unable to pay and that otherwise do not qualify for reimbursement from a governmental program are not reported in net operating revenues or in the provision for bad debts, and are thus classified as charity care. The Company determines amounts that qualify for charity care primarily based on the patient’s household income relative to the federal poverty level guidelines, as established by the federal government.

Included in the provision for contractual allowance shown above is $681.2 million, $668.5 million and $622.9 million for the years ended December 31, 2013, 2012 and 2011, respectively, representing the value (at the Company’s standard charges) of these charity care services that are excluded from net operating revenues.

The estimated cost incurred by the Company to provide these charity care services to patients who are unable to pay was approximately $116.3 million, $120.4 million and $120.5 million for the years ended December 31, 2013, 2012 and 2011, respectively. The estimated cost of these charity care services was determined using a ratio of cost to gross charges and applying that ratio to the gross charges associated with providing care to charity patients for the period.

Currently, several states utilize supplemental reimbursement programs for the purpose of providing reimbursement to providers to offset a portion of the cost of providing care to Medicaid patients. These programs are designed with input from Centers for Medicare and Medicaid Services and are funded with a combination of state and federal resources, including, in certain instances, fees or taxes levied on the providers. Similar programs are also being considered by other states. After these supplemental programs are signed into law, the Company recognizes revenue and related expenses in the period in which amounts are estimable and collection is reasonably assured. Reimbursement under these programs is reflected in net operating revenues and fees, taxes or other program-related costs are reflected in other operating expenses.

Operating revenues, net of contractual allowances and discounts (but before the provision for bad debts), recognized during the years ended December 31, 2013, 2012 and 2011, were as follows (in thousands):

	Year Ended December 31,
	2013	2012	2011
Medicare	$3,681,975	$3,878,150	$3,572,407
Medicaid	1,442,120	1,423,761	1,285,420
Managed Care and other third-party payors	7,705,827	7,534,971	6,920,068
Self-pay	2,022,703	1,909,877	1,602,686

Total	$14,852,625	$14,746,759	$13,380,581

Allowance for Doubtful Accounts. Accounts receivable are reduced by an allowance for amounts that could become uncollectible in the future. Substantially all of the Company’s receivables are related to providing healthcare services to its hospitals’ patients.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The Company estimates the allowance for doubtful accounts by reserving a percentage of all self-pay accounts receivable without regard to aging category, based on collection history, adjusted for expected recoveries and, if present, anticipated changes in trends. For all other non-self-pay payor categories, the Company reserves 100% of all accounts aging over 365 days from the date of discharge. The percentage used to reserve for all self-pay accounts is based on the Company’s collection history. The Company collects substantially all of its third-party insured receivables, which include receivables from governmental agencies.

Collections are impacted by the economic ability of patients to pay and the effectiveness of the Company’s collection efforts. Significant changes in payor mix, business office operations, economic conditions or trends in federal and state governmental healthcare coverage could affect the Company’s collection of accounts receivable and the estimates of the collectability of future accounts receivable. The process of estimating the allowance for doubtful accounts requires the Company to estimate the collectability of self-pay accounts receivable, which is primarily based on its collection history, adjusted for expected recoveries and, if present, anticipated changes in collection trends. The Company also continually reviews its overall reserve adequacy by monitoring historical cash collections as a percentage of trailing net revenue less provision for bad debts, as well as by analyzing current period net revenue and admissions by payor classification, aged accounts receivable by payor, days revenue outstanding, and the impact of recent acquisitions and dispositions.

Electronic Health Records Incentive Reimbursement. The American Recovery and Reinvestment Act of 2009 included provisions for implementing health information technology under the Health Information Technology for Economic and Clinical Health Act (“HITECH”). These provisions were designed to increase the use of electronic health records (“EHR”) technology and establish the requirements for a Medicare and Medicaid incentive payments program beginning in 2011 for eligible hospitals and providers that adopt and meaningfully use certified EHR technology. The Company utilizes a gain contingency model to recognize EHR incentive payments. Recognition occurs when our eligible hospitals adopt or demonstrate meaningful use of certified EHR technology for the applicable payment period and have available the Medicare cost report information for the relevant full cost report year used to determine the final incentive payment.

Medicaid EHR incentive payments are calculated based on prior period Medicare cost report information available at the time when eligible hospitals adopt, implement or demonstrate meaningful use of certified EHR technology. Since the information for the relevant full Medicare cost report year is available, the incentive income from resolving the gain contingency is recognized when eligible hospitals adopt, implement or demonstrate meaningful use of certified EHR technology.

Medicare EHR incentive payments are calculated based on the Medicare cost report information for the full cost report year that began during the federal fiscal year in which meaningful use is demonstrated. Since the necessary information is only available at the end of the relevant full Medicare cost report year, the incentive income from resolving the gain contingency is recognized when eligible hospitals demonstrate meaningful use of certified EHR technology and the information for the applicable full Medicare cost report year to determine the final incentive payment is available.

In some instances, the Company may receive estimated Medicare EHR incentive payments prior to when the Medicare cost report information used to determine the final incentive payment is available. In these instances, recognition of the gain for EHR incentive payments is deferred until all recognition criteria described above are met.

Eligibility for annual Medicare incentive payments is dependent on providers demonstrating meaningful use of EHR technology. Initial Medicaid incentive payments were available to providers that adopt, implement or upgrade certified EHR technology; however, providers must demonstrate meaningful use of such technology in subsequent years to qualify for additional incentive payments. Medicaid EHR incentive payments are fully funded by the federal government and administered by the states; however, the states are not required to offer EHR incentive payments to providers.

The Company recognized approximately $162.0 million, $122.7 million and $62.9 million during the years ended December 31, 2013, 2012 and 2011, respectively, of incentive reimbursement for HITECH incentives from Medicare and Medicaid related to certain of the Company’s hospitals and for certain of the Company’s employed physicians that have demonstrated meaningful use of certified EHR technology or have completed attestations to their adoption or implementation of certified EHR technology. These incentive reimbursements are presented as a reduction of operating costs and expenses on the consolidated statements of income. The Company received cash related to the incentive reimbursement for HITECH incentives of approximately $203.1 million, $141.0 million and $37.4 million during the years ended December 31, 2013, 2012 and 2011, respectively. As of December 31, 2013 and 2012, $90.2 million and $33.3 million, respectively, were recorded as deferred revenue as all criteria for gain recognition had not been met.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Physician Income Guarantees. The Company enters into physician recruiting agreements under which it supplements physician income to a minimum amount over a period of time, typically one year, while the physicians establish themselves in the community. As part of the agreements, the physicians are committed to practice in the community for a period of time, typically three years, which extends beyond their income guarantee period. The Company records an asset and liability for the estimated fair value of minimum revenue guarantees on new agreements. Adjustments to the ultimate value of the guarantee paid to physicians are recognized in the period that the change in estimate is identified. The Company amortizes an asset over the life of the agreement. As of December 31, 2013 and 2012, the unamortized portion of these physician income guarantees was $33.0 million and $30.1 million, respectively.

Concentrations of Credit Risk. The Company grants unsecured credit to its patients, most of whom reside in the service area of the Company’s facilities and are insured under third-party payor agreements. Because of the economic diversity of the Company’s facilities and non-governmental third-party payors, Medicare represents the only significant concentration of credit risk from payors. Accounts receivable, net of contractual allowances, from Medicare were $359.6 million and $315.5 million as of December 31, 2013 and 2012, respectively, representing 7.5% and 7.4% of consolidated net accounts receivable, before allowance for doubtful accounts, as of December 31, 2013 and 2012, respectively.

Professional Liability Claims. The Company accrues for estimated losses resulting from professional liability. The accrual, which includes an estimate for incurred but not reported claims, is based on historical loss patterns and actuarially-determined projections and is discounted to its net present value. To the extent that subsequent claims information varies from management’s estimates, the liability is adjusted when such information becomes available.

Accounting for the Impairment or Disposal of Long-Lived Assets. Whenever events or changes in circumstances indicate that the carrying values of certain long-lived assets may be impaired, the Company projects the undiscounted cash flows expected to be generated by these assets. If the projections indicate that the reported amounts are not expected to be recovered, such amounts are reduced to their estimated fair value based on a quoted market price, if available, or an estimate based on valuation techniques available in the circumstances.

During the year ended December 31, 2013, the Company recorded a pretax impairment charge of $12.1 million to reduce the carrying value of certain long-lived assets at four of its smaller hospitals to their estimated fair value. During the year ended December 31, 2012, the Company recorded a pretax impairment charge of $10.0 million to reduce the carrying value of certain long-lived assets at three of its smaller hospitals to their estimated fair value. The impairments for 2013 and 2012 were identified because of declining operating results and projections of future cash flows at these hospitals caused by competitive and operational challenges specific to the markets in which these hospitals operate. There were no impairments of long-lived assets in 2011.

Income Taxes. The Company accounts for income taxes under the asset and liability method, in which deferred income tax assets and liabilities are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statement of income during the period in which the tax rate change becomes law.

Comprehensive Income (Loss). Comprehensive income (loss) is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Accumulated Other Comprehensive Income (Loss) consisted of the following (in thousands):

	Change in Fair Value of Interest Rate Swaps	Change in Fair Value of Available for Sale Securities	Change in Unrecognized Pension Cost Components	Accumulated Other Comprehensive Income (Loss)
Balance as of December 31, 2011	$(162,791)	$1,576	$(23,264)	$(184,479)
2012 activity, net of tax	46,409	3,012	(10,252)	39,169

Balance as of December 31, 2012	(116,382)	4,588	(33,516)	(145,310)
2013 activity, net of tax	60,304	2,181	15,320	77,805

Balance as of December 31, 2013	$(56,078)	$6,769	$(18,196)	$(67,505)

Segment Reporting. A public company is required to report annual and interim financial and descriptive information about its reportable operating segments. Operating segments, as defined, are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Aggregation of similar operating segments into a single reportable operating segment is permitted if the businesses have similar economic characteristics and meet the criteria established by U.S. GAAP.

The Company operates in two distinct operating segments, represented by the hospital operations (which includes the Company’s acute care hospitals and related healthcare entities that provide inpatient and outpatient healthcare services) and the home care agencies operations (which provide in-home outpatient care). U.S. GAAP requires (1) that financial information be disclosed for operating segments that meet a 10% quantitative threshold of the consolidated totals of net revenue, profit or loss, or total assets; and (2) that the individual reportable segments disclosed contribute at least 75% of total consolidated net revenue. Based on these measures, only the hospital operations segment meets the criteria as a separate reportable segment. Financial information for the home care agencies segment does not meet the quantitative thresholds and is therefore combined with corporate into the all other reportable segment.

Derivative Instruments and Hedging Activities. The Company records derivative instruments on the consolidated balance sheet as either an asset or liability measured at its fair value. Changes in a derivative’s fair value are recorded each period in earnings or other comprehensive income (“OCI”), depending on whether the derivative is designated and is effective as a hedged transaction, and on the type of hedge transaction. Changes in the fair value of derivative instruments recorded to OCI are reclassified to earnings in the period affected by the underlying hedged item. Any portion of the fair value of a derivative instrument determined to be ineffective under the standard is recognized in current earnings.

The Company has entered into several interest rate swap agreements. See Note 7 for further discussion about the swap transactions.

Reclassifications. During the six months ended June 30, 2014, the Company made the decision to sell several smaller hospitals and entered into a definitive agreement to sell one additional hospital. The consolidated statements of income for the years ended December 31, 2013, 2012 and 2011 have been restated to reclassify the consolidated results of operations for these hospitals that were owned or leased in 2013 to discontinued operations. The consolidated balance sheet as of December 31, 2013 and 2012 has been restated to present these hospitals that were owned or leased in 2013 as held for sale.

New Accounting Pronouncements. In February 2013, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) 2013-02, which requires additional disclosures on the effect of significant reclassifications out of accumulated other comprehensive income. The ASU requires a company that reports other comprehensive income to present (either on the face of the statement where net income is presented or in the notes) the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income. For other amounts that are not required to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference to other required disclosures that provide additional details about those amounts. This ASU is effective for fiscal years beginning after December 15, 2012, and was adopted by the Company on January 1, 2013. As it only requires additional disclosure, the adoption of this ASU had no impact on the Company’s consolidated financial position, results of operations or cash flows.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

2. ACCOUNTING FOR STOCK-BASED COMPENSATION

Stock-based compensation awards have been granted under the Community Health Systems, Inc. Amended and Restated 2000 Stock Option and Award Plan, amended and restated as of March 20, 2013 (the “2000 Plan”), and the Community Health Systems, Inc. 2009 Stock Option and Award Plan, amended and restated as of March 20, 2013 (the “2009 Plan”).

The 2000 Plan allowed for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code (the “IRC”), as well as stock options which do not so qualify, stock appreciation rights, restricted stock, restricted stock units, performance-based shares or units and other share awards. Prior to being amended in 2009, the 2000 Plan also allowed for the grant of phantom stock. Persons eligible to receive grants under the 2000 Plan include the Company’s directors, officers, employees and consultants. All options granted under the 2000 Plan have been “nonqualified” stock options for tax purposes. Generally, vesting of these granted options occurs in one-third increments on each of the first three anniversaries of the award date. Options granted prior to 2005 have a 10-year contractual term, options granted in 2005 through 2007 have an eight-year contractual term and options granted in 2008 through 2011 have a 10-year contractual term. The Company has not granted stock option awards under the 2000 Plan since 2011. Since the Company’s stockholders approved the March 20, 2013 amendment and restatement of the 2009 Plan, no further grants will be awarded under the 2000 Plan.

The 2009 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the IRC and for the grant of stock options which do not so qualify, stock appreciation rights, restricted stock, restricted stock units, performance-based shares or units and other share awards. Persons eligible to receive grants under the 2009 Plan include the Company’s directors, officers, employees and consultants. To date, all options granted under the 2009 Plan have been “nonqualified” stock options for tax purposes. Generally, vesting of these granted options occurs in one-third increments on each of the first three anniversaries of the award date. Options granted in 2011 or later have a 10-year contractual term. As of December 31, 2013, 4,160,962 shares of unissued common stock were reserved for future grants under the 2009 Plan.

The exercise price of all options granted is equal to the fair value of the Company’s common stock on the option grant date.

The following table reflects the impact of total compensation expense related to stock-based equity plans on the reported operating results for the respective periods (in thousands):

	Year Ended December 31,
	2013	2012	2011
Effect on income from continuing operations before income taxes	$(38,403)	$(40,896)	$(42,542)

Effect on net income	$(24,040)	$(25,683)	$(27,014)

At December 31, 2013, $30.5 million of unrecognized stock-based compensation expense was expected to be recognized over a weighted-average period of 22 months. Of that amount, $1.7 million related to outstanding unvested stock options was expected to be recognized over a weighted-average period of 9 months and $28.8 million related to outstanding unvested restricted stock and restricted stock units was expected to be recognized over a weighted-average period of 23 months. There were no modifications to awards during the years ended December 31, 2013, 2012 and 2011.

The fair value of stock options granted during the years ended December 31, 2013, 2012 and 2011 was estimated using the Black Scholes option pricing model with the following assumptions:

	Year Ended December 31,
	2013	2012	2011
Expected volatility	N/A	57.8%	33.8%
Expected dividends	N/A	—	—
Expected term	N/A	4.1 years	4 years
Risk-free interest rate	N/A	0.66%	1.63%

In determining the expected term, the Company examined concentrations of option holdings and historical patterns of option exercises and forfeitures, as well as forward-looking factors, in an effort to determine if there were any discernible employee populations. From this analysis, the Company identified two primary employee populations, one consisting of certain senior executives and the other one consisting of substantially all other recipients.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The expected volatility rate was estimated based on historical volatility. In determining expected volatility, the Company also reviewed the market-based implied volatility of actively traded options of its common stock and determined that historical volatility utilized to estimate the expected volatility rate did not differ significantly from the implied volatility.

The expected term computation is based on historical exercise and cancellation patterns and forward-looking factors, where present, for each population identified. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of the grant. The pre-vesting forfeiture rate is based on historical rates and forward-looking factors for each population identified. The Company adjusts the estimated forfeiture rate to its actual experience.

Options outstanding and exercisable under the 2000 Plan and the 2009 Plan as of December 31, 2013, and changes during each of the years in the three-year period prior to December 31, 2013, were as follows (in thousands, except share and per share data):

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value as of December 31, 2013
Outstanding at December 31, 2010	7,834,332	$32.08
Granted	1,505,000	35.87
Exercised	(623,341)	30.34
Forfeited and cancelled	(326,849)	33.69

Outstanding at December 31, 2011	8,389,142	32.83
Granted	253,500	21.16
Exercised	(1,050,772)	19.85
Forfeited and cancelled	(487,757)	34.12

Outstanding at December 31, 2012	7,104,113	34.25
Granted	—	—
Exercised	(3,299,859)	33.53
Forfeited and cancelled	(66,709)	34.01

Outstanding at December 31, 2013	3,737,545	$34.88	4.1 years	$17,806

Exercisable at December 31, 2013	3,203,520	$35.49	3.5 years	$13,515

The weighted-average grant date fair value of stock options granted during the years ended December 31, 2012 and 2011, was $9.20 and $10.07, respectively. The aggregate intrinsic value (the number of in-the-money stock options multiplied by the difference between the Company’s closing stock price on the last trading day of the reporting period ($39.27) and the exercise price of the respective stock options) in the table above represents the amount that would have been received by the option holders had all option holders exercised their options on December 31, 2013. This amount changes based on the market value of the Company’s common stock. The aggregate intrinsic value of options exercised during the years ended December 31, 2013, 2012 and 2011 was $31.0 million, $9.4 million and $6.1 million, respectively. The aggregate intrinsic value of options vested and expected to vest approximates that of the outstanding options.

The Company has also awarded restricted stock under the 2000 Plan and the 2009 Plan to its directors and employees of certain subsidiaries. The restrictions on these shares generally lapse in one-third increments on each of the first three anniversaries of the award date. Certain of the restricted stock awards granted to the Company’s senior executives contain a performance objective that must be met in addition to any vesting requirements. If the performance objective is not attained, the awards will be forfeited in their entirety. Once the performance objective has been attained, restrictions will lapse in one-third increments on each of the first three anniversaries of the award date. Notwithstanding the above-mentioned performance objectives and vesting requirements, the restrictions will lapse earlier in the event of death, disability or termination of employment by the Company for any reason other than for cause of the holder of the restricted stock, or change in control of the Company. Restricted stock awards subject to performance standards are not considered outstanding for purposes of determining earnings per share until the performance objectives have been satisfied.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Restricted stock outstanding under the 2000 Plan and the 2009 Plan as of December 31, 2013, and changes during each of the years in the three-year period prior to December 31, 2013, were as follows:

	Shares	Weighted- Average Grant Date Fair Value
Unvested at December 31, 2010	2,125,291	$27.92
Granted	1,109,949	37.57
Vested	(1,009,959)	27.40
Forfeited	(17,669)	35.68

Unvested at December 31, 2011	2,207,612	32.95
Granted	680,500	21.20
Vested	(1,118,213)	29.67
Forfeited	(25,335)	30.94

Unvested at December 31, 2012	1,744,564	30.50
Granted	836,088	41.55
Vested	(945,894)	32.22
Forfeited	(27,269)	37.09

Unvested at December 31, 2013	1,607,489	35.13

Restricted stock units (“RSUs”) have been granted to the Company’s outside directors under the 2000 Plan and the 2009 Plan. On February 23, 2011, each of the Company’s outside directors received a grant under the 2009 Plan of 3,688 RSUs. On February 16, 2012, each of the Company’s outside directors received a grant under the 2009 Plan of 6,645 RSUs. On February 27, 2013, each of the Company’s outside directors received a grant under the 2009 Plan of 3,596 RSUs. Vesting of these shares of RSUs occurs in one-third increments on each of the first three anniversaries of the award date.

RSUs outstanding under the 2000 Plan and the 2009 Plan as of December 31, 2013, and changes during each of the years in the three-year period prior to December 31, 2013, were as follows:

	Shares	Weighted- Average Grant Date Fair Value
Unvested at December 31, 2010	53,388	$26.11
Granted	22,128	37.96
Vested	(22,560)	24.68
Forfeited	—	—

Unvested at December 31, 2011	52,956	31.67
Granted	39,870	21.07
Vested	(29,940)	27.95
Forfeited	—	—

Unvested at December 31, 2012	62,886	26.72
Granted	21,576	41.71
Vested	(28,926)	29.04
Forfeited	—	—

Unvested at December 31, 2013	55,536	31.33

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Under the Directors’ Fees Deferral Plan, the Company’s outside directors may elect to receive share equivalent units in lieu of cash for their directors’ fees. These share equivalent units are held in the plan until the director electing to receive the share equivalent units retires or otherwise terminates his/her directorship with the Company. Share equivalent units are converted to shares of common stock of the Company at the time of distribution based on the closing market price of the Company’s common stock on that date. The following table represents the amount of directors’ fees which were deferred during each of the respective periods, and the number of share equivalent units into which such directors’ fees would have converted had each of the directors who had deferred such fees retired or terminated his/her directorship with the Company as of the end of the respective periods (in thousands, except share equivalent units):

	Year Ended December 31,
	2013	2012	2011
Directors’ fees earned and deferred into plan	$130	$110	$220

Share equivalent units	2,990	4,056	9,974

At December 31, 2013, a total of 31,059 share equivalent units were deferred in the plan with an aggregate fair value of $1.2 million, based on the closing market price of the Company’s common stock at December 31, 2013 of $39.27.

3. ACQUISITIONS AND DIVESTITURES

Acquisitions

The Company accounts for all transactions that represent business combinations using the acquisition method of accounting, where the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquired entity are recognized and measured at their fair values on the date the Company obtains control in the acquiree. Such fair values that are not finalized for reporting periods following the acquisition date are estimated and recorded as provisional amounts. Adjustments to these provisional amounts during the measurement period (defined as the date through which all information required to identify and measure the consideration transferred, the assets acquired, the liabilities assumed and any noncontrolling interests has been obtained, limited to one year from the acquisition date) are recorded as of the date of acquisition. Any material impact to comparative information for periods after acquisition, but before the period in which adjustments are identified, is reflected in those prior periods as if the adjustments were considered as of the acquisition date. Goodwill is determined as the excess of the fair value of the consideration conveyed in the acquisition over the fair value of the net assets acquired.

Effective July 1, 2012, one or more subsidiaries of the Company completed the acquisition of Memorial Health Systems in York, Pennsylvania. This healthcare system includes Memorial Hospital (100 licensed beds), the Surgical Center of York, and other outpatient and ancillary services. As part of this purchase agreement, the Company has agreed to spend at least $75.0 million to build a replacement hospital within five years of the closing date. The total cash consideration paid for fixed assets and working capital was approximately $45.0 million and $2.6 million, respectively, with additional consideration of $12.5 million assumed in liabilities, for a total consideration of $60.1 million. Based upon the Company’s final purchase price allocation relating to this acquisition as of December 31, 2013, approximately $10.9 million of goodwill has been recorded.

Effective March 5, 2012, one or more subsidiaries of the Company completed a merger with Diagnostic Clinic of Longview, P.A., which is a multi-specialty clinic serving residents of Longview, Texas and surrounding East Texas communities. This merger was accounted for as a purchase business combination. The total cash consideration paid for the business, including net working capital, was approximately $52.3 million, with additional consideration of $6.9 million assumed in liabilities, for a total consideration of $59.2 million. Based upon the Company’s final purchase price allocation relating to this acquisition, approximately $41.8 million of goodwill has been recorded.

Effective March 1, 2012, one or more subsidiaries of the Company completed the acquisition of MetroSouth Medical Center (330 licensed beds) located in Blue Island, Illinois. The total cash consideration paid for fixed assets was approximately $39.3 million with additional consideration of $5.8 million assumed in liabilities as well as a credit applied at closing of $0.9 million for negative acquired working capital, for a total consideration of $44.2 million. Based upon the Company’s final purchase price allocation relating to this acquisition as of December 31, 2013, no goodwill has been recorded.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Effective January 1, 2012, one or more subsidiaries of the Company completed the acquisition of Moses Taylor Healthcare System based in Scranton, Pennsylvania, which is a healthcare system comprised of two acute care hospitals and other healthcare providers. This healthcare system includes Moses Taylor Hospital (217 licensed beds) located in Scranton, Pennsylvania, and Mid-Valley Hospital (25 licensed beds) located in Peckville, Pennsylvania. The total cash consideration paid for fixed assets and working capital was approximately $151.1 million and $13.1 million, respectively, with additional consideration of $9.4 million assumed in liabilities, for a total consideration of $173.6 million. Based upon the Company’s final purchase price allocation relating to this acquisition, approximately $54.6 million of goodwill has been recorded.

Effective October 1, 2011, one or more subsidiaries of the Company completed the acquisition of Tomball Regional Hospital (358 licensed beds) located in Tomball, Texas. The total cash consideration paid for fixed assets and working capital was approximately $192.0 million and $17.5 million, respectively, with additional consideration of $15.9 million assumed in liabilities, for a total consideration of $225.4 million. Based upon the Company’s final purchase price allocation relating to this acquisition, as of December 31, 2013, approximately $32.4 million of goodwill has been recorded.

Effective May 1, 2011, one or more subsidiaries of the Company completed the acquisition of Mercy Health Partners based in Scranton, Pennsylvania, which is a healthcare system comprised of two acute care hospitals, a long-term acute care facility and other healthcare providers. This healthcare system includes Regional Hospital of Scranton (198 licensed beds) located in Scranton, Pennsylvania, and Tyler Memorial Hospital (48 licensed beds) located in Tunkhannock, Pennsylvania. This healthcare system also includes a long-term acute care facility, Special Care Hospital (67 licensed beds) located in Nanticoke, Pennsylvania, as well as several outpatient clinics and other ancillary facilities. The total cash consideration paid for fixed assets was approximately $150.8 million, with additional consideration of $12.3 million assumed in liabilities as well as a credit applied at closing of $2.1 million for negative acquired working capital, for a total consideration of $161.0 million. Based upon the Company’s final purchase price allocation relating to this acquisition, as of December 31, 2013, approximately $43.1 million of goodwill has been recorded.

Approximately $20.6 million, $9.9 million and $16.0 million of acquisition costs related to prospective and closed acquisitions were expensed during the years ended December 31, 2013, 2012 and 2011, respectively, and are included in other operating expenses on the consolidated statements of income. For the year ended December 31, 2013, these acquisition costs included $14.1 million of expenses related to the acquisition of Health Management Associates, Inc. (“HMA”).

The table below summarizes the allocations of the purchase price (including assumed liabilities) for the above hospital acquisition transactions in 2012 (in thousands) and reflects the fact that there were no hospital acquisitions in 2013:

	2013	2012
Current assets	N/A	$46,207
Property and equipment	N/A	178,836
Goodwill	N/A	106,269
Intangible assets	N/A	2,522
Other long-term assets	N/A	490
Liabilities	N/A	34,463

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The operating results of the foregoing transactions have been included in the accompanying consolidated statements of income from their respective dates of acquisition, including net operating revenues of $337.0 million for the year ended December 31, 2012 from hospital acquisitions that closed during 2012. The following pro forma combined summary of operations of the Company gives effect to using historical information of the operations of the hospital acquisitions in 2012 discussed above as if the transactions had occurred as of January 1, 2012 (in thousands, except per share data):

	Year Ended December 31,
	2013	2012
		(Unaudited)
Pro forma net operating revenues	$12,818,956	$13,120,413
Pro forma net income	217,268	258,019
Pro forma net income per share:
Basic	$1.52	$2.89

Diluted	$1.51	$2.87

There were no hospital acquisitions in 2013, so the pro forma summarized operating results for the year ended December 31, 2013 equal the operating results as reported. Pro forma adjustments to net income include adjustments to depreciation and amortization expense, net of the related tax effect, based on the estimated fair value assigned to the long-lived assets acquired, and to interest expense, net of the related tax effect, assuming the increase in long-term debt used to fund the acquisitions had occurred as of January 1, 2012. These pro forma results are not necessarily indicative of the actual results of operations.

Additionally, during the years ended December 31, 2013, 2012 and 2011, the Company paid approximately $39.7 million, $41.5 million and $57.9 million, respectively, to acquire the operating assets and related businesses of certain physician practices, clinics and other ancillary businesses that operate within the communities served by its hospitals. In connection with these acquisitions, during 2013, the Company assumed approximately $4.6 million of noncontrolling interests and allocated approximately $8.9 million of the consideration paid to property and equipment, approximately $0.3 million to net working capital and the remainder, approximately $36.2 million consisting of intangible assets that do not qualify for separate recognition, to goodwill. During 2012, the Company assumed approximately $2.0 million in net working capital liabilities and allocated approximately $10.2 million of the consideration paid to property and equipment and the remainder, approximately $33.3 million consisting of intangible assets that do not qualify for separate recognition, to goodwill. During 2011, the Company allocated approximately $13.1 million of the consideration paid to property and equipment, $2.9 million to net working capital, $1.6 million to other intangible assets and the remainder, approximately $40.3 million consisting of intangible assets that do not qualify for separate recognition, to goodwill. These acquisition transactions during the years ended December 31, 2013, 2012 and 2011 were accounted for as purchase business combinations.

Discontinued Operations

Effective February 1, 2011, the Company sold Willamette Community Medical Group, which is a physician clinic operating as Oregon Medical Group, located in Springfield, Oregon, to Oregon Healthcare Resources, LLC, for $14.6 million in cash; this business had a carrying amount of net assets, including an allocation of reporting unit goodwill, of $19.7 million.

Effective September 1, 2011, the Company sold SouthCrest Hospital, located in Tulsa, Oklahoma, Claremore Regional Hospital, located in Claremore, Oklahoma, and other related healthcare assets affiliated with those hospitals to Hillcrest Healthcare System, part of Ardent Health Services, for approximately $154.2 million in cash. The carrying amount of the net assets sold in this transaction, including an allocation of reporting unit goodwill, was approximately $193.0 million.

Effective October 22, 2011, the Company sold Cleveland Regional Medical Center, located in Cleveland, Texas, and other related healthcare assets affiliated with the hospital to New Directions Health Systems, LLC for approximately $0.9 million in cash. The carrying amount of the net assets sold in this transaction, including an allocation of reporting unit goodwill, was approximately $14.2 million.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

During the six months ended June 30, 2014, the Company made the decision to sell several of its smaller hospitals and the Company entered into a definitive agreement to sell one additional hospital. In connection with management’s decision to sell these facilities, the Company has classified the results of operations of these hospitals as well as Oregon Medical Group, SouthCrest Hospital, Claremore Regional Hospital and Cleveland Regional Hospital as discontinued operations in the accompanying consolidated statements of income for the years ended December 31, 2013, 2012 and 2011.

Net operating revenues and loss from discontinued operations for the respective periods are as follows (in thousands):

	Year Ended December 31,
	2013	2012	2011
Net operating revenues	$178,737	$196,249	$343,028

Loss from operations of entities sold or held for sale before income taxes	(32,259)	(18,804)	(23,300)
Impairment of hospitals sold or held for sale	(8,000)	—	(51,695)
Loss on sale, net	—	—	(4,301)

Loss from discontinued operations, before taxes	(40,259)	(18,804)	(79,296)
Income tax benefit	(15,084)	(6,787)	(14,055)

Loss from discontinued operations, net of taxes	$(25,175)	$(12,017)	$(65,241)

Interest expense was allocated to discontinued operations based on sale proceeds available for debt repayment.

Assets held for sale at December 31, 2013 and 2012 primarily consist of patient accounts receivable, net and property and equipment, net. Liabilities of hospitals held for sale at those dates primarily consist of accounts payable and employee compensation accrued liabilities.

4. GOODWILL AND OTHER INTANGIBLE ASSETS

The changes in the carrying amount of goodwill are as follows (in thousands):

	Year Ended December 31,
	2013	2012
Balance, beginning of year	$4,388,429	$4,245,136
Goodwill acquired as part of acquisitions during current year	36,245	141,277
Consideration and purchase price allocation adjustments for prior year’s acquisitions and other adjustments	(249)	2,016

Balance, end of year	$4,424,425	$4,388,429

Goodwill is allocated to each identified reporting unit, which is defined as an operating segment or one level below the operating segment (referred to as a component of the entity). Management has determined that the Company’s operating segments and hospital management services operations meet the criteria to be classified as reporting units. At December 31, 2013, the hospital operations reporting unit, the home care agency operations reporting unit, and the hospital management services reporting unit had approximately $4.3 billion, $43.6 million and $33.3 million, respectively, of goodwill. At December 31, 2012, the hospital operations reporting unit, the home care agency operations reporting unit, and the hospital management services reporting unit had approximately $4.3 billion, $40.5 million and $33.3 million, respectively, of goodwill.

Goodwill is evaluated for impairment at the same time every year and when an event occurs or circumstances change that, more likely than not, reduce the fair value of the reporting unit below its carrying value. There is a two-step method for determining goodwill impairment. Step one is to compare the fair value of the reporting unit with the unit’s carrying amount, including goodwill. If this test indicates the fair value is less than the carrying value, then step two is required to compare the implied fair value of the reporting unit’s goodwill with the carrying value of the reporting unit’s goodwill. The Company performed its last annual goodwill evaluation during the fourth quarter of 2013. No impairment was indicated by this evaluation. The next annual goodwill evaluation will be performed during the fourth quarter of 2014.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The Company estimates the fair value of the related reporting units using both a discounted cash flow model as well as an EBITDA multiple model. The cash flow forecasts are adjusted by an appropriate discount rate based on the Company’s estimate of a market participant’s weighted-average cost of capital. These models are both based on the Company’s best estimate of future revenues and operating costs and are reconciled to the Company’s consolidated market capitalization, with consideration of the amount a potential acquirer would be required to pay, in the form of a control premium, in order to gain sufficient ownership to set policies, direct operations and control management decisions.

Approximately $1.2 million of intangible assets other than goodwill were acquired during the year ended December 31, 2013. The gross carrying amount of the Company’s other intangible assets subject to amortization was $50.9 million at December 31, 2013 and $61.9 million at December 31, 2012, and the net carrying amount was $20.5 million at December 31, 2013 and $26.3 million at December 31, 2012. The carrying amount of the Company’s other intangible assets not subject to amortization was $49.6 million and $48.1 million at December 31, 2013 and 2012, respectively. Other intangible assets are included in other assets, net on the Company’s consolidated balance sheets. Substantially all of the Company’s intangible assets are contract-based intangible assets related to operating licenses, management contracts, or non-compete agreements entered into in connection with prior acquisitions.

The weighted-average amortization period for the intangible assets subject to amortization is approximately eight years. There are no expected residual values related to these intangible assets. Amortization expense on these intangible assets was $5.6 million, $7.5 million and $8.1 million during the years ended December 31, 2013, 2012, and 2011, respectively. Amortization expense on intangible assets is estimated to be $3.8 million in 2014, $3.3 million in 2015, $2.5 million in 2016, $2.2 million in 2017, $2.0 million in 2018 and $6.7 million thereafter.

The gross carrying amount of capitalized software for internal use was approximately $972.0 million and $640.3 million at December 31, 2013 and 2012, respectively, and the net carrying amount considering accumulated amortization was approximately $550.1 million and $346.0 million at December 31, 2013 and 2012, respectively. The estimated amortization period for capitalized internal-use software is generally three years, except for capitalized costs related to significant system conversions, which is generally eight to ten years. There is no expected residual value for capitalized internal-use software. At December 31, 2013, there was approximately $140.5 million of capitalized costs for internal-use software that is currently in the development stage and will begin amortization once the software project is complete and ready for its intended use. Amortization expense on capitalized internal-use software was $138.6 million, $99.2 million and $69.6 million during the years ended December 31, 2013, 2012 and 2011, respectively. Amortization expense on capitalized internal-use software is estimated to be $139.3 million in 2014, $120.0 million in 2015, $93.4 million in 2016, $44.5 million in 2017, $37.7 million in 2018 and $115.2 million thereafter.

5. INCOME TAXES

The provision for income taxes for income from continuing operations consists of the following (in thousands):

	Year Ended December 31,
	2013	2012	2011
Current:
Federal	$27,427	$99,298	$27,624
State	5,763	10,271	7,827

	33,190	109,569	35,451
Deferred:
Federal	59,479	57,488	104,923
State	11,009	(3,031)	1,219

	70,488	54,457	106,142

Total provision for income taxes for income from continuing operations	$103,678	$164,026	$141,593

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The following table reconciles the differences between the statutory federal income tax rate and the effective tax rate (dollars in thousands):

	Year Ended December 31,
	2013		2012		2011
	Amount	%	Amount	%	Amount	%
Provision for income taxes at statutory federal rate	$121,142	35.0%	$182,646	35.0%	$169,560	35.0%
State income taxes, net of federal income tax benefit	10,554	3.1	12,491	2.4	8,333	1.7
Release of unrecognized tax benefit	—	—	—	—	(6,509)	(1.3)
Net income attributable to noncontrolling interests	(26,623)	(7.7)	(28,057)	(5.4)	(26,486)	(5.5)
Change in valuation allowance	—	—	(1,233)	(0.2)	—	—
Federal and state tax credits	(3,972)	(1.1)	(2,185)	(0.4)	(3,788)	(0.8)
Other	2,577	0.7	364	0.1	483	0.1

Provision for income taxes and effective tax rate for income from continuing operations	$103,678	30.0%	$164,026	31.5%	$141,593	29.2%

Deferred income taxes are based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities under the provisions of the enacted tax laws. Deferred income taxes as of December 31, 2013 and 2012 consist of (in thousands):

	December 31,
	2013		2012
	Assets	Liabilities	Assets	Liabilities
Net operating loss and credit carryforwards	$186,519	$—	$170,521	$—
Property and equipment	—	820,035	—	762,387
Self-insurance liabilities	125,367	—	124,842	—
Intangibles	—	244,019	—	222,392
Investments in unconsolidated affiliates	—	60,257	—	64,170
Other liabilities	—	23,767	—	22,468
Long-term debt and interest	—	21,256	—	28,920
Accounts receivable	—	86,044	—	38,503
Accrued expenses	53,011	—	55,203	—
Other comprehensive income	47,265	—	102,242	—
Stock-based compensation	22,813	—	31,504	—
Deferred compensation	73,042	—	58,509	—
Other	110,813	—	65,887	—

	618,830	1,255,378	608,708	1,138,840
Valuation allowance	(171,364)	—	(161,312)	—

Total deferred income taxes	$447,466	$1,255,378	$447,396	$1,138,840

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The Company believes that the net deferred tax assets will ultimately be realized, except as noted below. Its conclusion is based on its estimate of future taxable income and the expected timing of temporary difference reversals. The Company has state net operating loss carry forwards of approximately $5.5 billion, which expire from 2014 to 2033. The Company also has unrecognized deferred tax assets primarily related to interest expense that are included in other comprehensive income. If recognized, additional state net operating losses will be created which the Company does not expect to be able to utilize prior to the expiration of the carryforward period. A valuation allowance of approximately $9.0 million has been recognized for those items. With respect to the deferred tax liability pertaining to intangibles, as included above, goodwill purchased in connection with certain of the Company’s business acquisitions is amortizable for income tax reporting purposes. However, for financial reporting purposes, there is no corresponding amortization allowed with respect to such purchased goodwill.

The valuation allowance increased by $10.1 million during the year ended December 31, 2013 and increased by $11.1 million during the year ended December 31, 2012. In addition to amounts previously discussed, the change in valuation allowance relates to a redetermination of the amount of, and realizability of, net operating losses and credits in certain income tax jurisdictions.

The total amount of unrecognized benefit that would affect the effective tax rate, if recognized, was approximately $0.7 million as of December 31, 2013. A total of approximately $0.4 million of interest and penalties is included in the amount of the liability for uncertain tax positions at December 31, 2013. It is the Company’s policy to recognize interest and penalties related to unrecognized benefits in its consolidated statements of income as income tax expense. During the year ended December 31, 2013, the Company decreased liabilities for uncertain tax positions by $0.2 million. It is the Company’s policy to recognize interest and penalties related to unrecognized benefits in its consolidated statements of income as income tax expense.

It is possible the amount of unrecognized tax benefit could change in the next twelve months as a result of a lapse of the statute of limitations and settlements with taxing authorities; however, the Company does not anticipate the change will have a material impact on its consolidated financial statements.

The following is a tabular reconciliation of the total amount of unrecognized tax benefit for the years ended December 31, 2013, 2012 and 2011 (in thousands):

	Year Ended December 31,
	2013	2012	2011
Unrecognized tax benefit, beginning of year	$682	$629	$7,458
Gross increases — tax positions in prior period	195	1,515	349
Reductions — tax positions in prior period	—	—	(3,469)
Lapse of statute of limitations	—	—	(3,575)
Settlements	(402)	(1,462)	(134)

Unrecognized tax benefit, end of year	$475	$682	$629

The Company, or one of its subsidiaries, files income tax returns in the United States federal jurisdiction and various state jurisdictions. The Company has extended the federal statute of limitations through December 31, 2014 for Triad Hospitals, Inc. (“Triad”) for the tax periods ended December 31, 1999, December 31, 2000, April 30, 2001, June 30, 2001, December 31, 2001, December 31, 2002, December 31, 2003, December 31, 2004, December 31, 2005, December 31, 2006 and July 25, 2007. With few exceptions, the Company is no longer subject to state income tax examinations for years prior to 2010. The Company’s federal income tax returns for the 2009 and 2010 tax years are currently under examination by the Internal Revenue Service (“IRS”). The Company believes the results of these examinations will not be material to its consolidated results of operations or consolidated financial position. During the year ended December 31, 2013, the IRS concluded its examination of the federal tax return of Community Health Systems, Inc. for the tax periods ended December 31, 2007 and 2008. The results of these examinations did not have a material effect on the Company’s consolidated results of operations or consolidated financial position. The Company has extended the federal statute of limitations through December 31, 2014 for Community Health Systems, Inc. for the tax periods ended December 31, 2007 and 2008, and through July 18, 2014 for the tax period ended December 31, 2009.

Cash paid for income taxes, net of refunds received, resulted in net cash paid of $72.8 million, $55.6 million and $26.5 million during the years ended December 31, 2013, 2012 and 2011, respectively.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

6. LONG-TERM DEBT

Long-term debt consists of the following (in thousands):

	December 31,
	2013	2012
Credit Facility:
Term loan A	$637,500	$712,500
Term loan B	3,412,584	3,619,062
Revolving credit loans	—	—
8% Senior Notes due 2019	2,020,346	2,022,829
7 1⁄8% Senior Notes due 2020	1,200,000	1,200,000
5 1⁄8% Senior Secured Notes due 2018	1,600,000	1,600,000
Receivables Facility	500,000	300,000
Capital lease obligations	46,066	47,951
Other	36,887	38,940

Total debt	9,453,383	9,541,282
Less current maturities	(166,894)	(89,902)

Total long-term debt	$9,286,489	$9,451,380

Credit Facility

The Company’s wholly-owned subsidiary CHS/Community Health Systems, Inc. (“CHS”) has obtained senior secured financing under a credit facility (the “Credit Facility”) with a syndicate of financial institutions led by Credit Suisse, as administrative agent and collateral agent. The Credit Facility includes a $750 million revolving credit facility for working capital and general corporate purposes. The revolving credit facility also includes a subfacility for letters of credit and a swingline subfacility. The Credit Facility requires quarterly amortization payments of each term loan B facility equal to 0.25% of the outstanding amount of such term loans. On November 5, 2010, CHS entered into an amendment and restatement of the Credit Facility. The amendment extended by two and a half years, until January 25, 2017, the maturity date of $1.5 billion of the existing term loans under the Credit Facility and increased the pricing on these term loans to LIBOR plus 350 basis points. The amendment also increased CHS’ ability to issue additional indebtedness under the uncommitted incremental facility to $1.0 billion from $600 million, permitted CHS to issue term loan A loans under the incremental facility, and provided up to $2.0 billion of borrowing capacity from receivable transactions, an increase of $0.5 billion, of which approximately $1.7 billion would be required to be used for repayment of existing term loans. On February 2, 2012, CHS completed a second amendment and restatement of the Credit Facility to extend an additional $1.6 billion of the term loans due 2014 under the Credit Facility to match the maturity date and interest rate margins of the term loans due January 25, 2017.

On August 3, 2012, CHS entered into Amendment No. 1 to the Credit Facility to provide increased flexibility for refinancing and repayment of the term loans due 2014 and amend certain other terms. On August 17, 2012, the Company made a prepayment of $1.6 billion on the term loans due July 25, 2014, utilizing the proceeds from the issuance of $1.6 billion of 5 1⁄8% Senior Secured Notes due 2018. On August 22, 2012, CHS entered into a loan modification agreement with respect to the Credit Facility to extend approximately $340 million of the term loans due 2014 to match the maturity date and interest rate margins of the term loans due January 25, 2017.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

On November 27, 2012, CHS entered into Amendment No. 2 to the Credit Facility to provide increased flexibility for the Company to make investments and restricted payments, incur debt related to acquisitions, amend certain other terms of the Credit Facility, including the maximum leverage ratio and interest coverage ratio financial coverage levels, and add a one year 1% prepayment premium payable in connection with a repricing of the term loans due in 2017. During the year ended December 31, 2013, the Company paid down $206.5 million of the term loans due 2014. The remaining balance of the non-extended term loans due 2014 at December 31, 2013 of approximately $59.6 million was paid as part of the financing for the HMA merger on January 27, 2014.

On August 12, 2013, CHS entered into Amendment No. 3 to the Credit Facility to provide increased flexibility for CHS to incur debt by amending certain terms of the Credit Facility, including the maximum leverage ratio and secured leverage ratio covenant levels. In addition, the amendment includes pricing protection for certain term loans due January 25, 2017, which specifies an increased margin in certain instances. The amendment also provides for a total leverage-based step-up to the applicable margin of the term loans due January 25, 2017 and the term loans due July 25, 2014. The pricing of the loans under the Credit Facility will otherwise remain unchanged.

Effective March 6, 2012, the Company obtained a new $750 million senior secured revolving credit facility (the “Replacement Revolver Facility”) and a new $750 million incremental term loan A facility (the “Incremental Term Loan”) subject to the terms and conditions set forth in the Credit Facility. The Replacement Revolver Facility replaced in full the existing revolving credit facility under the Credit Facility. The net proceeds of the Incremental Term Loan were used to repay the same amount of the existing term loans under the Credit Facility. Both the Replacement Revolver Facility and the Incremental Term Loan have a maturity date of October 25, 2016, subject to customary acceleration events and to earlier maturity if the repayment, extension or refinancing with longer maturity debt of substantially all of the Company’s then outstanding term loans maturing July 25, 2014 and the now fully redeemed 8 7⁄8% Senior Notes does not occur by April 25, 2014. The pricing on each of the Replacement Revolver Facility and the Incremental Term Loan is initially LIBOR plus a margin of 250 basis points, subject to adjustment based on the Company’s leverage ratio. The Incremental Term Loan amortizes at 5% in year one, 10% in years two and three, 15% in year four and 60% in year five.

The term loan facility must be prepaid in an amount equal to (1) 100% of the net cash proceeds of certain asset sales and dispositions by the Company and its subsidiaries, subject to certain exceptions and reinvestment rights, (2) 100% of the net cash proceeds of issuances of certain debt obligations or receivables-based financing by the Company and its subsidiaries, subject to certain exceptions, and (3) 50%, subject to reduction to a lower percentage based on the Company’s leverage ratio (as defined in the Credit Facility generally as the ratio of total debt on the date of determination to the Company’s EBITDA, as defined, for the four quarters most recently ended prior to such date), of excess cash flow (as defined) for any year, commencing in 2008, subject to certain exceptions. Voluntary prepayments and commitment reductions are permitted in whole or in part, without any premium or penalty, subject to minimum prepayment or reduction requirements.

The obligor under the Credit Facility is CHS. All of the obligations under the Credit Facility are unconditionally guaranteed by the Company and certain of its existing and subsequently acquired or organized domestic subsidiaries. All obligations under the Credit Facility and the related guarantees are secured by a perfected first priority lien or security interest in substantially all of the assets of the Company, CHS and each subsidiary guarantor, including equity interests held by the Company, CHS or any subsidiary guarantor, but excluding, among others, the equity interests of non-significant subsidiaries, syndication subsidiaries, securitization subsidiaries and joint venture subsidiaries.

The loans under the Credit Facility bear interest on the outstanding unpaid principal amount at a rate equal to an applicable percentage plus, at CHS’ option, either (a) an Alternate Base Rate (as defined) determined by reference to the greater of (1) the Prime Rate (as defined) announced by Credit Suisse or (2) the Federal Funds Effective Rate (as defined) plus 0.50% or (3) the adjusted London Interbank Offered Rate (“LIBOR”) on such day for a three-month interest period commencing on the second business day after such day plus 1%, or (b) a reserve adjusted LIBOR for dollars (Eurodollar rate) (as defined). The applicable percentage for Alternate Base Rate loans is 1.25% for term loans due 2014 and is 2.50% for term loans due 2017. The applicable percentage for Eurodollar rate loans is 2.25% for term loans due 2014 and 3.50% for term loans due 2017. The applicable percentage for revolving loans and the Incremental Term Loan is 1.50% for Alternate Base Rate loans and 2.50% for Eurodollar loans. The applicable percentage for the loans under the Credit Facility is subject to adjustment based on the Company’s leverage ratio. Loans under the swingline subfacility bear interest at the rate applicable to Alternate Base Rate loans under the Credit Facility.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

CHS has agreed to pay letter of credit fees equal to the applicable percentage then in effect with respect to Eurodollar rate loans under the revolving credit facility times the maximum aggregate amount available to be drawn under all letters of credit outstanding under the subfacility for letters of credit. The issuer of any letter of credit issued under the subfacility for letters of credit will also receive a customary fronting fee and other customary processing charges. CHS is obligated to pay commitment fees of 0.50% per annum (subject to reduction based upon the Company’s leverage ratio) on the unused portion of the revolving credit facility. For purposes of this calculation, swingline loans are not treated as usage of the revolving credit facility.

The Credit Facility contains customary representations and warranties, subject to limitations and exceptions, and customary covenants restricting the Company’s and its subsidiaries’ ability, subject to certain exceptions, to, among other things (1) declare dividends, make distributions or redeem or repurchase capital stock, (2) prepay, redeem or repurchase other debt, (3) incur liens or grant negative pledges, (4) make loans and investments and enter into acquisitions and joint ventures, (5) incur additional indebtedness or provide certain guarantees, (6) make capital expenditures, (7) engage in mergers, acquisitions and asset sales, (8) conduct transactions with affiliates, (9) alter the nature of the Company’s businesses, (10) grant certain guarantees with respect to physician practices, (11) engage in sale and leaseback transactions or (12) change the Company’s fiscal year. The Company is also required to comply with specified financial covenants (consisting of a leverage ratio and an interest coverage ratio) and various affirmative covenants.

Events of default under the Credit Facility include, but are not limited to, (1) CHS’ failure to pay principal, interest, fees or other amounts under the credit agreement when due (taking into account any applicable grace period), (2) any representation or warranty proving to have been materially incorrect when made, (3) covenant defaults subject, with respect to certain covenants, to a grace period, (4) bankruptcy events, (5) a cross default to certain other debt, (6) certain undischarged judgments (not paid within an applicable grace period), (7) a change of control, (8) certain ERISA-related defaults and (9) the invalidity or impairment of specified security interests, guarantees or subordination provisions in favor of the administrative agent or lenders under the Credit Facility.

As of December 31, 2013, the availability for additional borrowings under the Credit Facility was approximately $750.0 million pursuant to the Replacement Revolver Facility, of which $19.4 million was set aside for outstanding letters of credit. CHS has the ability to amend the Credit Facility to provide for one or more tranches of term loans in an aggregate principal amount of $1.0 billion, which CHS has not yet accessed. As of December 31, 2013, the weighted-average interest rate under the Credit Facility, excluding swaps, was 3.9%.

As of December 31, 2013, the term loans are scheduled to be paid with principal payments for future years as follows (in thousands):

Year	Amount
2014	$152,050
2015	147,336
2016	484,836
2017	3,265,862
2018	—
Thereafter	—

Total	$4,050,084

See Note 17 for a description and revised maturities of the term loans under the amended and restated Credit Facility in conjunction with the HMA merger.

As of December 31, 2013 and 2012, the Company had letters of credit issued, primarily in support of potential insurance-related claims and certain bonds, of approximately $19.4 million and $37.8 million, respectively.

8 7⁄8% Senior Notes due 2015

On July 25, 2007, CHS completed its offering of approximately $3.0 billion aggregate principal amount of 8 7⁄8% Senior Notes due 2015 (the “8 7⁄8% Senior Notes”), which were issued in a private placement. The 8 7⁄8% Senior Notes were to mature on July 15, 2015. The 8 7⁄8% Senior Notes bore interest at the rate of 8.875% per annum, payable semiannually in arrears on January 15 and July 15, commencing January 15, 2008. Interest on the 8 7⁄8% Senior Notes accrued from the date of original issuance. Interest was calculated on the basis of a 360-day year comprised of twelve 30-day months.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Pursuant to a registration rights agreement entered into at the time of the issuance of the 8 7⁄8% Senior Notes, as a result of an exchange offer made by CHS, substantially all of the 8 7⁄8% Senior Notes issued in July 2007 were exchanged in November 2007 for new notes (the “8 7⁄8% Exchange Notes”) having terms substantially identical in all material respects to the 8 7⁄8% Senior Notes (except that the 8 7⁄8% Exchange Notes were issued under a registration statement pursuant to the 1933 Act). References to the 8 7⁄8% Senior Notes shall also be deemed to include the 8 7⁄8% Exchange Notes unless the context provides otherwise.

On March 21, 2012, CHS completed the cash tender offer for $850 million of the then $1.8 billion aggregate outstanding principal amount of the 8 7⁄8% Senior Notes.

On July 18, 2012, CHS completed the cash tender offer for $639.7 million of the then $934.3 million aggregate outstanding principal amount of the 8 7⁄8% Senior Notes. On August 17, 2012, pursuant to its redemption option, CHS redeemed the remaining $294.6 million outstanding principal of the 8 7⁄8% Senior Notes.

8% Senior Notes due 2019

On November 22, 2011, CHS completed its offering of $1.0 billion aggregate principal amount of 8% Senior Notes due 2019 (the “8% Senior Notes”), which were issued in a private placement. The net proceeds from this issuance, together with available cash on hand, were used to finance the purchase of up to $1.0 billion aggregate principal amount of CHS’ then outstanding 8 7⁄8% Senior Notes and related fees and expenses. On March 21, 2012, CHS completed the secondary offering of $1.0 billion aggregate principal amount of 8% Senior Notes, which were issued in a private placement (at a premium of 102.5%). The net proceeds from this issuance were used to finance the purchase of approximately $850 million aggregate principal amount of CHS’ then outstanding 8 7⁄8% Senior Notes, to pay related fees and expenses and for general corporate purposes. The 8% Senior Notes bear interest at 8% per annum, payable semiannually in arrears on May 15 and November 15, commencing May 15, 2012. Interest on the 8% Senior Notes accrues from the date of original issuance. Interest is calculated on the basis of a 360-day year comprised of twelve 30-day months.

Except as set forth below, CHS is not entitled to redeem the 8% Senior Notes prior to November 15, 2015.

Prior to November 15, 2014, CHS is entitled, at its option, to redeem a portion of the 8% Senior Notes (not to exceed 35% of the outstanding principal amount) at a redemption price equal to 108% of the principal amount of the notes redeemed plus accrued and unpaid interest, with the proceeds from certain public equity offerings. Prior to November 15, 2015, CHS may redeem some or all of the 8% Senior Notes at a redemption price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest, if any, plus a “make-whole” premium, as described in the 8% Senior Notes indenture. On and after November 15, 2015, CHS is entitled, at its option, to redeem all or a portion of the 8% Senior Notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount on the redemption date), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the periods set forth below:

Period	Redemption Price
November 15, 2015 to November 14, 2016	104.000%
November 15, 2016 to November 14, 2017	102.000%
November 15, 2017 to November 15, 2019	100.000%

Pursuant to a registration rights agreement entered into at the time of the issuance of the 8% Senior Notes, as a result of an exchange offer made by CHS, substantially all of the 8% Senior Notes issued in November 2011 and March 2012 were exchanged in May 2012 for new notes (the “8% Exchange Notes”) having terms substantially identical in all material respects to the 8% Senior Notes (except that the 8% Exchange Notes were issued under a registration statement pursuant to the 1933 Act). References to the 8% Senior Notes shall also be deemed to include the 8% Exchange Notes unless the context provides otherwise.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

7 1⁄8% Senior Notes due 2020

On July 18, 2012, CHS completed an underwritten public offering under its automatic shelf registration filed with the SEC of $1.2 billion aggregate principal amount of 7 1⁄8% Senior Notes due 2020 (the “7 1⁄8% Senior Notes”). The net proceeds from this issuance were used to finance the purchase or redemption of $934.3 million aggregate principal amount plus accrued interest of CHS’ outstanding 8 7⁄8% Senior Notes, to pay for consents delivered in connection therewith, to pay related fees and expenses, and for general corporate purposes. The 7 1⁄8% Senior Notes bear interest at 7.125% per annum, payable semiannually in arrears on July 15 and January 15, commencing January 15, 2013. Interest on the 7 1⁄8% Senior Notes accrues from the date of original issuance. Interest is calculated on the basis of a 360-day year comprised of twelve 30-day months.

Except as set forth below, CHS is not entitled to redeem the 7 1⁄8% Senior Notes prior to July 15, 2016.

Prior to July 15, 2015, CHS is entitled, at its option, to redeem a portion of the 7 1⁄8% Senior Notes (not to exceed 35% of the outstanding principal amount) at a redemption price equal to 107.125% of the principal amount of the notes redeemed plus accrued and unpaid interest, with the proceeds from certain public equity offerings. Prior to July 15, 2016, CHS may redeem some or all of the 7 1⁄8% Senior Notes at a redemption price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest, if any, plus a “make-whole” premium, as described in the 7 1⁄8% Senior Notes indenture. On and after July 15, 2016, CHS is entitled, at its option, to redeem all or a portion of the 7 1⁄8% Senior Notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount on the redemption date), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the periods set forth below:

Period	Redemption Price
July 15, 2016 to July 14, 2017	103.563%
July 15, 2017 to July 14, 2018	101.781%
July 15, 2018 to July 15, 2020	100.000%

5 1⁄8% Senior Secured Notes due 2018

On August 17, 2012, CHS completed an underwritten public offering under its automatic shelf registration filed with the SEC of $1.6 billion aggregate principal amount of 5 1⁄8% Senior Secured Notes due 2018 (the “5 1⁄8% Senior Secured Notes”). The net proceeds from this issuance, together with available cash on hand, were used to finance the prepayment of $1.6 billion of the outstanding term loans due 2014 under the Credit Facility and related fees and expenses. The 5 1⁄8% Senior Secured Notes bear interest at 5.125% per annum, payable semiannually in arrears on August 15 and February 15, commencing February 15, 2013. Interest on the 5 1⁄8% Senior Secured Notes accrues from the date of original issuance. Interest is calculated on the basis of a 360-day year comprised of twelve 30-day months. The 5 1⁄8% Senior Secured Notes are secured by a first-priority lien subject to a shared lien of equal priority with certain other obligations, including obligations under the Credit Facility, and subject to prior ranking liens permitted by the indenture governing the 5 1⁄8% Senior Secured Notes on substantially the same assets, subject to certain exceptions, that secure CHS’ obligations under the Credit Facility.

Except as set forth below, CHS is not entitled to redeem the 5 1⁄8% Senior Secured Notes prior to August 15, 2015.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Prior to August 15, 2015, CHS is entitled, at its option, to redeem a portion of the 5 1⁄8% Senior Secured Notes (not to exceed 35% of the outstanding principal amount) at a redemption price equal to 105.125% of the principal amount of the notes redeemed plus accrued and unpaid interest, with the proceeds from certain public equity offerings. Prior to August 15, 2015, CHS may redeem some or all of the 5 1⁄8% Senior Secured Notes at a redemption price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest, if any, plus a “make-whole” premium, as described in the 5 1⁄8% Senior Secured Notes indenture. On and after August 15, 2015, CHS is entitled, at its option, to redeem all or a portion of the 5 1⁄8% Senior Secured Notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount on the redemption date), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the periods set forth below:

Period	Redemption Price
August 15, 2015 to August 14, 2016	102.563%
August 15, 2016 to August 14, 2017	101.281%
August 15, 2017 to August 15, 2018	100.000%

Receivables Facility

On March 21, 2012, CHS and certain of its subsidiaries entered into an accounts receivable loan agreement (the “Receivables Facility”) with a group of lenders and banks, Credit Agricolé Corporate and Investment Bank, as a managing agent and as the administrative agent, and The Bank of Nova Scotia, as a managing agent. On March 7, 2013, CHS and certain of its subsidiaries amended the Receivables Facility to add an additional managing agent, The Bank of Tokyo-Mitsubishi UFJ, Ltd., to increase the size of the facility from $300 million to $500 million and to extend the scheduled termination date. Additional subsidiaries of the Company also agreed to participate in the Receivables Facility as of that date. The existing and future non-self pay patient-related accounts receivable (the “Receivables”) for certain of the Company’s hospitals serves as collateral for the outstanding borrowings under the Receivables Facility. The interest rate on the borrowings is based on the commercial paper rate plus an applicable interest rate spread. Unless earlier terminated or subsequently extended pursuant to its terms, the Receivables Facility will expire on March 21, 2015, subject to customary termination events that could cause an early termination date. The Company maintains effective control over the Receivables because, pursuant to the terms of the Receivables Facility, the Receivables are sold from certain of the Company’s subsidiaries to CHS, which then sells or contributes the Receivables to a special-purpose entity that is wholly-owned by CHS. The wholly-owned special-purpose entity in turn grants security interests in the Receivables in exchange for borrowings obtained from the group of third-party lenders and banks of up to $500 million outstanding from time to time based on the availability of eligible Receivables and other customary factors. The group of third-party lenders and banks do not have recourse to the Company or its subsidiaries beyond the assets of the wholly-owned special-purpose entity that collateralizes the loan. The Receivables and other assets of the wholly-owned special-purpose entity will be available first and foremost to satisfy the claims of the creditors of such entity. The outstanding borrowings pursuant to the Receivables Facility at December 31, 2013 totaled $500.0 million and are classified as long-term debt on the consolidated balance sheet. At December 31, 2013, the carrying amount of Receivables included in the Receivables Facility totaled approximately $1.0 billion and is included in patient accounts receivable on the consolidated balance sheet.

Loss from Early Extinguishment of Debt

The financing transactions discussed above resulted in a loss from early extinguishment of debt of $1.3 million, $115.5 million and $66.0 million for the years ended December 31, 2013, 2012 and 2011, respectively, and an after-tax loss of $0.8 million, $71.8 million and $42.0 million for years ended December 31, 2013, 2012 and 2011, respectively.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Other Debt

As of December 31, 2013, other debt consisted primarily of the mortgage obligation on the Company’s corporate headquarters and other obligations maturing in various installments through 2020.

To limit the effect of changes in interest rates on a portion of the Company’s long-term borrowings, the Company is a party to 14 separate interest swap agreements in effect at December 31, 2013, with an aggregate notional amount of $2.0 billion, and two forward-starting swap agreements with an aggregate notional amount of $400 million. On each of these swaps, the Company receives a variable rate of interest based on the three-month LIBOR in exchange for the payment of a fixed rate of interest. The Company currently pays, on a quarterly basis, a margin above LIBOR of 225 basis points for the outstanding balance of term loans due in 2014, 250 basis points for the Replacement Revolver Facility and the Incremental Term Loan and 350 basis points for term loans due in 2017 under the Credit Facility. See Note 7 for additional information regarding these swaps.

As of December 31, 2013, the scheduled maturities of long-term debt outstanding, including capital lease obligations for each of the next five years and thereafter are as follows (in thousands):

Year	Amount
2014	$166,894
2015	654,867
2016	488,902
2017	3,287,695
2018	1,603,565
Thereafter	3,231,114

Total maturities	9,433,037
Plus unamortized note premium	20,346

Total long-term debt	$9,453,383

The Company paid interest of $582.8 million, $594.3 million and $680.7 million on borrowings during the years ended December 31, 2013, 2012 and 2011, respectively.

7. FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of financial instruments has been estimated by the Company using available market information as of December 31, 2013 and 2012, and valuation methodologies considered appropriate. The estimates presented are not necessarily indicative of amounts the Company could realize in a current market exchange (in thousands):

	December 31,
	2013		2012
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Cash and cash equivalents	$373,403	$373,403	$387,813	$387,813
Available-for-sale securities	64,869	64,869	56,376	56,376
Trading securities	37,999	37,999	34,696	34,696
Liabilities:
Credit Facility	4,050,084	4,084,983	4,331,562	4,357,910
8% Senior Notes	2,020,346	2,172,440	2,022,829	2,185,220
7 1⁄8% Senior Notes	1,200,000	1,245,720	1,200,000	1,285,848
5 1⁄8% Senior Secured Notes	1,600,000	1,662,160	1,600,000	1,674,480
Receivables Facility and other debt	536,887	536,887	338,940	338,940

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The estimated fair value is determined using the methodologies discussed below in accordance with accounting standards related to the determination of fair value based on the U.S. GAAP fair value hierarchy as discussed in Note 8. The estimated fair value for financial instruments with a fair value that does not equal its carrying value is considered a Level 1 valuation. The Company utilizes the market approach and obtains indicative pricing from the administrative agent to the Credit Facility to determine fair values, which are validated through publicly available subscription services such as Bloomberg where relevant.

Cash and cash equivalents. The carrying amount approximates fair value due to the short-term maturity of these instruments (less than three months).

Available-for-sale securities. Estimated fair value is based on closing price as quoted in public markets.

Trading securities. Estimated fair value is based on closing price as quoted in public markets.

Credit Facility. Estimated fair value is based on information from the Company’s bankers regarding relevant pricing for trading activity among the Company’s lending institutions.

8% Senior Notes. Estimated fair value is based on the average bid and ask price as quoted by the bank who served as underwriters in the sale of these notes.

7 1⁄8% Senior Notes. Estimated fair value is based on the average bid and ask price as quoted by the bank who served as underwriters in the sale of these notes.

5 1⁄8% Senior Secured Notes. Estimated fair value is based on the average bid and ask price as quoted by the bank who served as underwriters in the sale of these notes.

Receivables Facility and other debt. The carrying amount of the Receivables Facility and all other debt approximates fair value due to the nature of these obligations.

Interest rate swaps. The fair value of interest rate swap agreements is the amount at which they could be settled, based on estimates calculated by the Company using a discounted cash flow analysis based on observable market inputs and validated by comparison to estimates obtained from the counterparty. The Company incorporates credit valuation adjustments (“CVAs”) to appropriately reflect both its own nonperformance or credit risk and the respective counterparty’s nonperformance or credit risk in the fair value measurements. In adjusting the fair value of its interest rate swap agreements for the effect of nonperformance or credit risk, the Company has considered the impact of any netting features included in the agreements.

The Company assesses the effectiveness of its hedge instruments on a quarterly basis. For the years ended December 31, 2013 and 2012, the Company completed an assessment of the cash flow hedge instruments and determined the hedges to be highly effective. The Company has also determined that the ineffective portion of the hedges do not have a material effect on the Company’s consolidated financial position, operations or cash flows. The counterparties to the interest rate swap agreements expose the Company to credit risk in the event of nonperformance. However, at December 31, 2013, since the majority of the swap agreements entered into by the Company were in a net liability position so that the Company would be required to make the net settlement payments to the counterparties; the Company does not anticipate nonperformance by those counterparties. The Company does not hold or issue derivative financial instruments for trading purposes.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Interest rate swaps consisted of the following at December 31, 2013:

Swap #	Notional Amount (in thousands)	Fixed Interest Rate	Termination Date	Fair Value (in thousands)
1	$100,000	5.231%	July 25, 2014	$2,818
2	100,000	5.231%	July 25, 2014	2,818
3	200,000	5.160%	July 25, 2014	5,556
4	75,000	5.041%	July 25, 2014	2,033
5	125,000	5.022%	July 25, 2014	3,374
6	100,000	2.621%	July 25, 2014	1,336
7	100,000	3.110%	July 25, 2014	1,613
8	100,000	3.258%	July 25, 2014	1,697
9	200,000	2.693%	October 26, 2014	3,977
10	300,000	3.447%	August 8, 2016	21,597
11	200,000	3.429%	August 19, 2016	14,403
12	100,000	3.401%	August 19, 2016	7,130
13	200,000	3.500%	August 30, 2016	14,884
14	100,000	3.005%	November 30, 2016	6,376
15	200,000	2.055%	July 25, 2019	(954	)(1)
16	200,000	2.059%	July 25, 2019	(895	)(2)

(1)	This interest rate swap becomes effective July 25, 2014.
(2)	This interest rate swap becomes effective July 25, 2014.

The Company is exposed to certain risks relating to its ongoing business operations. The risk managed by using derivative instruments is interest rate risk. Interest rate swaps are entered into to manage interest rate fluctuation risk associated with the term loans in the Credit Facility. Companies are required to recognize all derivative instruments as either assets or liabilities at fair value in the consolidated statement of financial position. The Company designates its interest rate swaps as cash flow hedges. For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative is reported as a component of OCI and reclassified into earnings in the same period or periods during which the hedged transactions affect earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.

Assuming no change in December 31, 2013 interest rates, approximately $57.1 million of interest expense resulting from the spread between the fixed and floating rates defined in each interest rate swap agreement will be recognized during the next 12 months. If interest rate swaps do not remain highly effective as a cash flow hedge, the derivatives’ gains or losses resulting from the change in fair value reported through OCI will be reclassified into earnings.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The following tabular disclosure provides the amount of pre-tax loss recognized as a component of OCI during the years ended December 31, 2013 and 2012 (in thousands):

	Amount of Pre-Tax Loss Recognized in OCI (Effective Portion)
Derivatives in Cash Flow Hedging Relationships	Year Ended December 31,
	2013	2012
Interest rate swaps	$(5,970)	$(69,020)

The following tabular disclosure provides the location of the effective portion of the pre-tax loss reclassified from accumulated other comprehensive loss (“AOCL”) into interest expense on the consolidated statements of income during the years ended December 31, 2013 and 2012 (in thousands):

	Amount of Pre-Tax Loss Reclassified from AOCL into Income (Effective Portion)
Location of Loss Reclassified from AOCL into Income (Effective Portion)	Year Ended December 31,
	2013	2012
Interest expense, net	$99,808	$141,648

The fair values of derivative instruments in the consolidated balance sheets as of December 31, 2013 and 2012 were as follows (in thousands):

	Asset Derivatives				Liability Derivatives
	December 31, 2013		December 31, 2012		December 31, 2013		December 31, 2012
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments	Other assets, net	$—	Other assets, net	$—	Other long-term liabilities	$87,763	Other long-term liabilities	$181,600

8. FAIR VALUE

Fair Value Hierarchy

Fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, the Company utilizes the U.S. GAAP fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumption about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

The inputs used to measure fair value are classified into the following fair value hierarchy:

Level 1:	Quoted market prices in active markets for identical assets or liabilities.

Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3:	Unobservable inputs that are supported by little or no market activity and are significant to the fair value of the assets or liabilities. Level 3 includes values determined using pricing models, discounted cash flow methodologies, or similar techniques reflecting the Company’s own assumptions.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

In instances where the determination of the fair value hierarchy measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment of factors specific to the asset or liability.

The following table sets forth, by level within the fair value hierarchy, the financial assets and liabilities recorded at fair value on a recurring basis as of December 31, 2013 and 2012 (in thousands):

	December 31, 2013	Level 1	Level 2	Level 3
Available-for-sale securities	$64,869	$64,869	$—	$—
Trading securities	37,999	37,999	—	—

Total assets	$102,868	$102,868	$—	$—

Fair value of interest rate swap agreements	$87,763	$—	$87,763	$—

Total liabilities	$87,763	$—	$87,763	$—

	December 31, 2012	Level 1	Level 2	Level 3
Available-for-sale securities	$56,376	$56,376	$—	$—
Trading securities	34,696	34,696	—	—

Total assets	$91,072	$91,072	$—	$—

Fair value of interest rate swap agreements	$181,600	$—	$181,600	$—

Total liabilities	$181,600	$—	$181,600	$—

Available-for-sale securities and trading securities classified as Level 1 are measured using quoted market prices.

The valuation of the Company’s interest rate swap agreements is determined using market valuation techniques, including discounted cash flow analysis on the expected cash flows of each agreement. This analysis reflects the contractual terms of the agreement, including the period to maturity, and uses observable market-based inputs, including forward interest rate curves. The fair value of interest rate swap agreements are determined by netting the discounted future fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on the expectation of future interest rates based on observable market forward interest rate curves and the notional amount being hedged.

The Company incorporates CVAs to appropriately reflect both its own nonperformance or credit risk and the respective counterparty’s nonperformance or credit risk in the fair value measurements. In adjusting the fair value of its interest rate swap agreements for the effect of nonperformance or credit risk, the Company has considered the impact of any netting features included in the agreements. The CVA on the Company’s interest rate swap agreements at December 31, 2013 resulted in a decrease in the fair value of the related liability of $0.9 million and an after-tax adjustment of $0.6 million to OCI. The CVA on the Company’s interest rate swap agreements at December 31, 2012 resulted in a decrease in the fair value of the related liability of $3.6 million and an after-tax adjustment of $2.3 million to OCI.

The majority of the inputs used to value its interest rate swap agreements, including the forward interest rate curves and market perceptions of the Company’s credit risk used in the CVAs, are observable inputs available to a market participant. As a result, the Company has determined that the interest rate swap valuations are classified in Level 2 of the fair value hierarchy.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

9. LEASES

The Company leases hospitals, medical office buildings, and certain equipment under capital and operating lease agreements. During 2013, 2012 and 2011, the Company entered into capital lease obligations of $4.3 million, $5.0 million and $3.0 million, respectively. All lease agreements generally require the Company to pay maintenance, repairs, property taxes and insurance costs.

Commitments relating to noncancellable operating and capital leases for each of the next five years and thereafter are as follows (in thousands):

Year Ended December 31,	Operating (1)	Capital
2014	$186,715	$9,289
2015	158,039	7,428
2016	119,403	6,060
2017	89,049	5,663
2018	61,675	5,533
Thereafter	153,763	46,949

Total minimum future payments	$768,644	80,922

Less: Imputed interest		(34,856)

Total capital lease obligations		46,066
Less: Current portion		(5,439)

Long-term capital lease obligations		$40,627

(1)	Minimum lease payments have not been reduced by minimum sublease rentals due in the future of $16.8 million.

Assets capitalized under capital leases as reflected in the accompanying consolidated balance sheets were $27.9 million of land and improvements, $200.1 million of buildings and improvements and $64.5 million of equipment and fixtures as of December 31, 2013 and $27.9 million of land and improvements, $200.1 million of buildings and improvements and $65.1 million of equipment and fixtures as of December 31, 2012. The accumulated depreciation related to assets under capital leases was $147.3 million and $129.1 million as of December 31, 2013 and 2012, respectively. Depreciation of assets under capital leases is included in depreciation and amortization expense and amortization of debt discounts on capital lease obligations is included in interest expense in the accompanying consolidated statements of income.

10. EMPLOYEE BENEFIT PLANS

The Company maintains various benefit plans, including defined contribution plans, defined benefit plans and deferred compensation plans, for which the Company’s subsidiary, CHS, is the plan sponsor. The CHS/Community Health Systems, Inc. Retirement Savings Plan is a defined contribution plan which covers the majority of the employees of the Company. Employees of certain subsidiaries whose employment is covered by collective bargaining agreements are eligible to participate in one of several other defined contribution plans including the CHS/Community Health Systems, Inc. Standard 401(k) Plan, which was established effective October 1, 2010 for the benefit of employees at the three hospitals acquired in Youngstown, Ohio and Warren, Ohio and their beneficiaries. This plan is structured such that employees of other subsidiaries may become eligible to participate as new entities are acquired by the Company or upon changes to collective bargaining agreements covering participants in the other defined contribution plans. Total expense to the Company under the 401(k) plans was $101.5 million, $108.5 million and $101.7 million for the years ended December 31, 2013, 2012 and 2011, respectively.

The Company maintains unfunded deferred compensation plans that allow participants to defer receipt of a portion of their compensation. The liability for the deferred compensation plans was $111.6 million and $87.3 million as of December 31, 2013 and 2012, respectively, and is included in other long-term liabilities on the consolidated balance sheets. The Company had assets of $109.1 million and $87.1 million as of December 31, 2013 and 2012, respectively, in a non-qualified plan trust generally designated to pay benefits of the deferred compensation plans, consisting of trading securities of $38.0 million and $34.7 million as of December 31, 2013 and 2012, respectively, and company-owned life insurance contracts of $71.1 million and $52.4 million as of December 31, 2013 and 2012, respectively.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The Company provides an unfunded Supplemental Executive Retirement Plan (“SERP”) for certain members of its executive management. The Company uses a December 31 measurement date for the benefit obligations and a January 1 measurement date for its net periodic costs for the SERP. Variances from actuarially assumed rates will result in increases or decreases in benefit obligations and net periodic cost in future periods. Benefits expense under the SERP was $14.2 million, $12.9 million and $11.9 million for the years ended December 31, 2013, 2012 and 2011, respectively. The accrued benefit liability for the SERP totaled $105.3 million at December 31, 2013 and $104.8 million at December 31, 2012, and is included in other long-term liabilities on the consolidated balance sheets. The weighted-average assumptions used in determining net periodic cost for the year ended December 31, 2013 was a discount rate of 3.0% and annual salary increase of 4.0%. The estimated future benefit payments reflecting future service as of December 31, 2013 are $1.5 million for 2014, $16.0 million for 2015, $43.9 million for 2016, $17.8 million for 2017, $7.2 million for 2018, and $21.2 million for the five years thereafter. The Company had available-for-sale securities in a rabbi trust generally designated to pay benefits of the SERP in the amounts of $64.9 million and $56.4 million at December 31, 2013 and 2012, respectively. These amounts are included in other assets, net on the consolidated balance sheets.

The Company maintains the CHS/Community Health Systems, Inc. Retirement Income Plan (“Pension Plan”), which is a defined benefit, non-contributory pension plan that covers certain employees at three of its hospitals. The Pension Plan provides benefits to covered individuals satisfying certain age and service requirements. Employer contributions to the Pension Plan are in accordance with the minimum funding requirements of the Employee Retirement Income Security Act of 1974, as amended. The Company expects to make no contribution to the Pension Plan in 2014. The Company uses a December 31 measurement date for the benefit obligations and a January 1 measurement date for its net periodic costs for the Pension Plan. Variances from actuarially assumed rates will result in increases or decreases in benefit obligations, net periodic cost and funding requirements in future periods. Benefits expense under the Pension Plan was $0.3 million, $0.3 million and $0.6 million for the years ended December 31, 2013, 2012 and 2011, respectively. The accrued benefit liability for the Pension Plan totaled $6.6 million at December 31, 2013 and $16.8 million at December 31, 2012, and is included in other long-term liabilities on the consolidated balance sheets. The weighted-average assumptions used for determining the net periodic cost for the year ended December 31, 2013 was a discount rate of 3.9%, an annual salary increase of 5.0% and the expected long-term rate of return on assets of 8.0%.

11. STOCKHOLDERS’ EQUITY

Authorized capital shares of the Company include 400,000,000 shares of capital stock consisting of 300,000,000 shares of common stock and 100,000,000 shares of preferred stock. Each of the aforementioned classes of capital stock has a par value of $0.01 per share. Shares of preferred stock, none of which were outstanding as of December 31, 2013, may be issued in one or more series having such rights, preferences and other provisions as determined by the Board of Directors without approval by the holders of common stock.

On December 14, 2011, the Company adopted an open market repurchase program for up to 4,000,000 shares of the Company’s common stock, not to exceed $100 million in repurchases. The repurchase program will conclude at the earliest of three years from the commencement date, when the maximum number of shares has been repurchased, or when the maximum dollar amount of repurchases has been expended. During the year ended December 31, 2013, the Company repurchased and retired 706,023 shares at a weighted-average price of $38.39 per share, which is the cumulative number of shares repurchased and retired under this program. No shares were repurchased under this program during the year ended December 31, 2012.

Historically, the Company has not paid any cash dividends. In December 2012, the Company declared and paid a special dividend of $0.25 per share to holders of its common stock at the close of business as of December 17, 2012, which totaled approximately $23.0 million. The Company did not pay a cash dividend in 2013 and does not anticipate the payment of any other cash dividends in the foreseeable future. The Company’s Credit Facility limits the Company’s ability to pay dividends and/or repurchase stock to an amount not to exceed $150 million in the aggregate plus the aggregate amount of proceeds from the exercise of stock options. The indentures governing the 8% Senior Notes due 2019 and the 7 1⁄8% Senior Notes due 2020 (collectively, the “Senior Notes”) and the 5 1⁄8% Senior Secured Notes due 2018 also limit the Company’s ability to pay dividends and/or repurchase stock. As of December 31, 2013, under the most restrictive test under these agreements, the Company has approximately $261.9 million remaining available with which to pay permitted dividends and/or repurchase shares of stock or its Senior Notes.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The following schedule discloses the effects of changes in the Company’s ownership interest in its less-than-wholly-owned subsidiaries on Community Health Systems, Inc. stockholders’ equity (in thousands):

	Year Ended December 31,
	2013	2012	2011
Net income attributable to Community Health Systems, Inc. stockholders	$141,203	$265,640	$201,948
Transfers to the noncontrolling interests:
Net decrease in Community Health Systems, Inc. paid-in capital for purchase of subsidiary partnership interests	(768)	(21,537)	(4,556)

Net transfers to the noncontrolling interests	(768)	(21,537)	(4,556)

Change to Community Health Systems, Inc. stockholders’ equity from net income attributable to Community Health Systems, Inc. stockholders and transfers to noncontrolling interests	$140,435	$244,103	$197,392

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

12. EARNINGS PER SHARE

The following table sets forth the components of the numerator and denominator for the computation of basic and diluted earnings per share for income from continuing operations, discontinued operations and net income attributable to Community Health Systems, Inc. common stockholders (in thousands, except share data):

	Year Ended December 31,
	2013	2012	2011
Numerator:
Income from continuing operations, net of taxes	$242,443	$357,820	$342,864
Less: Income from continuing operations attributable to noncontrolling interests, net of taxes	76,065	80,163	75,675

Income from continuing operations attributable to Community Health Systems, Inc. common stockholders — basic and diluted	$166,378	$277,657	$267,189

Loss from discontinued operations, net of taxes	$(25,175)	$(12,017)	$(65,241)
Less: Loss from discontinued operations attributable to noncontrolling interests, net of taxes	—	—	—

Loss from discontinued operations attributable to Community Health Systems, Inc. common stockholders — basic and diluted	$(25,175)	$(12,017)	$(65,241)

Denominator:
Weighted-average number of shares outstanding — basic	92,633,332	89,242,949	89,966,933
Effect of dilutive securities:
Restricted stock awards	448,567	335,664	327,652
Employee stock options	714,560	212,227	361,554
Other equity-based awards	18,554	16,097	10,209

Weighted-average number of shares outstanding — diluted	93,815,013	89,806,937	90,666,348

	Year Ended December 31,
	2013	2012	2011
Dilutive securities outstanding not included in the computation of earnings per share because their effect is antidilutive:
Employee stock options and restricted stock awards	—	7,071,896	6,432,281

13. EQUITY INVESTMENTS

As of December 31, 2013, the Company owned equity interests of 27.5% in four hospitals in Las Vegas, Nevada, and 26.1% in one hospital in Las Vegas, Nevada, in which Universal Health Systems, Inc. owns the majority interest, and an equity interest of 38.0% in three hospitals in Macon, Georgia, in which HCA Holdings, Inc. (“HCA”) owns the majority interest.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Summarized combined financial information for these unconsolidated entities in which the Company owns an equity interest is as follows (in thousands):

	December 31,
	2013	2012
Current assets	$235,679	$240,086
Noncurrent assets	790,297	847,484

Total assets	$1,025,976	$1,087,570

Current liabilities	$99,330	$89,933
Noncurrent liabilities	1,616	1,941
Members’ equity	924,909	995,569
Noncontrolling interest	121	127

Total liabilities and equity	$1,025,976	$1,087,570

	Year Ended December 31,
	2013	2012	2011
Revenues	$1,246,183	$1,236,915	$1,230,146
Operating costs and expenses	1,116,745	1,079,055	1,068,212
Income from continuing operations before taxes	129,576	157,762	162,124

The summarized financial information was derived from the unaudited financial information provided to the Company by those unconsolidated entities.

The Company’s investment in all of its unconsolidated affiliates was $421.7 million and $432.1 million at December 31, 2013 and 2012, respectively, and is included in other assets, net in the accompanying consolidated balance sheets. Included in the Company’s results of operations is the Company’s equity in pre-tax earnings from all of its investments in unconsolidated affiliates, which was $42.6 million, $42.0 million and $49.5 million for the years ended December 31, 2013, 2012 and 2011, respectively.

14. SEGMENT INFORMATION

Prior to the quarter ended March 31, 2013, the Company operated in three distinct operating segments, represented by hospital operations (which includes its general acute care hospitals and related healthcare entities that provide inpatient and outpatient healthcare services), home care agency operations (which provide in-home outpatient care), and hospital management services (which provides executive management and consulting services to non-affiliated acute care hospitals). During the quarter ended March 31, 2013, the chief operating decision maker stopped receiving discrete financial information for the hospital management services, so it no longer meets the criteria as a separate operating segment. The Company operates in two operating segments, hospital operations and home care agency operations. Financial information for hospital management services is now presented as a component of the hospital operations segment. The financial information from prior years has been revised to reflect the change in the composition of the Company’s operating segments. Consistent with 2012, the Company presents two reportable segments, as noted below.

Only the hospital operations segment meets the criteria as a separate reportable segment. The financial information for the home care agency segment does not meet the quantitative thresholds for a separate identifiable reportable segment and is combined into the corporate and all other reportable segment.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The distribution between reportable segments of the Company’s net operating revenues, income from continuing operations before income taxes, expenditures for segment assets and total assets is summarized in the following tables (in thousands):

	December 31,
	2013	2012	2011
Net operating revenues:
Hospital operations	$12,637,162	$12,664,967	$11,548,335
Corporate and all other	181,794	167,769	159,395

Total	$12,818,956	$12,832,736	$11,707,730

Income from continuing operations before income taxes:
Hospital operations	$575,307	$881,962	$742,858
Corporate and all other	(229,186)	(360,116)	(258,401)

Total	$346,121	$521,846	$484,457

Expenditures for segment assets:
Hospital operations	$582,910	$730,445	$738,420
Corporate and all other	31,082	38,345	38,293

Total	$613,992	$768,790	$776,713

	December 31,
	2013	2012
Total assets:
Hospital operations	$15,594,720	$15,216,827
Corporate and all other	1,522,575	1,389,508

Total	$17,117,295	$16,606,335

15. OTHER COMPREHENSIVE INCOME

The following tables present information about items reclassified out of accumulated other comprehensive income (loss) by component for the year ended December 31, 2013 (in thousands, net of tax):

	Change in Fair Value of Interest Rate Swaps	Change in Fair Value of Available for Sale Securities	Change in Unrecognized Pension Cost Components	Accumulated Other Comprehensive Income (Loss)
Balance as of December 31, 2012	$(116,382)	$4,588	$(33,516)	$(145,310)
Other comprehensive (loss) income before reclassifications	(3,837)	2,181	12,479	10,823
Amounts reclassified from accumulated other comprehensive income (loss)	64,141	—	2,841	66,982

Net current-period other comprehensive income	60,304	2,181	15,320	77,805

Balance as of December 31, 2013	$(56,078)	$6,769	$(18,196)	$(67,505)

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The following table presents a subtotal for each significant reclassification to net income out of accumulated other comprehensive income (loss) and the line item affected in the accompanying consolidated statement of income during the year ended December 31, 2013 (in thousands):

	Amount reclassified from AOCL	Affected line item in the statement where net income is presented
Details about accumulated other comprehensive income (loss) components	Year Ended December 31, 2013
Gains and losses on cash flow hedges
Interest rate swaps	$(99,808)	Interest expense, net
	35,667	Tax benefit

	$(64,141)	Net of tax

Amortization of defined benefit pension items
Prior service costs	$(1,143)	Salaries and benefits
Actuarial losses	(3,382)	Salaries and benefits

	(4,525)	Total before tax
	1,684	Tax benefit

	$(2,841)	Net of tax

16. COMMITMENTS AND CONTINGENCIES

Construction and Other Capital Commitments. Pursuant to a hospital purchase agreement in effect as of December 31, 2013, the Company has agreed to build a replacement facility in York, Pennsylvania. The estimated construction cost, including equipment costs, is approximately $100.0 million. This project is required to be completed in 2017 and $0.7 million has been expended through December 31, 2013 related to this replacement hospital. In October 2008, after the purchase of the noncontrolling owner’s interest in the Company’s Birmingham, Alabama facility, the Company initiated the purchase of a site, which includes a partially constructed hospital structure, for a potential replacement for the existing Birmingham facility. In September 2010, the Company received approval of its request for a certificate of need (“CON”) from the Alabama Certificate of Need Review Board. This CON was challenged in the Alabama state circuit and appellate courts, but the CON was upheld by the Supreme Court of Alabama in May 2013, eliminating any further appeals. The Company’s estimated construction costs, including the acquisition of the site and equipment costs, are approximately $280.0 million for the Birmingham replacement facility. Of this amount, approximately $64.2 million has been expended through December 31, 2013. In addition, under other purchase agreements outstanding at December 31, 2013, the Company has committed to spend approximately $393.5 million for costs such as capital improvements, equipment, selected leases and physician recruiting. These commitments are required to be fulfilled generally over a five to seven year period after acquisition. Through December 31, 2013, the Company has spent approximately $256.8 million related to these commitments.

Physician Recruiting Commitments. As part of its physician recruitment strategy, the Company provides income guarantee agreements to certain physicians who agree to relocate to its communities and commit to remain in practice there. Under such agreements, the Company is required to make payments to the physicians in excess of the amounts they earned in their practice up to the amount of the income guarantee. These income guarantee periods are typically for 12 months. Such payments are recoverable by the Company from physicians who do not fulfill their commitment period, which is typically three years, to the respective community. At December 31, 2013, the maximum potential amount of future payments under these guarantees in excess of the liability recorded is $20.9 million.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Professional Liability Claims. As part of the Company’s business of owning and operating hospitals, it is subject to legal actions alleging liability on its part. The Company accrues for losses resulting from such liability claims, as well as loss adjustment expenses that are out-of-pocket and directly related to such liability claims. These direct out-of-pocket expenses include fees of outside counsel and experts. The Company does not accrue for costs that are part of corporate overhead, such as the costs of in-house legal and risk management departments. The losses resulting from professional liability claims primarily consist of estimates for known claims, as well as estimates for incurred but not reported claims. The estimates are based on specific claim facts, historical claim reporting and payment patterns, the nature and level of hospital operations and actuarially determined projections. The actuarially determined projections are based on the Company’s actual claim data, including historic reporting and payment patterns which have been gathered over an approximate 20-year period. As discussed below, since the Company purchases excess insurance on a claims-made basis that transfers risk to third-party insurers, the liability it accrues does include an amount for the losses covered by its excess insurance. The Company also records a receivable for the expected reimbursement of losses covered by excess insurance. Since the Company believes that the amount and timing of its future claims payments are reliably determinable, it discounts the amount accrued for losses resulting from professional liability claims using the risk-free interest rate corresponding to the timing of expected payments.

The net present value of the projected payments was discounted using a weighted-average risk-free rate of 1.6%, 1.2% and 1.2% in 2013, 2012 and 2011, respectively. This liability is adjusted for new claims information in the period such information becomes known. The Company’s estimated liability for professional and general liability claims was $643.9 million and $621.7 million as of December 31, 2013 and 2012, respectively. The estimated undiscounted claims liability was $686.9 million and $649.4 million as of December 31, 2013 and 2012, respectively. The current portion of the liability for professional and general liability claims was $104.4 million and $106.9 million as of December 31, 2013 and 2012, respectively, and is included in other accrued liabilities in the accompanying consolidated balance sheets. Professional malpractice expense includes the losses resulting from professional liability claims and loss adjustment expense, as well as paid excess insurance premiums, and is presented within other operating expenses in the accompanying consolidated statements of income.

The Company’s processes for obtaining and analyzing claims and incident data are standardized across all of its hospitals and have been consistent for many years. The Company monitors the outcomes of the medical care services that it provides and for each reported claim, the Company obtains various information concerning the facts and circumstances related to that claim. In addition, the Company routinely monitors current key statistics and volume indicators in its assessment of utilizing historical trends. The average lag period between claim occurrence and payment of a final settlement is between four and five years, although the facts and circumstances of individual claims could result in the timing of such payments being different from this average. Since claims are paid promptly after settlement with the claimant is reached, settled claims represent less than 1.0% of the total liability at the end of any period.

For purposes of estimating its individual claim accruals, the Company utilizes specific claim information, including the nature of the claim, the expected claim amount, the year in which the claim occurred and the laws of the jurisdiction in which the claim occurred. Once the case accruals for known claims are determined, information is stratified by loss layers and retentions, accident years, reported years, geography and claims relating to the acquired Triad hospitals versus claims relating to the Company’s other hospitals. Several actuarial methods are used against this data to produce estimates of ultimate paid losses and reserves for incurred but not reported claims. Each of these methods uses company-specific historical claims data and other information. This company-specific data includes information regarding the Company’s business, including historical paid losses and loss adjustment expenses, historical and current case loss reserves, actual and projected hospital statistical data, a variety of hospital census information, employed physician information, professional liability retentions for each policy year, geographic information and other data.

Based on these analyses the Company determines its estimate of the professional liability claims. The determination of management’s estimate, including the preparation of the reserve analysis that supports such estimate, involves subjective judgment of the management. Changes in reserving data or the trends and factors that influence reserving data may signal fundamental shifts in the Company’s future claim development patterns or may simply reflect single-period anomalies. Even if a change reflects a fundamental shift, the full extent of the change may not become evident until years later. Moreover, since the Company’s methods and models use different types of data and the Company selects its liability from the results of all of these methods, it typically cannot quantify the precise impact of such factors on its estimates of the liability. Due to the Company’s standardized and consistent processes for handling claims and the long history and depth of company-specific data, the Company’s methodologies have produced reliably determinable estimates of ultimate paid losses.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The Company is primarily self-insured for these claims; however, the Company obtains excess insurance that transfers the risk of loss to a third-party insurer for claims in excess of self-insured retentions. The Company’s excess insurance is underwritten on a claims-made basis. For claims reported prior to June 1, 2002, substantially all of the Company’s professional and general liability risks were subject to a $0.5 million per occurrence self-insured retention and for claims reported from June 1, 2002 through June 1, 2003, these self-insured retentions were $2.0 million per occurrence. Substantially all claims reported after June 1, 2003 and before June 1, 2005 are self-insured up to $4.0 million per claim. Substantially all claims reported on or after June 1, 2005 are self-insured up to $5.0 million per claim. Management on occasion has selectively increased the insured risk at certain hospitals based upon insurance pricing and other factors and may continue that practice in the future. Excess insurance for all hospitals has been purchased through commercial insurance companies and generally covers the Company for liabilities in excess of the self-insured retentions. The excess coverage consists of multiple layers of insurance, the sum of which totals up to $95.0 million per occurrence and in the aggregate for claims reported on or after June 1, 2003, up to $145.0 million per occurrence and in the aggregate for claims reported on or after June 1, 2008 and up to $195.0 million per occurrence and in the aggregate for claims incurred and reported after January 1, 2010. For certain policy years, if the first aggregate layer of excess coverage becomes fully utilized, then the Company’s self-insured retention could increase to $10 million per claim for any subsequent claims in that policy year until the Company’s total aggregate coverage is met.

Effective January 1, 2008, the former Triad hospitals are insured on a claims-made basis as described above and through commercial insurance companies as described above for substantially all claims occurring on or after January 1, 2002 and reported on or after January 1, 2008. Substantially all losses for the former Triad hospitals in periods prior to May 1999 were insured through a wholly-owned insurance subsidiary of HCA, Triad’s owner prior to that time, and excess loss policies maintained by HCA. HCA has agreed to indemnify the former Triad hospitals in respect of claims covered by such insurance policies arising prior to May 1999. After May 1999 through December 31, 2006, the former Triad hospitals obtained insurance coverage on a claims incurred basis from HCA’s wholly-owned insurance subsidiary, with excess coverage obtained from other carriers that is subject to certain deductibles. Effective for claims incurred after December 31, 2006, Triad began insuring its claims from $1 million to $5 million through its wholly-owned captive insurance company, replacing the coverage provided by HCA. Substantially all claims occurring during 2007 were self-insured up to $10 million per claim.

Legal Matters. The Company is a party to various legal proceedings incidental to its business. In the opinion of management, any ultimate liability with respect to these actions will not have a material adverse effect on the Company’s consolidated financial position, cash flows or results of operations. With respect to all litigation matters, the Company considers the likelihood of a negative outcome. If the Company determines the likelihood of a negative outcome is probable and the amount of the loss can be reasonably estimated, the Company records an estimated loss for the expected outcome of the litigation and discloses that fact together with the amount accrued, if it was estimable. If the likelihood of a negative outcome is reasonably possible and the Company is able to determine an estimate of the possible loss or a range of loss, the Company discloses that fact together with the estimate of the possible loss or range of loss. However, it is difficult to predict the outcome or estimate a possible loss or range of loss in some instances because litigation is subject to significant uncertainties.

Probable Contingencies

Department of Justice Investigation of Medicare Short-Stay Admissions from Emergency Departments

In April 2011, the Company received a document subpoena from the United States Department of Health and Human Services (“OIG”) in connection with an investigation of possible improper claims submitted to Medicare and Medicaid. The subpoena was directed to all of the Company’s hospitals and requested documents concerning emergency department processes and procedures, including the hospitals’ use of the Pro-MED Clinical Information System, a third-party software system that assists with the management of patient care and provides operational support and data collection for emergency department management. The subpoena also sought information about the Company’s relationships with emergency department physicians, including financial arrangements. This investigation is being led by the Department of Justice. The Company is continuing to cooperate with the government with the ongoing document production, as well as conducting a joint medical necessity review of a sampling of medical records at a small number of hospitals. In 2013, the Company has met with the government twice to review and discuss the investigation. On July 9, 2013, shortly after a second meeting with the government, the Company was served with an additional document subpoena, as well as civil investigative demands to interview two of the Company’s current executives. In further discussions with the government, these additional requests do not reflect an expansion of the pending investigation. The Company will continue to cooperate with the government in their investigative efforts.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

We are currently in negotiations with the Department of Justice about resolving its claims in connection with its investigation into the Company’s short stay hospital admissions for the years 2005-2010, as well as their investigation at our hospital in Laredo, Texas. Based on those negotiations, which are not final, we believe that a reserve of $101.5 million is sufficient to cover the federal government’s claims for Medicare, Tricare, and Medicaid admissions (including the claims described in the Legal Proceedings section in Part I Item 3 of this Form 10-K related to United States ex rel. and Reuille vs. Community Health Systems Professional Services Corporation and Lutheran Musculoskeletal Center, LLC d/b/a Lutheran Hospital (United States District Court for the Northern District of Indiana, Fort Wayne Division) and the May 2011 subpoena identified as “Shelbyville, Tennessee OIG Subpoena”), certain claims specifically related to our hospital in Laredo, Texas, and on other related legal expenses. This reserve is not meant to include third party legal expenses. The Company is also negotiating a corporate integrity agreement with the Office of the Inspector General of the Department of Health and Human Services.

There are a number of legal matters for which, based on information currently available, the Company believes that a negative outcome is known or is probable. In the aggregate, including the matter above, an estimate of these losses has been accrued in the amount of $118.7 million and $22.6 million at December 31, 2013 and 2012, respectively, and is included in other accrued liabilities in the accompanying consolidated balance sheets. Due to the uncertainties and difficulty in predicting the ultimate resolution of these contingencies, the actual amount could differ from the estimated amount; however, the Company does not believe a change in estimate for any of these matters would be material.

The table below presents a reconciliation of the beginning and ending liability balances in connection with probable contingencies recorded during the years ended December 31, 2013 and 2012 (in thousands):

	December 31,
	2013	2012
Balance, beginning of year	$22,612	$10,562
Government settlement and related costs	101,500	—
Other legal settlements	4,654	27,538
Cash payments	(10,049)	(15,488)

Balance, end of year	$118,717	$22,612

Other costs incurred related to probable contingencies, including attorneys’ fees, totaled $8.5 million and $12.5 million for the years ended December 31, 2013 and 2012, respectively, and are included in other operating expenses in the accompanying consolidated statements of income.

Reasonably Possible Contingencies

For the legal matter below, the Company believes that a negative outcome is reasonably possible, but the Company is unable to determine an estimate of the possible loss or a range of loss.

U.S. ex rel. Baker vs. Community Health Systems, Inc. (United States District Court for the District of New Mexico)

The Company’s knowledge of this matter originated in early 2006 with correspondence from the Civil Division of the Department of Justice requesting documents in an investigation it was conducting involving the Company. The inquiry related to the way in which different state Medicaid programs apply to the federal government for matching or supplemental funds that are ultimately used to pay for a small portion of the services provided to Medicaid and indigent patients. These programs are referred to by different names, including “intergovernmental payments,” “upper payment limit programs,” and “Medicaid disproportionate share hospital payments.” For approximately three years, the Company provided the Department of Justice with requested documents, met with its personnel on numerous occasions and otherwise cooperated in its investigation. During the course of the investigation, the Civil Division notified the Company that it believed that the Company and three of its New Mexico hospitals caused the State of New Mexico to submit improper claims for federal funds, in violation of the Federal False Claims Act. This investigation has culminated in the federal government’s intervention in the referenced qui tam lawsuit, which alleges that the Company’s New Mexico hospitals “caused to be filed” false claims from the period of August 2000 through June 2011. Two of the parent company’s subsidiaries are also defendants in this lawsuit. The Company continues to vigorously defend this action. On December 4-5, 2013, the district court judge heard oral arguments on both sides’ motions for summary judgment. By telephone conference on December 19, 2013, he advised the parties that, with respect to the core motions for summary judgment, he was denying all parties’ motions, concluding that there were issues of fact to be determined at trial. Court ordered mediation has been set for March 12, 2014 and a trial date of October 14, 2014 has been assigned.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Matters for which an Outcome Cannot be Assessed

For all of the legal matters below, the Company cannot at this time assess what the outcome may be and is further unable to determine any estimate of loss or range of loss. Because the investigations are at a preliminary stage, there are not sufficient facts available to make these assessments.

Multi-provider National Department of Justice Investigations

Implantable Cardioverter Defibrillators (“ICDs”). The Company was first made aware of this investigation in September 2010, when the Company received a letter from the Civil Division of the United States Department of Justice. The letter advised the Company that an investigation was being conducted to determine whether certain hospitals have improperly submitted claims for payment for ICDs. The period of time covered by the investigation was 2003 to 2010. The Company continues to fully cooperate with the government in this investigation and has provided requested records and documents. On August 30, 2012, the Department of Justice issued a document entitled, “Medical Review Guidelines/Resolution Model,” which sets out, for the purposes of this investigation, the patient conditions and criteria for the medical necessity of the implantation of ICDs in Medicare beneficiaries and how the Department of Justice will enforce the repayment obligations of hospitals. The Company is in the process of reviewing its medical records in light of the guidance contained in this document.

Class Action Shareholder Federal Securities Cases. Three purported class action cases have been filed in the United States District Court for the Middle District of Tennessee; namely, Norfolk County Retirement System v. Community Health Systems, Inc., et al., filed May 9, 2011; De Zheng v. Community Health Systems, Inc., et al., filed May 12, 2011; and Minneapolis Firefighters Relief Association v. Community Health Systems, Inc., et al., filed June 21, 2011. All three seek class certification on behalf of purchasers of the Company’s common stock between July 27, 2006 and April 11, 2011 and allege that misleading statements resulted in artificially inflated prices for the Company’s common stock. In December 2011, the cases were consolidated for pretrial purposes and NYC Funds and its counsel were selected as lead plaintiffs/lead plaintiffs’ counsel. The Company’s motion to dismiss this case has been fully briefed and is pending before the court. The Company believes this consolidated matter is without merit and will vigorously defend this case.

Shareholder Derivative Actions. Three purported shareholder derivative actions have also been filed in the United States District Court for the Middle District of Tennessee; Plumbers and Pipefitters Local Union No. 630 Pension Annuity Trust Fund v. Wayne T. Smith, et al., filed May 24, 2011; Roofers Local No. 149 Pension Fund v. Wayne T. Smith, et al., filed June 21, 2011; and Lambert Sweat v. Wayne T. Smith, et al., filed October 5, 2011. These three cases allege breach of fiduciary duty arising out of allegedly improper inpatient admission practices, mismanagement, waste and unjust enrichment. These cases have been consolidated into a single, consolidated action. The plaintiffs filed an operative amended derivative complaint in these three consolidated actions on March 15, 2012. The Company’s motion to dismiss was argued on June 13, 2013. On September 27, 2013, the court issued an order granting in part and denying in part the Company’s motion to dismiss. On October 14, 2013, the Company filed for a Motion for Reconsideration of the Order Granting in Part and Denying in Part the Motion to Dismiss, a Motion to Stay Discovery, and an unopposed Motion for Extension of Time to File an Answer. The Company believes all of the plaintiffs’ claims are without merit and will vigorously defend them.

17. SUBSEQUENT EVENTS

The Company evaluated all material events occurring subsequent to the balance sheet date for events requiring disclosure or recognition in the consolidated financial statements.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

On January 27, 2014, the Company completed the acquisition of HMA. Pursuant to the merger agreement governing the transaction, the Company acquired all the outstanding shares of HMA’s common stock for approximately $7.6 billion, including the assumption of approximately $3.7 billion of existing indebtedness, for consideration for each share of HMA’s common stock consisting of $10.50 in cash, 0.06942 of a share of the Company’s common stock, and one contingent value right (“CVR”). The CVR entitles the holder to receive a cash payment of up to $1.00 per CVR (subject to downward adjustment), subject to the final resolution of certain legal matters pertaining to HMA, as defined in the CVR agreement.

In connection with the HMA merger, the Company and CHS entered into a third amendment and restatement of the Credit Facility, providing for additional financing and recapitalization of certain of the Company’s term loans, including (i) the replacement of the revolving credit facility with a new $1.0 billion revolving facility maturing 2019 (the “Revolving Facility”), (ii) the addition of a new $1.0 billion Term A facility due 2019 (the “Term A Facility”), (iii) a Term D facility in an aggregate principal amount equal to approximately $4.602 billion due 2021 (which includes certain term loans due 2017 that were converted into such Term D facility (collectively, the “Term D Facility”)), (iv) the conversion of certain term loans due 2017 into Term E Loans and the borrowing of new Term E Loans due 2017 in an aggregate principal amount of approximately $1.677 billion (collectively, the “Term E Facility” and, together with the Revolving Facility, the Term D Facility and the Term A Facility, the “Credit Facilities”) and (v) the addition of flexibility commensurate with the Company’s post-acquisition structure. In addition to funding a portion of the consideration in connection with the HMA merger, some of the proceeds of the Term A Facility and Term D Facility were used to refinance the outstanding $637.5 million existing Term A facility due 2016 and the $59.6 million of term loans due 2014, respectively.

Adjusted for the effect of this amendment and restatement of the Company’s Credit Facility, the term loans are scheduled to be paid with principal payments for future years as follows $112.8 million due in 2014, $162.8 million due in 2015, $162.8 million due in 2016, $1.822 billion due in 2017, $496.0 million due in 2018 and $4.521 billion due thereafter.

In connection with the financing activities of the HMA merger, the Company and CHS, through one of its wholly-owned subsidiaries, also issued: (i) $1.0 billion aggregate principal amount of 5.125% Senior Secured Notes due 2021 (the “Secured Notes”) and (ii) $3.0 billion aggregate principal amount of 6.875% Senior Notes due 2022 (the “Unsecured Notes” and, together with the Secured Notes, the “Notes”). The Secured Notes are senior secured obligations of CHS and are guaranteed on a senior secured basis by the Company and by CHS and certain of CHS’s subsidiaries. The Secured Notes mature on August 1, 2021, and bear interest at a rate of 5.125% per annum. The Unsecured Notes are senior unsecured obligations of CHS and are guaranteed on a senior basis by the Company and certain of CHS’s subsidiaries. The Unsecured Notes mature on February 1, 2022, and bear interest at a rate of 6.875% per annum.

The initial accounting for the acquisition of HMA is currently incomplete. The Company is in the process of obtaining initial information relative to the fair values of assets acquired, liabilities assumed and any noncontrolling interests in the transaction. The valuation of the acquired assets and assumed liabilities will include, but not be limited to, fixed assets, Medicare licenses, certificates of need, other potential intangible assets and contingencies. The valuations will consist of physical inspections and appraisal reports, discounted cash flow analyses, or other appropriate valuation techniques to determine the fair value of the assets acquired or liabilities assumed.

On February 5, 2014, the Company announced that one or more subsidiaries of the Company have executed a definitive agreement to acquire substantially all of the assets of Sharon Regional Health System in Sharon, Pennsylvania for approximately $70 million, plus net working capital. Sharon Regional Health System includes a 251-bed acute care hospital and other outpatient and ancillary services.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

18. QUARTERLY FINANCIAL DATA (UNAUDITED)

	Quarter
	1st	2nd	3rd	4th	Total
	(in thousands, except share and per share data)
Year ended December 31, 2013:
Net operating revenues	$3,262,031	$3,191,254	$3,174,416	$3,191,255	$12,818,956
Income from continuing operations before income taxes	148,768	74,195	34,827	88,331	346,121
Income from continuing operations	99,344	53,245	27,853	62,001	242,443
Loss from discontinued operations	(3,021)	(6,160)	(6,255)	(9,739)	(25,175)
Net income attributable to Community Health Systems, Inc.	$79,174	$29,753	$4,095	$28,181	$141,203
Basic earnings (loss) per share attributable to Community Health Systems, Inc. common stockholders:
Continuing operations	$0.90	$0.39	$0.11	$0.41	$1.80
Discontinued operations	(0.03)	(0.07)	(0.07)	(0.10)	(0.27)

Net income	$0.87	$0.32	$0.04	$0.30	$1.52

Diluted earnings (loss) per share attributable to Community Health Systems, Inc. common stockholders:
Continuing operations	$0.89	$0.38	$0.11	$0.40	$1.77
Discontinued operations	(0.03)	(0.07)	(0.07)	(0.10)	(0.27)

Net income	$0.86	$0.32	$0.04	$0.30	$1.51

Weighted-average number of shares outstanding:
Basic	91,002,615	92,866,370	93,259,027	93,372,398	92,633,332
Diluted	91,998,993	94,109,368	94,483,596	94,703,458	93,815,013
Year ended December 31, 2012:
Net operating revenues	$3,243,663	$3,196,097	$3,163,577	$3,229,399	$12,832,736
Income from continuing operations before income taxes	146,089	159,213	90,575	125,969	521,846
Income from continuing operations	100,070	106,977	62,665	88,108	357,820
Loss from discontinued operations	(818)	(4,810)	(3,907)	(2,482)	(12,017)
Net income attributable to Community Health Systems, Inc.	$75,474	$83,359	$44,233	$62,574	$265,640
Basic earnings (loss) per share attributable to Community Health Systems, Inc. common stockholders(1):
Continuing operations	$0.86	$0.99	$0.54	$0.72	$3.11
Discontinued operations	(0.01)	(0.05)	(0.04)	(0.03)	(0.13)

Net income	$0.85	$0.94	$0.50	$0.70	$2.98

Diluted earnings (loss) per share attributable to Community Health Systems, Inc. common stockholders(1):
Continuing operations	$0.86	$0.98	$0.53	$0.72	$3.09
Discontinued operations	(0.01)	(0.05)	(0.04)	(0.03)	(0.13)

Net income	$0.85	$0.93	$0.49	$0.69	$2.96

Weighted-average number of shares outstanding:
Basic	88,674,779	89,147,472	89,259,950	89,882,380	89,242,949
Diluted	88,852,704	89,530,639	90,009,113	90,828,119	89,806,937

(1)	Total per share amounts may not add due to rounding.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

19. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

The Senior Notes, which are senior unsecured obligations of CHS, and the 5 1⁄8% Senior Secured Notes are guaranteed on a senior basis by the Company and by certain of its existing and subsequently acquired or organized 100% owned domestic subsidiaries. The Senior Notes and the 5 1⁄8% Senior Secured Notes are fully and unconditionally guaranteed on a joint and several basis, with exceptions considered customary for such guarantees, limited to the release of the guarantee when a subsidiary guarantor’s capital stock is sold, or a sale of all of the subsidiary guarantor’s assets used in operations. The following condensed consolidating financial statements present Community Health Systems, Inc. (as parent guarantor), CHS (as the issuer), the subsidiary guarantors, the subsidiary non-guarantors and eliminations. These condensed consolidating financial statements have been prepared and presented in accordance with SEC Regulation S-X Rule 3-10 “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered.”

The accounting policies used in the preparation of this financial information are consistent with those elsewhere in the consolidated financial statements of the Company, except as noted below:

•	Intercompany receivables and payables are presented gross in the supplemental condensed consolidating balance sheets.

•	Cash flows from intercompany transactions are presented in cash flows from financing activities, as changes in intercompany balances with affiliates, net.

•	Income tax expense is allocated from the parent guarantor to the income producing operations (other guarantors and non-guarantors) and the issuer through stockholders’ equity. As this approach represents an allocation, the income tax expense allocation is considered non-cash for statement of cash flow purposes.

•	Interest expense, net has been presented to reflect net interest expense and interest income from outstanding long-term debt and intercompany balances.

The Company’s intercompany activity consists primarily of daily cash transfers for purposes of cash management, the allocation of certain expenses and expenditures paid for by the parent on behalf of its subsidiaries, and the push down of investment in its subsidiaries. This activity also includes the intercompany transactions between consolidated entities as part of the Receivables Facility that is further discussed in Note 6. The Company’s subsidiaries generally do not purchase services from one another; thus, the intercompany transactions do not represent revenue generating transactions. All intercompany transactions eliminate in consolidation.

From time to time, the Company sells and/or repurchases noncontrolling interests in consolidated subsidiaries, which may change subsidiaries between guarantors and non-guarantors. Amounts for prior periods are revised to reflect the status of guarantors or non-guarantors as of December 31, 2013.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Statement of Income

Year Ended December 31, 2013

	Parent Guarantor	Issuer	Other Guarantors	Non- Guarantors	Eliminations	Consolidated
	(In thousands)
Operating revenues (net of contractual allowances and discounts)	$—	$(14,923)	$9,487,566	$5,379,982	$—	$14,852,625
Provision for bad debts	—	—	1,394,111	639,558	—	2,033,669

Net operating revenues	—	(14,923)	8,093,455	4,740,424	—	12,818,956
Operating costs and expenses:
Salaries and benefits	—	—	3,591,443	2,515,948	—	6,107,391
Supplies	—	—	1,284,542	690,694	—	1,975,236
Other operating expenses	—	240	1,824,811	991,582	—	2,816,633
Government settlement and related costs	—	—	101,500	—	—	101,500
Electronic health records incentive reimbursement	—	—	(104,922)	(57,120)	—	(162,042)
Rent	—	—	158,541	120,344	—	278,885
Depreciation and amortization	—	—	521,557	249,799	—	771,356

Total operating costs and expenses	—	240	7,377,472	4,511,247	—	11,888,959

Income from operations	—	(15,163)	715,983	229,177	—	929,997
Interest expense, net	—	(4,749)	554,861	63,010	—	613,122
Loss from early extinguishment of debt	—	1,295	—	—	—	1,295
Equity in earnings of unconsolidated affiliates	(141,203)	(138,906)	(85,859)	—	323,327	(42,641)
Impairment of long-lived assets	—	—	12,100	—	—	12,100

Income from continuing operations before income taxes	141,203	127,197	234,881	166,167	(323,327)	346,121
Provision for (benefit from) income taxes	—	(14,006)	85,208	32,476	—	103,678

Income from continuing operations	141,203	141,203	149,673	133,691	(323,327)	242,443
Discontinued operations, net of taxes:
Loss from operations of entities sold or held for sale	—	—	(12,980)	(7,633)	—	(20,613)
Impairment of hospitals sold or held for sale	—	—	(4,562)	—	—	(4,562)
Loss on sale, net	—	—	—	—	—	—

Loss from discontinued operations, net of taxes	—	—	(17,542)	(7,633)	—	(25,175)

Net income	141,203	141,203	132,131	126,058	(323,327)	217,268
Less: Net income attributable to noncontrolling interests	—	—	—	76,065	—	76,065

Net income attributable to Community Health Systems, Inc. stockholders	$141,203	$141,203	$132,131	$49,993	$(323,327)	$141,203

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Statement of Income

Year Ended December 31, 2012

	Parent Guarantor	Issuer	Other Guarantors	Non- Guarantors	Eliminations	Consolidated
	(In thousands)
Operating revenues (net of contractual allowances and discounts)	$—	$(9,653)	$9,413,925	$5,342,487	$—	$14,746,759
Provision for bad debts	—	—	1,292,852	621,171	—	1,914,023

Net operating revenues	—	(9,653)	8,121,073	4,721,316	—	12,832,736
Operating costs and expenses:
Salaries and benefits	—	—	3,552,225	2,439,821	—	5,992,046
Supplies	—	—	1,281,193	671,725	—	1,952,918
Other operating expenses	—	603	1,828,771	976,564	—	2,805,938
Government settlement and related costs	—	—	—	—	—	—
Electronic health records incentive reimbursement	—	—	(78,419)	(44,277)	—	(122,696)
Rent	—	—	149,089	115,326	—	264,415
Depreciation and amortization	—	—	472,919	240,973	—	713,892

Total operating costs and expenses	—	603	7,205,778	4,400,132	—	11,606,513

Income from operations	—	(10,256)	915,295	321,184	—	1,226,223
Interest expense, net	—	58,726	503,484	58,747	—	620,957
Loss from early extinguishment of debt	—	115,453	—	—	—	115,453
Equity in earnings of unconsolidated affiliates	(265,640)	(348,878)	(150,606)	—	723,091	(42,033)
Impairment of long-lived assets	—	—	10,000	—	—	10,000

Income from continuing operations before income taxes	265,640	164,443	552,417	262,437	(723,091)	521,846
Provision for (benefit from) income taxes	—	(101,197)	199,423	65,800	—	164,026

Income from continuing operations	265,640	265,640	352,994	196,637	(723,091)	357,820
Discontinued operations, net of taxes:
Loss from operations of entities sold or held for sale	—	—	(5,438)	(6,579)	—	(12,017)
Impairment of hospitals sold or held for sale	—	—	—	—	—	—
Loss on sale, net	—	—	—	—	—	—

Loss from discontinued operations, net of taxes	—	—	(5,438)	(6,579)	—	(12,017)

Net income	265,640	265,640	347,556	190,058	(723,091)	345,803
Less: Net income attributable to noncontrolling interests	—	—	—	80,163	—	80,163

Net income attributable to Community Health Systems, Inc. stockholders	$265,640	$265,640	$347,556	$109,895	$(723,091)	$265,640

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Statement of Income

Year Ended December 31, 2011

	Parent Guarantor	Issuer	Other Guarantors	Non- Guarantors	Eliminations	Consolidated
	(In thousands)
Operating revenues (net of contractual allowances and discounts)	$—	$—	$8,489,187	$4,891,394	$—	$13,380,581
Provision for bad debts	—	—	1,137,662	535,189	—	1,672,851

Net operating revenues	—	—	7,351,525	4,356,205	—	11,707,730
Operating costs and expenses:
Salaries and benefits	—	—	3,213,478	2,253,942	—	5,467,420
Supplies	—	—	1,165,970	645,844	—	1,811,814
Other operating expenses	—	—	1,595,918	862,362	—	2,458,280
Government settlement and related costs	—	—	—	—	—	—
Electronic health records incentive reimbursement	—	—	(43,959)	(18,922)	—	(62,881)
Rent	—	—	134,862	111,356	—	246,218
Depreciation and amortization	—	—	413,587	229,781	—	643,368

Total operating costs and expenses	—	—	6,479,856	4,084,363	—	10,564,219

Income from operations	—	—	871,669	271,842	—	1,143,511
Interest expense, net	—	87,095	494,185	61,246	—	642,526
Loss from early extinguishment of debt	—	66,019	—	—	—	66,019
Equity in earnings of unconsolidated affiliates	(201,948)	(287,903)	(65,846)	—	506,206	(49,491)
Impairment of long-lived assets	—	—	—	—	—	—

Income from continuing operations before income taxes	201,948	134,789	443,330	210,596	(506,206)	484,457
Provision for (benefit from) income taxes	—	(67,159)	160,045	48,707	—	141,593

Income from continuing operations	201,948	201,948	283,285	161,889	(506,206)	342,864
Discontinued operations, net of taxes:
Loss from operations of entities sold or held for sale	—	—	(1,950)	(12,789)	—	(14,739)
Impairment of hospitals sold or held for sale	—	—	—	(47,930)	—	(47,930)
Loss on sale, net	—	—	—	(2,572)	—	(2,572)

Loss from discontinued operations, net of taxes	—	—	(1,950)	(63,291)	—	(65,241)

Net income	201,948	201,948	281,335	98,598	(506,206)	277,623
Less: Net income attributable to noncontrolling interests	—	—	—	75,675	—	75,675

Net income attributable to Community Health Systems, Inc. stockholders	$201,948	$201,948	$281,335	$22,923	$(506,206)	$201,948

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Statement of Comprehensive Income

Year Ended December 31, 2013

	Parent Guarantor	Issuer	Other Guarantors	Non- Guarantors	Eliminations	Consolidated
	(In thousands)
Net income	$141,203	$141,203	$132,131	$126,058	$(323,327)	$217,268
Other comprehensive income (loss), net of income taxes:
Net change in fair value of interest rate swaps, net of tax	60,304	60,304	—	—	(60,304)	60,304
Net change in fair value of available-for-sale securities, net of tax	2,181	2,181	2,181	—	(4,362)	2,181
Amortization and recognition of unrecognized pension cost components, net of tax	15,320	15,320	15,320	—	(30,640)	15,320

Other comprehensive income (loss)	77,805	77,805	17,501	—	(95,306)	77,805

Comprehensive income	219,008	219,008	149,632	126,058	(418,633)	295,073
Less: Comprehensive income attributable to noncontrolling interests	—	—	—	76,065	—	76,065

Comprehensive income attributable to Community Health Systems, Inc. stockholders	$219,008	$219,008	$149,632	$49,993	$(418,633)	$219,008

Condensed Consolidating Statement of Comprehensive Income

Year Ended December 31, 2012

	Parent Guarantor	Issuer	Other Guarantors	Non- Guarantors	Eliminations	Consolidated
	(In thousands)
Net income	$265,640	$265,640	$347,556	$190,058	$(723,091)	$345,803
Other comprehensive income (loss), net of income taxes:
Net change in fair value of interest rate swaps, net of tax	46,409	46,409	—	—	(46,409)	46,409
Net change in fair value of available-for-sale securities, net of tax	3,012	3,012	3,012	—	(6,024)	3,012
Amortization and recognition of unrecognized pension cost components, net of tax	(10,252)	(10,252)	(10,252)	—	20,504	(10,252)

Other comprehensive income (loss)	39,169	39,169	(7,240)	—	(31,929)	39,169

Comprehensive income	304,809	304,809	340,316	190,058	(755,020)	384,972
Less: Comprehensive income attributable to noncontrolling interests	—	—	—	80,163	—	80,163

Comprehensive income attributable to Community Health Systems, Inc. stockholders	$304,809	$304,809	$340,316	$109,895	$(755,020)	$304,809

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Statement of Comprehensive Income

Year Ended December 31, 2011

	Parent Guarantor	Issuer	Other Guarantors	Non- Guarantors	Eliminations	Consolidated
	(In thousands)
Net income	$201,948	$201,948	$281,335	$98,598	$(506,206)	$277,623
Other comprehensive income (loss), net of income taxes:
Net change in fair value of interest rate swaps, net of tax	55,145	55,145	—	—	(55,145)	55,145
Net change in fair value of available-for-sale securities, net of tax	(960)	(960)	(960)	—	1,920	(960)
Amortization and recognition of unrecognized pension cost components, net of tax	(7,737)	(7,737)	(7,737)	—	15,474	(7,737)

Other comprehensive income (loss)	46,448	46,448	(8,697)	—	(37,751)	46,448

Comprehensive income	248,396	248,396	272,638	98,598	(543,957)	324,071
Less: Comprehensive income attributable to noncontrolling interests	—	—	—	75,675	—	75,675

Comprehensive income attributable to Community Health Systems, Inc. stockholders	$248,396	$248,396	$272,638	$22,923	$(543,957)	$248,396

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Balance Sheet

December 31, 2013

	Parent Guarantor	Issuer	Other Guarantors	Non- Guarantors	Eliminations	Consolidated
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$238,336	$135,067	$—	$373,403
Patient accounts receivable, net of allowance for doubtful accounts	—	—	865,714	1,456,841	—	2,322,555
Supplies	—	—	256,130	115,185	—	371,315
Prepaid income taxes	107,077	—	—	—	—	107,077
Deferred income taxes	101,372	—	—	—	—	101,372
Prepaid expenses and taxes	—	112	97,940	28,920	—	126,972
Other current assets	—	—	264,053	81,216	—	345,269

Total current assets	208,449	112	1,722,173	1,817,229	—	3,747,963

Intercompany receivable	579,793	9,540,603	4,529,246	3,811,213	(18,460,855)	—

Property and equipment, net	—	—	4,656,968	2,393,683	—	7,050,651

Goodwill	—	—	2,532,570	1,891,855	—	4,424,425

Other assets, net	—	144,148	1,453,248	828,233	(531,373)	1,894,256

Net investment in subsidiaries	3,193,971	9,335,210	4,029,631	—	(16,558,812)	—

Total assets	$3,982,213	$19,020,073	$18,923,836	$10,742,213	$(35,551,040)	$17,117,295

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$—	$152,050	$12,458	$2,386	$—	$166,894
Accounts payable	—	19	734,398	214,698	—	949,115
Deferred income taxes	3,183	—	—	—	—	3,183
Accrued interest	—	111,330	124	437	—	111,891
Accrued liabilities	4,178	—	870,532	352,124	—	1,226,834

Total current liabilities	7,361	263,399	1,617,512	569,645	—	2,457,917

Long-term debt	—	8,718,379	50,856	517,254	—	9,286,489

Intercompany payable	—	6,225,192	13,059,089	8,264,665	(27,548,946)	—

Deferred income taxes	906,101	—	—	—	—	906,101

Other long-term liabilities	924	619,135	671,166	217,056	(531,373)	976,908

Total liabilities	914,386	15,826,105	15,398,623	9,568,620	(28,080,319)	13,627,415

Redeemable noncontrolling interests in equity of consolidated subsidiaries	—	—	—	358,410	—	358,410

Equity:
Community Health Systems, Inc. stockholders’ equity:
Preferred stock	—	—	—	—	—	—
Common stock	960	—	1	2	(3)	960
Additional paid-in capital	1,255,855	1,175,265	1,274,420	594,989	(3,044,674)	1,255,855
Treasury stock, at cost	(6,678)	—	—	—	—	(6,678)
Accumulated other comprehensive (loss) income	(67,505)	(67,505)	(11,425)	—	78,930	(67,505)
Retained earnings	1,885,195	2,086,208	2,262,217	156,549	(4,504,974)	1,885,195

Total Community Health Systems, Inc. stockholders’ equity	3,067,827	3,193,968	3,525,213	751,540	(7,470,721)	3,067,827
Noncontrolling interests in equity of consolidated subsidiaries	—	—	—	63,643	—	63,643

Total equity	3,067,827	3,193,968	3,525,213	815,183	(7,470,721)	3,131,470

Total liabilities and equity	$3,982,213	$19,020,073	$18,923,836	$10,742,213	$(35,551,040)	$17,117,295

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Balance Sheet

December 31, 2012

	Parent Guarantor	Issuer	Other Guarantors	Non- Guarantors	Eliminations	Consolidated
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$271,559	$116,254	$—	$387,813
Patient accounts receivable, net of allowance for doubtful accounts	—	—	654,894	1,379,191	—	2,034,085
Supplies	—	—	250,316	111,843	—	362,159
Prepaid income taxes	49,888	—	—	—	—	49,888
Deferred income taxes	117,045	—	—	—	—	117,045
Prepaid expenses and taxes	—	115	85,383	39,270	—	124,768
Other current assets	—	—	249,962	93,422	—	343,384

Total current assets	166,933	115	1,512,114	1,739,980	—	3,419,142

Intercompany receivable	406,534	9,837,904	3,723,120	3,262,823	(17,230,381)	—

Property and equipment, net	—	—	4,593,286	2,481,131	—	7,074,417

Goodwill	—	—	2,527,041	1,861,388	—	4,388,429

Other assets, net	—	165,236	1,357,771	829,114	(627,774)	1,724,347

Net investment in subsidiaries	2,974,965	8,686,242	3,427,182	—	(15,088,389)	—

Total assets	$3,548,432	$18,689,497	$17,140,514	$10,174,436	$(32,946,544)	$16,606,335

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$—	$75,679	$11,094	$3,129	$—	$89,902
Accounts payable	—	74	579,001	240,568	—	819,643
Accrued interest	—	110,091	295	316	—	110,702
Accrued liabilities	7,580	—	752,949	363,022	—	1,123,551

Total current liabilities	7,580	185,844	1,343,339	607,035	—	2,143,798

Long-term debt	—	9,079,392	53,186	318,802	—	9,451,380

Intercompany payable	—	5,639,928	11,693,119	7,822,313	(25,155,360)	—

Deferred income taxes	808,489	—	—	—	—	808,489

Other long-term liabilities	1,156	809,372	675,290	180,437	(627,774)	1,038,481

Total liabilities	817,225	15,714,536	13,764,934	8,928,587	(25,783,134)	13,442,148

Redeemable noncontrolling interests in equity of consolidated subsidiaries	—	—	—	367,666	—	367,666

Equity:
Community Health Systems, Inc. stockholders’ equity:
Preferred stock	—	—	—	—	—	—
Common stock	929	—	1	2	(3)	929
Additional paid-in capital	1,138,274	1,176,342	1,283,499	690,929	(3,150,770)	1,138,274
Treasury stock, at cost	(6,678)	—	—	—	—	(6,678)
Accumulated other comprehensive (loss) income	(145,310)	(145,310)	(28,927)	—	174,237	(145,310)
Retained earnings	1,743,992	1,943,929	2,121,007	121,938	(4,186,874)	1,743,992

Total Community Health Systems, Inc. stockholders’ equity	2,731,207	2,974,961	3,375,580	812,869	(7,163,410)	2,731,207
Noncontrolling interests in equity of consolidated subsidiaries	—	—	—	65,314	—	65,314

Total equity	2,731,207	2,974,961	3,375,580	878,183	(7,163,410)	2,796,521

Total liabilities and equity	$3,548,432	$18,689,497	$17,140,514	$10,174,436	$(32,946,544)	$16,606,335

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2013

	Parent Guarantor	Issuer	Other Guarantors	Non- Guarantors	Eliminations	Consolidated
	(In thousands)
Net cash (used in) provided by operating activities	$(78,754)	$21,281	$871,489	$274,703	$—	$1,088,719

Cash flows from investing activities:
Acquisitions of facilities and other related equipment	—	—	(11,894)	(31,849)	—	(43,743)
Purchases of property and equipment	—	—	(491,863)	(122,129)	—	(613,992)
Proceeds from sale of property and equipment	—	—	3,540	2,869	—	6,409
Increase in other investments	—	—	(275,149)	(64,793)	—	(339,942)

Net cash used in investing activities	—	—	(775,366)	(215,902)	—	(991,268)

Cash flows from financing activities:
Proceeds from exercise of stock options	110,660	—	—	—	—	110,660
Repurchase of restricted stock shares for payroll tax withholding requirements	(14,896)	—	—	—	—	(14,896)
Stock buy-back	(27,133)	—	—	—	—	(27,133)
Deferred financing costs	—	(13,199)	—	—	—	(13,199)
Excess tax benefit relating to stock-based compensation	6,715	—	—	—	—	6,715
Payment of special dividend to stockholders	—	—	—	—	—	—
Proceeds from noncontrolling investors in joint ventures	—	—	—	289	—	289
Redemption of noncontrolling investments in joint ventures	—	—	—	(9,304)	—	(9,304)
Distributions to noncontrolling investors in joint ventures	—	—	—	(75,583)	—	(75,583)
Changes in intercompany balances with affiliates, net	3,408	274,075	(124,384)	(153,099)	—	—
Borrowings under credit agreements	—	1,170,000	23,710	865	—	1,194,575
Issuance of long-term debt	—	—	—	—	—	—
Proceeds from receivables facility	—	—	—	338,000	—	338,000
Repayments of long-term indebtedness	—	(1,452,157)	(28,672)	(141,156)	—	(1,621,985)

Net cash provided by (used in) financing activities	78,754	(21,281)	(129,346)	(39,988)	—	(111,861)

Net change in cash and cash equivalents	—	—	(33,223)	18,813	—	(14,410)
Cash and cash equivalents at beginning of period	—	—	271,559	116,254	—	387,813

Cash and cash equivalents at end of period	$—	$—	$238,336	$135,067	$—	$373,403

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2012

	Parent Guarantor	Issuer	Other Guarantors	Non- Guarantors	Eliminations	Consolidated
	(In thousands)
Net cash (used in) provided by operating activities	$(55,122)	$(71,683)	$1,156,708	$250,217	$—	$1,280,120

Cash flows from investing activities:
Acquisitions of facilities and other related equipment	—	—	(309,731)	(12,584)	—	(322,315)
Purchases of property and equipment	—	—	(540,816)	(227,974)	—	(768,790)
Proceeds from sale of property and equipment	—	—	2,756	3,141	—	5,897
Increase in other investments	—	10,000	(231,326)	(76,668)	—	(297,994)

Net cash used in investing activities	—	10,000	(1,079,117)	(314,085)	—	(1,383,202)

Cash flows from financing activities:
Proceeds from exercise of stock options	20,858	—	—	—	—	20,858
Repurchase of restricted stock shares for payroll tax withholding requirements	(9,314)	—	—	—	—	(9,314)
Stock buy-back	—	—	—	—	—	—
Deferred financing costs	—	(141,219)	—	—	—	(141,219)
Excess tax benefit relating to stock-based compensation	3,973	—	—	—	—	3,973
Payment of special dividend to stockholders	(22,535)	—	—	—	—	(22,535)
Proceeds from noncontrolling investors in joint ventures	—	—	—	535	—	535
Redemption of noncontrolling investments in joint ventures	—	—	—	(44,287)	—	(44,287)
Distributions to noncontrolling investors in joint ventures	—	—	—	(68,344)	—	(68,344)
Changes in intercompany balances with affiliates, net	62,140	(124,560)	189,076	(126,656)	—	—
Borrowings under credit agreements	—	3,955,000	20,866	—	—	3,975,866
Issuance of long-term debt	—	3,825,000	—	—	—	3,825,000
Proceeds from receivables facility	—	—	—	350,000	—	350,000
Repayments of long-term indebtedness	—	(7,452,538)	(24,894)	(52,071)	—	(7,529,503)

Net cash provided by (used in) financing activities	55,122	61,683	185,048	59,177	—	361,030

Net change in cash and cash equivalents	—	—	262,639	(4,691)	—	257,948
Cash and cash equivalents at beginning of period	—	—	8,920	120,945	—	129,865

Cash and cash equivalents at end of period	$—	$—	$271,559	$116,254	$—	$387,813

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2011

	Parent Guarantor	Issuer	Other Guarantors	Non- Guarantors	Eliminations	Consolidated
	(In thousands)
Net cash (used in) provided by operating activities	$(41,780)	$(111,001)	$918,947	$495,742	$—	$1,261,908

Cash flows from investing activities:
Acquisitions of facilities and other related equipment	—	—	(370,243)	(45,117)	—	(415,360)
Purchases of property and equipment	—	—	(440,754)	(335,959)	—	(776,713)
Proceeds from disposition of hospitals and other ancillary operations	—	—	—	173,387	—	173,387
Proceeds from sale of property and equipment	—	—	2,283	8,877	—	11,160
Increase in other investments	—	(10,000)	(129,852)	(48,397)	—	(188,249)

Net cash used in investing activities	—	(10,000)	(938,566)	(247,209)	—	(1,195,775)

Cash flows from financing activities:
Proceeds from exercise of stock options	18,910	—	—	—	—	18,910
Repurchase of restricted stock shares for payroll tax withholding requirements	(13,311)	—	—	—	—	(13,311)
Stock buy-back	(85,790)	—	—	—	—	(85,790)
Deferred financing costs	—	(19,352)	—	—	—	(19,352)
Excess tax benefit relating to stock-based compensation	5,290	—	—	—	—	5,290
Payment of special dividend to stockholders	—	—	—	—	—	—
Proceeds from noncontrolling investors in joint ventures	—	—	—	1,229	—	1,229
Redemption of noncontrolling investments in joint ventures	—	—	—	(13,022)	—	(13,022)
Distributions to noncontrolling investors in joint ventures	—	—	—	(56,094)	—	(56,094)
Changes in intercompany balances with affiliates, net	116,681	209,056	(175,332)	(150,405)	—	—
Borrowings under credit agreements	—	560,000	18,236	2,145	(2,145)	578,236
Issuance of long-term debt	—	1,000,000	—	—	—	1,000,000
Proceeds from receivables facility	—	—	—	—	—	—
Repayments of long-term indebtedness	—	(1,628,703)	(23,200)	(1,775)	2,145	(1,651,533)

Net cash provided by (used in) financing activities	41,780	121,001	(180,296)	(217,922)	—	(235,437)

Net change in cash and cash equivalents	—	—	(199,915)	30,611	—	(169,304)
Cash and cash equivalents at beginning of period	—	—	208,835	90,334	—	299,169

Cash and cash equivalents at end of period	$—	$—	$8,920	$120,945	$—	$129,865

PART IV

Item 15. Exhibits and Financial Statement Schedules

Item 15(a) 1. Financial Statements

Reference is made to the index of financial statements and supplementary data under Item 8 in Part II.

Item 15(a) 2. Financial Statement Schedules

The following financial statement schedule is filed as part of this Report at page 108 hereof:

Schedule II — Valuation and Qualifying Accounts

All other schedules are omitted since the required information is not present or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements and notes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Community Health Systems, Inc.

Franklin, Tennessee

We have audited the consolidated financial statements of Community Health Systems, Inc. and subsidiaries (the “Company”) as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, and have issued our reports thereon dated February 26, 2014 (September 17, 2014 as to Note 1); such report is included elsewhere in this Form 8-K. We also have audited the Company’s internal control over financial reporting as of December 31, 2013, and have issued our report thereon dated February 26, 2014; such report is included in the Annual Report on Form 10-K of Community Health Systems, Inc. and subsidiaries for the year ended December 31, 2013. Our audits also included the consolidated financial statement schedule of the Company listed in Item 15. This consolidated financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

Nashville, Tennessee

February 26, 2014

(September 17, 2014 as to Note 1)

Community Health Systems, Inc. and Subsidiaries

Schedule II — Valuation and Qualifying Accounts

Description	Balance at Beginning of Year	Acquisitions and Dispositions	Charged to Costs and Expenses	Write-offs	Balance at End of Year
	(In thousands)
Year ended December 31, 2013 allowance for doubtful accounts	$2,190,762	$—	$2,033,669	$(1,786,577)	$2,437,854
Year ended December 31, 2012 allowance for doubtful accounts	$1,876,303	$—	$1,914,023	$(1,599,564)	$2,190,762
Year ended December 31, 2011 allowance for doubtful accounts	$1,629,814	$(28,954)	$1,672,851	$(1,397,408)	$1,876,303

Exhibit 12

STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(DOLLARS IN THOUSANDS)

	Year Ended December 31,
	2009		2010		2011		2012		2013
Earnings
Income from continuing operations before provision for income taxes	$450,918		$521,449		$484,457		$521,846		$346,121
Income from equity investees	(36,531)		(45,443)		(49,491)		(42,033)		(42,641)
Distributed income from equity investees	33,705		33,882		39,995		32,255		58,692
Interest and amortization of deferred finance costs	641,252		645,689		642,526		620,957		613,122
Amortization of capitalized interest	2,021		2,421		2,880		3,519		4,009
Implicit rental interest expense	57,241		59,966		61,555		66,104		69,721

Total earnings	$1,148,606		$1,217,964		$1,181,922		$1,202,648		$1,049,024
Fixed Charges
Interest and amortization of deferred finance costs	$641,252		$645,689		$642,526		$620,957		$613,122
Capitalized interest	16,648		11,312		20,860		23,834		10,475
Implicit rental interest expense	57,241		59,966		61,555		66,104		69,721

Total fixed charges	$715,141		$716,967		$724,941		$710,895		$693,318
Ratio of earnings to fixed charges	1.61	x	1.70	x	1.63	x	1.69	x	1.51	x